Exhibit 2.1

Execution Version

AGREEMENT AND PLAN OF MERGER

by and among:

HOMOLOGY MEDICINES, INC.;

KENOBI MERGER SUB, INC.;

and

Q32 BIO INC.

Dated as of November 16, 2023

i

4.6	Capitalization	41
4.7	SEC Filings; Financial Statements	42
4.8	Absence of Changes	44
4.9	Absence of Undisclosed Liabilities	44
4.10	Title to Assets	44
4.11	Real Property; Leasehold	44
4.12	Intellectual Property	44
4.13	Agreements	48
4.14	Compliance; Permits; Restrictions	50
4.15	Legal Proceedings; Orders	51
4.16	Tax Matters	52
4.17	Employee and Labor Matters; Benefit Plans	53
4.18	Environmental Matters	55
4.19	Insurance	55
4.20	Transactions with Affiliates	56
4.21	No Financial Advisors	56
4.22	Valid Issuance; No Bad Actor	56
4.23	Privacy and Data Security	56
4.24	No Other Representations or Warranties	57

ARTICLE V COVENANTS		57

5.1	Conduct of Q32’s Business	57
5.2	Conduct of Homology’s Business	58
5.3	Access and Investigation.	60
5.4	No Solicitation.	61
5.5	Notification of Certain Matters	62
5.6	Legacy Asset Disposition	62
5.7	Registration Statement; Proxy Statement	63
5.8	Q32 Stockholder Written Consent.	64
5.9	Homology Stockholder Meeting.	65
5.10	Efforts; Regulatory Approvals.	66
5.11	Disclosures	67
5.12	Homology Options	67
5.13	Homology Restricted Stock Unit Awards	67
5.14	Homology ESPP	67
5.15	Indemnification of Officers and Directors	68
5.16	Tax Matters	69
5.17	Listing	70
5.18	Legends	70
5.19	Officers and Directors	70
5.20	Termination of Certain Agreements and Rights	71
5.21	Section 16 Matters	71
5.22	Allocation Certificate	71
5.23	Nasdaq Reverse Split	71
5.24	Obligations of Merger Sub	71
5.25	Takeover Statutes	71
5.26	Stockholder Litigation	71
5.27	Concurrent Financing	72
5.28	Homology Equity Plans	72
5.29	Homology 401(k) Plan	73

ii

ARTICLE VI CONDITIONS TO CONSUMMATION OF THE MERGER		73

6.1	Conditions Precedent to Obligations of Each Party	73
6.2	Conditions Precedent to Obligations of Q32	74
6.3	Conditions Precedent to Obligations of	74
6.4	Frustration of Closing Conditions	75

ARTICLE VII CLOSING DELIVERIES		75

7.1	Closing Deliveries of Q32	75
7.2	Closing Deliveries of Homology	75

ARTICLE VIII TERMINATION		76

8.1	Termination	76
8.2	Effect of Termination	77
8.3	Expenses; Termination Fees.	77

ARTICLE IX GENERAL PROVISIONS		78

9.1	Non-Survival of Representations and Warranties	78
9.2	Amendment	78
9.3	Waiver	78
9.4	Entire Agreement; Counterparts; Exchanges by Electronic Transmission or Facsimile	79
9.5	Applicable Law; Jurisdiction	79
9.6	Assignability	79
9.7	Notices	79
9.8	Cooperation	80
9.9	Severability	80
9.10	Other Remedies; Specific Performance	80
9.11	No Third-Party Beneficiaries	81

EXHIBITS

Exhibit A	Form of Homology Stockholder Support Agreement

Exhibit B	Form of Q32 Stockholder Support Agreement

Exhibit C	Form of Homology Lock-Up Agreement

Exhibit D	Form of Q32 Lock-Up Agreement

Exhibit E	Form of CVR Agreement

iii

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of November 16, 2023, by and among HOMOLOGY MEDICINES, INC., a Delaware corporation (“Homology”), KENOBI MERGER SUB, INC., a Delaware corporation and a direct, wholly owned subsidiary of Homology (“Merger Sub”), and Q32 BIO INC., a Delaware corporation (“Q32”). Certain capitalized terms used in this Agreement are defined in Section 1.1.

RECITALS

A. Homology and Q32 intend to effect a merger of Merger Sub with and into Q32 (the “Merger”) in accordance with this Agreement and Delaware Law. Upon consummation of the Merger, Merger Sub will cease to exist and Q32 will become a wholly owned subsidiary of Homology.

B. The board of directors of Homology (the “Homology Board”) has (i) determined that the Contemplated Transactions are fair to, advisable and in the best interests of Homology and its stockholders, (ii) approved and declared advisable this Agreement and the Contemplated Transactions, including the issuance of shares of Homology Common Stock to the stockholders of Q32 pursuant to the terms of this Agreement, the change of control of Homology and the other actions contemplated by this Agreement, and (iii) determined to recommend, upon the terms and subject to the conditions set forth in this Agreement, that the stockholders of Homology vote to (a) approve the issuance of Homology Common Stock in the Merger and the change of control resulting from the Merger in accordance with Nasdaq Listing Rule 5635 (the “Nasdaq Issuance Proposal”), (b) approve an amendment to Homology’s certificate of incorporation to increase the number of authorized shares from 200,000,000 shares of Homology Common Stock to 400,000,000 shares of Homology Common Stock (the “Authorized Share Increase Proposal”) and (c) approve an amendment to Homology’s certificate of incorporation to effect the Nasdaq Reverse Split (the “Reverse Stock Split Proposal” and, together with the Authorized Share Increase Proposal, the “Charter Amendment Proposals”).

C. The board of directors of Merger Sub (the “Merger Sub Board”) has (i) determined that the Contemplated Transactions are fair to, advisable, and in the best interests of Merger Sub and its sole stockholder, (ii) approved and declared advisable this Agreement and the Contemplated Transactions and (iii) determined to recommend, upon the terms and subject to the conditions set forth in this Agreement, that the stockholder of Merger Sub votes to adopt this Agreement and thereby approve the Contemplated Transactions.

D. Concurrently with the execution and delivery of this Agreement and as a condition and inducement to Q32’s willingness to enter into this Agreement, the stockholders, officers and directors of Homology set forth on Section A of the Homology Disclosure Schedule (solely in their capacity as stockholders of Homology) are executing support agreements in favor of Q32 in substantially the form attached hereto as Exhibit A (the “Homology Stockholder Support Agreement”), pursuant to which such Persons have, subject to the terms and conditions set forth therein, agreed to vote all of their shares of Homology Common Stock in favor of this Agreement, the Nasdaq Issuance Proposal and the Charter Amendment Proposals.

E. Concurrently with the execution and delivery of this Agreement and as a condition and inducement to Homology’s willingness to enter into this Agreement, the officers, directors and stockholders (together with their Affiliates) of Q32 set forth on Section A of the Q32 Disclosure Schedule (solely in their capacity as stockholders of Q32) are executing support agreements in favor of Homology in substantially the form attached hereto as Exhibit B (the “Q32 Stockholder Support Agreement”), pursuant to which such Persons have, subject to the terms and conditions set forth therein, agreed to vote all of their shares of Q32 Capital Stock in favor of this Agreement.

F. Concurrently with the execution and delivery of this Agreement and as a condition and inducement to Q32’s willingness to enter into this Agreement, the officers and directors of Homology set forth on Section B of the Homology Disclosure Schedule are executing lock-up agreements in substantially the form attached hereto as Exhibit C (collectively, the “Homology Lock-Up Agreements”).

G. Concurrently with the execution and delivery of this Agreement and as a condition and inducement to Homology’s willingness to enter into this Agreement, the officers, directors and stockholders of Q32 set forth on Section B of the Q32 Disclosure Schedule are executing lock-up agreements in substantially the form attached hereto as Exhibit D (collectively, the “Q32 Lock-Up Agreements”).

H. It is expected that promptly after the Registration Statement is declared effective under the Securities Act, the stockholders of Q32 sufficient to adopt and approve this Agreement and the Merger as required under Delaware Law and Q32’s Organizational Documents will execute and deliver an action by written consent in order to obtain the Required Q32 Stockholder Vote in the form mutually agreed to by Homology and Q32 (each, a “Q32 Stockholder Written Consent” and collectively, the “Q32 Stockholder Written Consents”).

I. Concurrently with the execution and delivery of this Agreement, certain investors have executed a Subscription Agreement by and among Q32 and the Persons named therein (representing an aggregate commitment no less than the Concurrent Investment Amount), pursuant to which such Persons will have agreed to purchase the number of shares of Q32 Capital Stock set forth therein immediately prior to the Effective Time in connection with the Concurrent Financing (the “Subscription Agreement”).

J. Each of the parties hereto intends that, for United States federal income tax purposes, the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”) and the Treasury Regulations, with respect to which each of Homology, Merger Sub, and Q32 are a “party to a reorganization” under Section 368(b) of the Code, and this Agreement is intended to constitute a “plan of reorganization” for purposes of Sections 354, 361 and 368 of the Code and within the meaning of Section 368 of the Code and Treasury Regulations Section 1.368-2(g) (the “Intended Tax Treatment”).

AGREEMENT

The Parties, intending to be legally bound, agree as follows:

ARTICLE I

DEFINITIONS AND INTERPRETATIVE PROVISIONS

1.1 Definitions.

For purposes of this Agreement (including this Section 1.1):

“2024 Equity Incentive Plan” shall mean an equity incentive plan of Homology in form and substance as agreed to by Homology and Q32 (such agreement not to be unreasonably withheld, conditioned or delayed by either Party), reserving for issuance a number of shares of Homology Common Stock to be mutually agreed upon by Homology and Q32 (such agreement not to be unreasonably withheld, conditioned or delayed by either Party).

“2024 ESPP” shall mean an “employee stock purchase plan” of Homology in form and substance as agreed to by Homology and Q32 (such agreement not to be unreasonably withheld, conditioned or delayed by either Party), reserving for issuance a number of shares of Homology Common Stock to be mutually agreed upon to by Homology and Q32 (such agreement not to be unreasonably withheld, conditioned or delayed by either Party).

“2024 Plans” shall mean both the 2024 ESPP and the 2024 Equity Incentive Plan.

“Acceptable Confidentiality Agreement” means a confidentiality agreement containing terms not materially less restrictive in the aggregate to the counterparty thereto than the terms of the Confidentiality Agreement, except such confidentiality agreement need not contain any standstill, non-solicitation or no hire provisions.

“Acquisition Inquiry” means, with respect to a Party, an inquiry, indication of interest or request for information (other than an inquiry, indication of interest or request for information made or submitted by Q32, on the one hand, or Homology, on the other hand, to the other Party) that would reasonably be expected to lead to an Acquisition Proposal, other than, as applicable, with respect to the Legacy Asset Disposition and the Concurrent Financing.

“Acquisition Proposal” means, with respect to a Party, any offer or proposal, whether written or oral (other than an offer or proposal made or submitted by or on behalf of Q32 or any of its Affiliates, on the one hand, or by or on behalf of Homology or any of its Affiliates, on the other hand, to the other Party) contemplating or otherwise relating to any Acquisition Transaction with such Party, other than, as applicable, with respect to the Legacy Asset Disposition and the Concurrent Financing.

“Acquisition Transaction” means any transaction or series of related transactions (other than, as applicable, the Legacy Asset Disposition and the Concurrent Financing) involving:

(i) any merger, consolidation, amalgamation, share exchange, business combination, issuance of securities, acquisition of securities, reorganization, recapitalization, tender offer, exchange offer or other similar transaction: (A) in which a Party is a constituent entity, (B) in which a Person or “group” (as defined in the Exchange Act and the rules promulgated thereunder) of Persons directly or indirectly acquires beneficial or record ownership of securities representing more than 20% of the outstanding securities of any class of voting securities of a Party or any of its Subsidiaries or (C) in which a Party or any of its Subsidiaries issues securities representing more than 20% of the outstanding securities of any class of voting securities of such Party or any of its Subsidiaries; or

(ii) any sale, lease, exchange, transfer, license, acquisition or disposition of any business or businesses or assets that constitute or account for 20% or more of the consolidated book value or the fair market value of the assets of a Party and its Subsidiaries, taken as a whole.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such other Person. For purposes of this definition, “control” when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities or partnership or other ownership interests, by contract or otherwise, and the terms “controlling” and “controlled” have correlative meanings.

“Business Day” means any day other than a day on which banks in the State of New York are authorized or obligated to be closed.

“Cash and Cash Equivalents” means all (i) cash and cash equivalents and (ii) marketable securities, in each case determined in accordance with GAAP.

“COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as set forth in Section 4980B of the Code and Part 6 of Title I of ERISA.

“Code” means the Internal Revenue Code of 1986, as amended.

“Concurrent Financing” means the issuance and sale of shares of Q32 Capital Stock in a private placement to be consummated immediately prior to the Effective Time pursuant to the Subscription Agreement with aggregate gross cash proceeds of at least the Concurrent Investment Amount.

“Concurrent Financing Allocation Percentage” mean the quotient (rounded to four decimal places) determined by dividing (i) the Concurrent Financing Proceeds by (ii) the Aggregate Valuation.

“Concurrent Financing Merger Shares” means, subject to Section 2.4(g), the product determined by multiplying (i) the Post-Closing Homology Shares by (ii) the Concurrent Financing Allocation Percentage.

“Concurrent Financing Proceeds” means the proceeds resulting from the Concurrent Financing.

“Concurrent Investment Amount” means $42,000,000.

“Confidentiality Agreement” means the Confidentiality Agreement, dated as of July 31, 2023, by and between Q32 and Homology.

“Consent” means any approval, consent, ratification, permission, waiver or authorization (including any Governmental Authorization).

“Contemplated Transactions” means the Merger and the other transactions contemplated by this Agreement, including the CVR Agreement, the Concurrent Financing and the Charter Amendment Proposals.

“Contract” means, with respect to any Person, any written agreement, contract, subcontract, lease (whether for real or personal property), mortgage, license, or other legally binding commitment or undertaking of any nature to which such Person is a party or by which such Person or any of its assets are bound or affected under applicable Law.

“Delaware Law” means the General Corporation Law of the State of Delaware.

“Effect” means any effect, change, event, circumstance, or development.

“Employee Plan” means (i) each “employee benefit plan” within the meaning of Section 3(3) of ERISA whether or not subject to ERISA; (ii) any other plan, program, policy, agreement or arrangement providing for stock options, stock purchases, restricted stock, restricted stock units, phantom equity, other equity or equity-based incentives, employment agreements, bonuses, commissions, severance, retention, deferred compensation, change in control, transaction, supplemental income arrangements, vacation, retirement, pension, profit-sharing, post-retirement health and welfare, fringe, life insurance, perquisites, health, medical, dental, vision, welfare, employee assistance or similar benefits; and (iii) all other plans, programs, policies, agreements or arrangements (whether written or unwritten) providing compensation or benefits to any current or former employee, officer, director, individual independent contractor and other non-employee service provider.

“Encumbrance” means any lien, pledge, hypothecation, charge, mortgage, security interest, lease, license, option, easement, reservation, servitude, adverse title, claim, infringement, interference, option, right of first refusal, preemptive right, community property interest or restriction or encumbrance of any nature (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).

“Enforceability Exceptions” means the (i) Laws of general application relating to bankruptcy, insolvency and the relief of debtors and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

“Entity” means any corporation (including any nonprofit corporation), partnership (including any general partnership, limited partnership or limited liability partnership), joint venture, estate, trust, company (including any company limited by shares, limited liability company or joint stock company), firm, society or other enterprise, association, organization or entity, and each of its successors.

“Environmental Law” means any federal, state, local or foreign Law relating to pollution or protection of human health or the environment (including ambient air, surface water, ground water, land surface or subsurface strata), including any law or regulation relating to emissions, discharges, releases or threatened releases of Hazardous Materials, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means, with respect to any Entity, any other Person that would be treated as a single employer with such Entity, part of the same “controlled group” as such Entity or under common control with such Entity under Sections 414(b), (c), (m) or (o) of the Code, as applicable.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“GAAP” means United States generally accepted accounting principles.

“Governmental Authority” means any: (i) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature, (ii) federal, state, local, municipal, foreign, supra-national or other government or institution, (iii) governmental or quasi-governmental authority of any nature (including any governmental division, department, agency, commission, bureau, instrumentality, official, ministry, fund, foundation, center, organization, unit, body or Entity and any court or other tribunal, and for the avoidance of doubt, any taxing authority) or (iv) self-regulatory organization (including Nasdaq).

“Governmental Authorization” means any: (i) permit, license, certificate, franchise, permission, variance, exception, order, approval, clearance, registration, qualification or authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Authority or pursuant to any Law or (ii) right under any Contract with any Governmental Authority.

“Hazardous Materials” means any pollutant, chemical, substance and any toxic, infectious, carcinogenic, reactive, corrosive, ignitable or flammable chemical, or chemical compound, or hazardous substance, material or waste, whether solid, liquid or gas, that is subject to regulation, control or remediation under any Environmental Law, including without limitation, crude oil or any fraction thereof, and petroleum products or by-products.

“Homology Associate” means any current or former employee, officer, director, independent contractor or other non-employee service provider of Homology or any of its Subsidiaries.

“Homology Balance Sheet” means the audited balance sheet of Homology for the years ended December 31, 2021 and December 31, 2022.

“Homology Capitalization Representations” means the representations and warranties of Homology and Merger Sub set forth in Sections 4.6(a) and 4.6(d).

“Homology Contract” means any Contract: (i) to which Homology is a party, (ii) by which Homology or any Homology IP Rights or any other asset of Homology is or may become bound or under which Homology has, or may become subject to, any obligation or (iii) under which Homology has or may acquire any right or interest.

“Homology Covered Person” means, with respect to Homology as an “issuer” for purposes of Rule 506 promulgated under the Securities Act, any Person listed in the first paragraph of Rule 506(d)(1).

“Homology Employee Plan” means any Employee Plan that Homology or any of its Subsidiaries (i) sponsors, maintains, administers, or contributes to, or (ii) provides benefits under or through, or (iii) has any obligation to contribute to or provide benefits under or through, or (iv) may reasonably be expected to have any Liability with respect to, or (v) utilizes to provide benefits to or otherwise cover any Homology Associate.

“Homology Equity Plans” means the Homology 2015 Stock Incentive Plan, as amended from time to time and the Homology 2018 Incentive Award Plan, as amended from time to time.

“Homology ESPP” means the Homology 2018 Employee Stock Purchase Plan, as amended from time to time.

“Homology Fundamental Representations” means the representations and warranties of Homology and Merger Sub set forth in Sections 4.1(a), 4.1(b), 4.2, 4.3, 4.4, and 4.21.

“Homology IP Rights” means all Intellectual Property that is (i) owned by or purported to be owned, whether wholly or jointly with others, by Homology or any of its Subsidiaries (“Homology Owned IP Rights”), or (ii) licensed or sublicensed to Homology or any of its Subsidiaries (“Homology Licensed IP Rights”), in each case (i) and (ii), that is necessary for, or used or held for use in, the operation of the business of Homology as presently conducted.

“Homology IP Rights Agreement” means any Contract governing, related or pertaining to any Homology IP Rights.

“Homology ITM Option” means each Homology Option with an exercise price per share less than the closing trading price of a share of Homology Common Stock on the last full trading day on which the Homology Common Stock is traded prior to the date on which the Effective Time occurs.

“Homology Lease Agreement” means that certain Lease Agreement, dated December 21, 2017, by and between Homology and BCFP One Patriots Park LLC, as may be amended or supplemented from time to time.

“Homology Legacy IP Rights” means all Intellectual Property that is (i) owned by or purported to be owned, whether wholly or jointly with others, by Homology or any of its Subsidiaries, or (ii) licensed or sublicensed to Homology or any of its Subsidiaries, in each case (i) and (ii), that is solely related to the Legacy Assets.

“Homology Material Adverse Effect” means any Effect that, considered together with all other Effects that have occurred prior to the date of determination of the occurrence of a Homology Material Adverse Effect, has had or would reasonably be expected to have a material adverse effect on the business, asset, liabilities, financial condition or results of operations of Homology or its Subsidiaries, taken as a whole; provided, however, that Effects arising or resulting from the following, alone or in combination, shall not be taken into account in determining whether there has been a Homology Material Adverse Effect: (i) the announcement of this Agreement, the pendency or the consummation of the Contemplated Transactions, including any adverse change in customer, supplier, governmental, landlord, employee or similar relationships resulting therefrom or with respect thereto (other than, in the case of this clause (i), for purposes of Section 4.3, Section 4.4, or Section 4.5) (ii) the taking of any action, or the failure to take any action, by Homology that is expressly required under the terms of this Agreement, (iii) any natural disaster or epidemics, pandemics or other force majeure events, or any act or threat of terrorism or war, any armed hostilities or terrorist activities (including any escalation or general worsening of any of the foregoing) anywhere in the world or any governmental or other response or reaction to any of the foregoing, (iv) any change in GAAP or applicable Law or the interpretation thereof, (v) general economic, financial and capital markets, political conditions or conditions, including any instability in the banking sector, including the failure or placement into receivership of any financial institution, in each case generally affecting the industries in which Homology and its Subsidiaries operate, (vi) any change in the cash position of Homology and its Subsidiaries which results from operations in the Ordinary Course of Business, or (vii) any failure of Homology to meet any projections, business plans or forecasts (provided that, this clause (vii) shall not prevent a determination that any change or effect underlying such failure to meet projections, business plans or forecasts has resulted in a Homology Material Adverse Effect (to the extent such change or effect is not otherwise excluded from this definition of Homology Material Adverse Effect)); except in each case with respect to clauses (iii), (iv) and (v), to the extent disproportionately affecting Homology and its Subsidiaries, taken as a whole, relative to other similarly situated companies in the industries in which Homology and its Subsidiaries operate.

“Homology Net Cash” means without duplication, (i) Homology’s Cash and Cash Equivalents determined, to the extent in accordance with GAAP, in a manner consistent with the manner in which such items were historically determined and in accordance with the financial statements (including any related notes) contained or incorporated by reference in the Homology Balance Sheet, minus (ii) fees and expenses of Homology incurred in connection with the Contemplated Transactions, including for the avoidance of doubt, Transaction Expenses of Homology to the extent unpaid as of the Closing, minus (iii) expenses of Homology incurred in connection with the disposition of Legacy Assets and any contingent obligations or liabilities arising from such dispositions (including the full amount of any indemnity obligations), (iv) minus any and all Liabilities of Homology (A) to any Homology Associate for change in control or transaction bonuses, retention bonuses, severance or similar compensatory payments or benefits that are due and payable as a result of the completion of the Contemplated Transactions, together with any other event (in each case, including the employer portion of any payroll or similar Taxes payable with respect thereto), (B) with respect to the unfunded or underfunded portion of any accrued employer contributions to a defined contribution or any post-retirement health and welfare benefit plan, (C) accrued but unpaid bonuses, severance and vacation or paid time off (including the employer portion of any payroll or similar Taxes payable with respect thereto), (D) with respect to accounts payable, accruals and other current liabilities (which will include the Company’s total deductible under its D&O Insurance less amounts paid prior to Closing (other than in connection with Transaction Litigation) that count toward such deductible), and (E) with respect to contractual commitments for future payments under Homology Real Estate Leases to the extent such commitments are incurred prior to Closing, plus (v) all prepaid expenses set forth on Section 1.1(a)(i) of the Homology Disclosure Schedule, plus (vi) expenses paid, or Liabilities incurred, prior to Closing, that are approved in writing to be covered and reimbursed by Homology’s D&O insurance in excess of the deductible and within overall policy limits; provided that Q32 shall have received true and complete copies of all documentation provided by Homology’s D&O insurance carrier reasonably evidencing that Homology will receive such reimbursements within ninety (90) days of the Anticipated Closing Date, plus (vii) prepaid deposits set forth on Section 1.1(b) of the Homology Disclosure Schedule, and minus (viii) the RSU Withholding Amount and the employer portion of any payroll or similar Taxes payable as a result of the vesting and settlement of each outstanding and unvested Homology Restricted Stock Unit pursuant to Section 5.13. For avoidance of doubt, (1) the Cash and Cash Equivalents received in the Concurrent Financing will be excluded from the calculation of Homology Net Cash and (2) the Cash and Cash Equivalents received from the disposition of Legacy Assets will be included in the calculation of Homology Net Cash.

“Homology Options” means options to purchase shares of Homology Common Stock granted by Homology under the Homology Equity Plans, but, for the avoidance of doubt, excluding the Homology ESPP.

“Homology Registered IP” means all Homology IP Rights that are owned or exclusively licensed by Homology or any of its Subsidiaries that are registered, filed or issued under the authority of, with or by any Governmental Authority, including all Patents, registered copyrights and registered trademarks and all applications for any of the foregoing.

“Homology Restricted Stock Unit Awards” means restricted stock unit awards covering shares of Homology Common Stock granted by Homology under the Homology 2018 Incentive Award Plan, as amended from time to time.

“Homology Triggering Event” shall be deemed to have occurred if: (i) Homology shall have failed to include in the Proxy Statement the Homology Board Recommendation, (ii) the Homology Board or any committee thereof shall have made a Homology Board Adverse Recommendation Change or approved, endorsed or recommended any Acquisition Proposal (other than with Q32), or (iii) Homology shall have entered into any letter of intent or similar document or any Contract relating to any Acquisition Proposal (other than an Acceptable Confidentiality Agreement pursuant to Section 5.4).

“Intellectual Property” means any and all intellectual property and similar proprietary rights throughout the world, including any and all state, United States, international and/or foreign or other territorial or regional rights in, arising out of or associated with any of the following: (i) United States, foreign and international patents, patent applications, including all provisionals, nonprovisionals, substitutions, divisional, continuations, continuations-in-part, reissues, renewals, extensions, supplementary protection certificates, reexaminations, term extensions, confirmations, certificates of invention and the equivalents of any of the foregoing, statutory invention registrations, invention disclosures and inventions (collectively, “Patents”), (ii) trademarks, service marks, trade names, domain names, corporate names, brand names, URLs or other names and locators associated with the internet, trade dress, logos and other source identifiers, including registrations and applications for registration thereof and goodwill associated therewith and symbolized thereby, (iii) works of authorship (whether or not copyrightable) and all copyrights, copyrightable works, derivative works, including registrations and applications for registration thereof, and all renewals, extensions, restorations or reversions of the foregoing, including all rights of authorship, use, publication, publicity, reproduction, distribution, income, performance and transformation, (iv) software, including all source code, object code, firmware, development tools files, records and data, all media on which any of the foregoing is recorded, and all related documentation, (v) all inventions, invention disclosures, improvements, formulae, customer lists, trade secrets, know-how (including recipes, specifications, formulae, manufacturing and other processes, operating procedures, methods, techniques and all research and development information), technology, technical data, databases, data collections, confidential information and other proprietary rights and intellectual property, whether patentable or not, and all documentation relating to any of the foregoing, (vi) all rights to sue or recover and retain damages and costs and attorneys’ fees for the past, present or future infringement, dilution, misappropriation, or other violation of any of the foregoing anywhere in the world.

“IRS” means the United States Internal Revenue Service.

“Key Employee” means, with respect to any Person, (i) an executive officer of such Person; and (ii) any employee of such Person, that reports directly to the chief executive officer of such Person.

“Knowledge” means, with respect to an individual, that such individual is actually aware of the relevant fact or such individual would reasonably be expected to know such fact in the ordinary course of the performance of such individual’s employment responsibilities. Any Person that is an Entity shall have Knowledge if any executive officer or director of such Person as of the date such knowledge is imputed has or should reasonably be expected to have Knowledge of such fact or other matter. With respect to any matters relating to Intellectual Property, such awareness or reasonable expectation to have knowledge does not require any such individual to conduct or have conducted or obtain or have obtained any freedom to operate opinions of counsel or any Intellectual Property rights clearance searches.

“Law” means any federal, state, national, supra-national, foreign, local or municipal or other law. Statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Authority (including under the authority of Nasdaq or the Financial Industry Regulatory Authority).

“Legacy Asset Proceeds” means the net proceeds, if any, resulting from the Legacy Asset Disposition prior to or concurrently with the Closing.

“Legal Proceeding” means any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Authority or any arbitrator or arbitration panel.

“Multiemployer Plan” means a “multiemployer plan,” as defined in Section 3(37) or 4001 (a)(3) of ERISA.

“Multiple Employer Plan” means a “multiple employer plan” as described in Section 413(e) of ERISA.

“Multiple Employer Welfare Arrangement” means a “multiple employer welfare arrangement” within the meaning of Section 3(40) of ERISA.

“Nasdaq” means The Nasdaq Stock Market.

“Nasdaq Reverse Split” means a reverse stock split of all outstanding shares of Homology Common Stock at a reverse stock split ratio as mutually agreed to by Homology and Q32 that is effected by Homology prior to the Effective Time.

“Notice Period” means a period of at least three (3) Business Days commencing on the date the Homology Board notifies Q32 in writing of its intent to make a Homology Board Adverse Recommendation Change.

“Order” means any judgment, order, writ, injunction, ruling, decision or decree of (that is binding on a Party), or any plea agreement, corporate integrity agreement, resolution agreement, or deferred prosecution agreement with, or any settlement under the jurisdiction of, any court or Governmental Authority.

“Ordinary Course of Business” means, in the case of each of Q32 and Homology, such actions taken in the ordinary course of its normal operations and consistent with its past practices.

“Organizational Documents” means, with respect to any Person (other than an individual), (i) the certificate or articles of association or incorporation or organization or limited partnership or limited liability company, and any joint venture, limited liability company, operating or partnership agreement and other similar documents adopted or filed in connection with the creation, formation or organization of such Person and (ii) all bylaws, regulations and similar documents or agreements relating to the organization or governance of such Person, in each case, as amended or supplemented.

“Party” or “Parties” means Q32, Homology and Merger Sub.

“Permitted Encumbrance” means (i) any statutory liens for Taxes not yet due and payable or for Taxes that are being contested in good faith and for which adequate reserves have been made on the Q32 Balance Sheet or the Homology Balance Sheet, as applicable, in accordance with GAAP, (ii) liens that have arisen in the Ordinary Course of Business and that do not (in any case or in the aggregate) materially detract from the value of the assets subject thereto or materially impair the operations of Q32 or Homology, as applicable, (iii) statutory liens to secure obligations to landlords, lessors or renters under leases or rental agreements, (iv) deposits or pledges made in connection with, or to secure payment of, workers’ compensation, unemployment insurance or similar programs mandated by Law, (v) statutory liens in favor of carriers, warehousemen, mechanics and materialmen, to secure claims for labor, materials or supplies and (vi) liens arising under applicable securities Law.

“Person” means any individual, Entity or Governmental Authority.

“Personal Information” means (i) data and information concerning an identifiable natural person, or (ii) any information that is regulated or protected by one or more Privacy Laws.

“Privacy Laws” mean Laws relating to privacy, security and/or collection, use or other processing of Personal Information.

“Q32 Associate” means any current or former employee, officer, director, independent contractor or other non-employee service provider of Q32 or any of its Subsidiaries.

“Q32 Balance Sheet” means the audited balance sheet of Q32 for the years ended December 31, 2021 and December 31, 2022.

“Q32 Board” means the board of directors of Q32.

“Q32 Capital Stock” means Q32 Common Stock and Q32 Preferred Stock.

“Q32 Capitalization Representations” means the representations and warranties of Q32 set forth in Sections 3.6(a) and 3.6(d).

“Q32 Common Stock” means the common stock, $0.0001 par value per share, of Q32.

“Q32 Contract” means any Contract: (i) to which Q32 or any of its Subsidiaries is a Party, (ii) by which Q32 or any of its Subsidiaries is or may become bound or under which Q32 or any of its Subsidiaries has, or may become subject to, any obligation or (iii) under which Q32 or any of its Subsidiaries has or may acquire any right or interest.

“Q32 Convertible Notes” means the outstanding unsecured convertible promissory notes, as amended, issued by Q32 pursuant to the Q32 Note Purchase Agreement.

“Q32 Employee Plan” means any Employee Plan that Q32 or any of its Subsidiaries (i) sponsors, maintains, administers, or contributes to, or (ii) provides benefits under or through, or (iii) has any obligation to contribute to or provide benefits under or through, or (iv) may reasonably be expected to have any Liability with respect to, or (v) utilizes to provide benefits to or otherwise cover any Q32 Associate (or their spouses, dependents, or beneficiaries).

“Q32 Equity Plan” means the Q32 2017 Stock Option Plan and Grant Plan, as amended from time to time.

“Q32 Exchange Ratio” means the quotient obtained by dividing (i) the number of Q32 Merger Shares by (ii) the number of Q32 Outstanding Shares.

“Q32 Fundamental Representations” means the representations and warranties of Q32 set forth in Sections 3.1(a), 3.1(b), 3.2, 3.3, 3.4, and 3.20.

“Q32 IP Rights” means all Intellectual Property that is (i) owned by or purported to be owned, whether wholly or jointly with others, by Q32 or any of its Subsidiaries (“Q32 Owned IP Rights”), or (ii) licensed or sublicensed by Q32 or any of its Subsidiaries (“Q32 Licensed IP Rights”), in each case (i) and (ii), that is necessary for, or used or held for use in, the operation of the business of Q32 and its Subsidiaries as presently conducted.

“Q32 IP Rights Agreement” means any Contract governing, related to or pertaining to any Q32 IP Rights other than any confidential information provided under confidentiality agreements.

“Q32 Material Adverse Effect” means any Effect that, considered together with all other Effects that have occurred prior to the date of determination of the occurrence of a Q32 Material Adverse Effect, has had or would reasonably be expected to have a material adverse effect on the business, assets, liabilities, financial condition or results of operations of Q32 or its Subsidiaries, taken as a whole; provided, however, that Effects arising or resulting from the following, alone or in combination, shall not be taken into account in determining whether there has been a Q32 Material Adverse Effect: (i) the announcement of this Agreement, the pendency or the consummation of the Contemplated Transactions, including any adverse change in customer, supplier, governmental, landlord, employee or similar relationships resulting therefrom or with respect thereto (other than, in the case of this clause (i), for purposes of Section 3.3, Section 3.4, or Section 3.5), (ii) the taking of any action, or the failure to take any action, by Q32 that is expressly required under the terms of this Agreement, (iii) any natural disaster or epidemics, pandemics or other force majeure events, or any act or threat of terrorism or war, any armed hostilities or terrorist activities (including any escalation or general worsening of any of the foregoing)

anywhere in the world or any governmental or other response or reaction to any of the foregoing, (iv) any change in GAAP or applicable Law or the interpretation thereof, (v) general economic, financial and capital markets, political conditions or conditions, including any instability in the banking sector, including the failure or placement into receivership of any financial institution, in each case generally affecting the industries in which Q32 and its Subsidiaries operate, (vi) any change in the cash position of Q32 and its Subsidiaries which results from operations in the Ordinary Course of Business, or (vii) any failure of Q32 to meet any projections, business plans or forecasts (provided that, this clause (vii) shall not prevent a determination that any change or effect underlying such failure to meet projections, business plans or forecasts has resulted in a Q32 Material Adverse Effect (to the extent such change or effect is not otherwise excluded from this definition of Q32 Material Adverse Effect)); except in each case with respect to clauses (iii), (iv) and (v), to the extent disproportionately affecting Q32 and its Subsidiaries, taken as a whole, relative to other similarly situated companies in the industries in which Q32 and its Subsidiaries operate.

“Q32 Merger Shares” means, subject to Section 2.4(f), the product determined by multiplying (i) the Post-Closing Homology Shares by (ii) the Q32 Allocation Percentage, in which:

(i)	“Aggregate Valuation” means the sum of (A) the Q32 Equity Value, plus (B) the Homology Valuation, plus (C) the Concurrent Financing Proceeds.

(ii)	“Homology Allocation Percentage” means the quotient (rounded to four decimal places) determined by dividing (A) the Homology Valuation by (B) the Aggregate Valuation.

(iii)	“Homology Equity Value” means $80,000,000.

(iv)

“Homology Outstanding Shares” means, subject to Section 2.4(f) (including, without limitation, the effects of the Nasdaq Reverse Split), the total number of shares of Homology Common Stock outstanding immediately prior to the Effective Time expressed on a fully-diluted basis, and assuming, without limitation or duplication, (A) the issuance of shares of Homology Common Stock in respect of all Homology ITM Options that will be outstanding as of immediately prior to the Effective Time calculated on a “treasury method” basis, (B) the settlement in shares of Homology Common Stock of Homology Restricted Stock Units outstanding as of immediately prior to the Effective Time on a net settlement basis as provided in Section 5.13 and (C) the exclusion of shares of Homology Common Stock held by Homology as treasury stock or owned by Q32 or any of its Subsidiaries or any Subsidiary of Homology immediately prior to the Effective Time.

(v)	“Homology Valuation” means (A) the Homology Equity Value minus (B) the Homology Net Cash Deficiency (if any) plus (C) the Homology Net Cash Surplus (if any).

(vi)	“Q32 Allocation Percentage” means the quotient (rounded to four decimal places) determined by dividing (A) the Q32 Equity Value by (B) the Aggregate Valuation.

(vii)	“Q32 Equity Value” means $195,000,000.

(viii)

“Homology Net Cash Deficiency” means, if Homology Net Cash is less than $59,500,000, then the amount, if any, that $60,000,000 exceeds the Homology Net Cash, calculated as of 12:01 am Eastern time on the Closing Date; provided, however, any such calculation with respect to Taxes shall be calculated as of the end of the Closing Date.

(ix)	“Post-Closing Homology Shares” mean the quotient determined by dividing (A) the Homology Outstanding Shares by (B) the Homology Allocation Percentage.

(x)

“Homology Net Cash Surplus” means, if Homology Net Cash is greater than $60,500,000, then the amount, if any, that the Homology Net Cash exceeds $60,000,000, calculated as of 12:01 am Eastern time on the Closing Date; provided, however, any such calculation with respect to Taxes shall be calculated as of the end of the Closing Date.

For the avoidance of doubt, the Concurrent Financing Proceeds shall not be included in the calculation or determination of the Homology Valuation or any component thereof. Set forth on Section 1.1(a)(ii) on the

Homology Disclosure Schedule is an illustrative example of the calculation of the Q32 Merger Shares calculation.

“Q32 Note Purchase Agreement” means the Note Purchase Agreement, by and among Q32 and the other parties thereto, dated as of May 20, 2022, as may be amended or supplemented from time to time.

“Q32 Outstanding Shares” means, the total number of shares of Q32 Common Stock outstanding immediately prior to the Effective Time (after giving effect to the Q32 Preferred Stock Conversion and the conversion of the Q32 Convertible Notes) expressed on a fully-diluted and as-converted to Q32 Common Stock on a “treasury method” basis and assuming, without limitation or duplication, the issuance of all shares of Q32 Common Stock that would be issued assuming the acceleration and exercise and conversion of all Q32 Options and Q32 Warrants outstanding as of immediately prior to the Effective Time.

“Q32 Options” means options to purchase shares of Q32 Common Stock granted by Q32 under the Q32 Equity Plan.

“Q32 Preferred Stock” means, collectively, the Series A Preferred Stock, Series A1 Preferred Stock and Series B Preferred Stock,

“Q32 Registered IP” means all Q32 IP Rights that are owned or exclusively licensed by Q32 or any of its Subsidiaries that are registered, filed, issued or otherwise granted under the authority of, with or by any Governmental Authority, including all patents, registered copyrights and registered trademarks and all applications and registrations for any of the foregoing.

“Q32 Series A1 Preferred Stock” means the preferred stock, $0.0001 par value per share, of Q32, designated as Series A1 Preferred Stock.

“Q32 Series A Preferred Stock” means the preferred stock, $0.0001 par value per share, of Q32, designated as Series A Preferred Stock.

“Q32 Series B Preferred Stock” means the preferred stock, $0.0001 par value per share, of Q32, designated as Series B Preferred Stock.

“Q32 Triggering Event” shall be deemed to have occurred if: (i) Q32 Board or any committee thereof shall have approved, endorsed or recommended any Acquisition Proposal or (ii) Q32 shall have entered into any letter of intent or similar document or any Contract relating to any Acquisition Proposal (other than an Acceptable Confidentiality Agreement as pursuant to Section 5.4).

“Q32 Warrants” means options to purchase shares of Q32 Common Stock issued under the Warrant Agreements.

“Representatives” means, with respect to any Person, such Person’s directors, officers, employees, agents, attorneys, accountants, investment bankers, advisors and representatives.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Subsequent Transaction” means any Acquisition Transaction (with all references to 20% in the definition of Acquisition Transaction being treated as references to 50% for these purposes).

“Subsidiary” means, with respect to a Person, an Entity of which more than 50% of the voting power of the equity securities or equity interests is owned, directly or indirectly, by such Person.

“Superior Offer” means an unsolicited bona fide written Acquisition Proposal (with all references to 20% in the definition of Acquisition Transaction being treated as references to 50% for these purposes) that: (i) was not obtained or made as a direct or indirect result of a breach of (or in violation of) this Agreement and (ii) is on terms and conditions that the Q32 Board or the Homology Board, as applicable, determines in good faith, based on such matters that it deems relevant (including the likelihood of consummation thereof and the financing terms and any termination or break-up fees and conditions to consummation thereof), as well as any written offer by the other Party to this Agreement to amend the terms of this Agreement, and following consultation with its outside legal counsel and financial advisors, if any, are more favorable, from a financial point of view, to Q32’s stockholders or Homology’s stockholders, as applicable, than the terms of the Contemplated Transactions and is not subject to any financing conditions (and if financing is required, such financing is then fully committed to the third party).

“Tax” means (i) any U.S. federal, state or local or non-U.S. tax, including any income tax, franchise tax, capital gains tax, gross receipts tax, value-added tax, surtax, estimated tax, unemployment tax, excise tax, ad valorem tax, transfer tax, stamp tax, sales tax, use tax, property tax, business tax, withholding tax, imputed underpayment amount, payroll tax, customs duty, escheat, unclaimed property, alternative or add-on minimum or other tax or similar charge (whether imposed directly or through withholding and whether or not disputed), and including any fine, penalty, addition to tax, interest or additional amount imposed by a Governmental Authority with respect thereto (or attributable to the nonpayment thereof) and (ii) any liability for payment of amounts described in clause (i) whether as a result of transferee or successor liability, of being a member of an affiliated, consolidated, combined or unitary group for any period, pursuant to a Contract, through operation of Law or otherwise.

“Tax Return” means any return (including any information return), report, statement, declaration, claim or refund, estimate, schedule, notice, notification, form, election, certificate or other document or information, and any amendment or supplement to any of the foregoing, filed or required to be filed with any Governmental Authority (or provided to a payee) in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Law relating to any Tax.

“Transaction Expenses” means, with respect to a Party, the aggregate amount (without duplication) of all costs, fees, and expenses incurred by such Party or any of its Subsidiaries (including Merger Sub), or for which such Party or any of its Subsidiaries are or may become liable in connection with the Contemplated Transactions and the negotiation, preparation and execution of this Agreement or any other agreement, document, instrument, filing, certificate, schedule, exhibit, letter or other document prepared or executed in connection with the Contemplated Transactions, including (i) any fees and expenses of legal counsel and accountants, the maximum amount of fees and expenses payable to financial advisors, investment bankers, brokers, consultants, tax advisors, transfer agents, proxy solicitor and other advisors of such Party; (ii) the premiums, commissions and other fees paid or payable in connection with obtaining Homology’s D&O tail policy as set forth in Section 5.15(d); (iii) the premiums, commissions and other fees paid or payable in connection with obtaining Homology’s Clinical Trial Insurance tail policy; and (iv) the CVR Fees.

“Treasury Regulations” means the United States Treasury regulations promulgated under the Code.

“WARN Act” means the Worker Adjustment and Retraining Notification Act of 1988, as amended, and any similar or related law.

“Warrant Agreements” means that certain (i) Warrant to Purchase Common Stock, by and between Q32 Bio Inc. and Silicon Valley Bank, issued on December 11, 2020 for 166,371 shares of Q32 Common Stock at an exercise price of $0.33 per share (subject to adjustments) and (ii) Warrant to Purchase Common Stock, by and between Q32 Bio Inc. and Silicon Valley Bank, issued on July 12, 2023 for 211,528 shares of Q32 Common Stock at an exercise price of $0.36 per share (subject to adjustments).

(ii) Each of the following terms is defined in the Section set forth opposite such term:

Term	Section
Abandoned Homology Legacy IP Rights	5.2
Accounting Firm	2.8(e)
Agreement	Preamble
Allocation Certificate	5.22
Anticipated Closing Date	2.8(a)
Assumed Option	2.4(g)
Assumed Option	2.4(i)
Authorized Share Increase Proposal	Recitals
Cash Determination Time	2.8(a)
Capitalization Date	4.6(a)
Certificate of Merger	2.1
Charter Amendment Proposals	Recitals
Closing	2.2
Closing Date	2.2
Code	Recitals
Costs	5.15(a)
Current Offering Period	5.15(a)
CVR	2.5(a)
CVR Agreement	2.5(a)
CVR Fees	2.5(b)
D&O Indemnified Parties	5.15(a)
D&O tail policy	5.15(d)
Delivery Date	2.8(a)
Dispute Notice	2.8(b)
Disqualifying Event	4.22
Drug Regulatory Agency	3.14(c)
Effective Time	2.1
Exchange Agent	2.7(a)
FDA	3.14(c)
FDCA	3.14(c)
Final Homology Net Cash	2.8(c)
Form S-4	5.7(a)
Homology	Preamble
Homology Board	Recitals
Homology Board Adverse Recommendation Change	5.9(b)
Homology Board Recommendation	5.9(b)
Homology Certifications	4.7(a)
Homology Closing Certificate	6.2(d)
Homology Common Stock	4.6(a)
Homology Designee	5.19(a)(i)
Homology Disclosure Schedule	Article IV
Homology IT Systems	4.23(b)
Homology Lease Agreement	5.5(b)

Term	Section
Homology Lock-Up Agreements	Recitals
Homology Material Contract	4.13(a)
Homology Net Cash Calculation	2.8(a)
Homology Net Cash Schedule	2.8(a)
Homology Permits	4.14(b)
Homology Preferred Stock	4.6(a)
Homology Product Candidates	4.14(d)
Homology Regulatory Permits	4.14(d)
Homology Real Estate Leases	4.11
Homology Stockholder Matters	5.9(a)
Homology Stockholder Meeting	5.9(a)
Homology Stockholder Support Agreement	Recitals
Information Statement	5.8(a)
Intended Tax Treatment	Recitals
Legacy Assets	0
Legacy Asset Disposition	0
Liability	3.9
Merger	Recitals
Merger Sub	Preamble
Merger Sub Board	Recitals
Nasdaq Issuance Proposal	Recitals
Ordinary Course Agreement	3.16(f)
Outside Date	8.1(b)
PHSA	3.14(c)
Pre-Closing Distribution	2.5(a)
Pre-Closing Period	5.1
Privacy Policies	3.22(a)
Proxy Statement	5.7(a)
Q32	Preamble
Q32 Board Recommendation	5.8(c)
Q32 Certification	3.7(a)
Q32 Closing Certificate	6.3(d)
Q32 Designee	5.19(a)(i)
Q32 Disclosure Schedule	Article III
Q32 Financial Statements	3.7(a)
Q32 IT Systems	3.22(b)
Q32 Lock-Up Agreements	Recitals
Q32 Material Contract	3.13(a)
Q32 Permits	3.14(b)
Q32 Preferred Stock Conversion	2.4(h)
Q32 Product Candidates	3.14(d)
Q32 Real Estate Leases	3.11
Q32 Regulatory Permits	3.14(d)
Q32 Stockholder Support Agreement	Recitals
Q32 Stockholder Written Consents	Recitals
Registration Statement	5.7(a)
Required Homology Stockholder Vote	4.4
Required Q32 Stockholder Vote	3.4
Response Date	2.8(b)
Reverse Stock Split Proposal	Recitals
RSU Withholding Amount	5.13

Term	Section
Subscription Agreement	Recitals
Surviving Corporation	2.1
Transfer Tax	5.16(a)

1.2 Other Definitional and Interpretative Provisions. The words “hereof,” “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof. References to Sections, Exhibits and Schedules are to Sections, Exhibits and Schedules of this Agreement unless otherwise specified. Any capitalized terms used in any Exhibit or Schedule but not otherwise defined therein shall have the meaning as defined in this Agreement. Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular, the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include masculine and feminine gender. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation,” whether or not they are in fact followed by those words or words of like import. The word “or” is not exclusive. “Writing,” “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. References to any agreement or Contract are to that agreement or Contract as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof. References to any Person include the successors and permitted assigns of that Person. References to any statute are to that statute and to the rules and regulations promulgated thereunder, in each case as amended, modified, re-enacted thereof, substituted, from time to time. References to “$” and “dollars” are to the currency of the United States. All accounting terms used herein will be interpreted, and all accounting determinations hereunder will be made, in accordance with GAAP unless otherwise expressly specified. References from or through any date shall mean, unless otherwise specified, from and including or through and including, respectively. All references to “days” shall be to calendar days unless otherwise indicated as a “Business Day.” Except as otherwise specifically indicated, for purposes of measuring the beginning and ending of time periods in this Agreement (including for purposes of “Business Day” and for hours in a day or Business Day), the time at which a thing, occurrence or event shall begin or end shall be deemed to occur in the Eastern time zone of the United States. The Parties agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting Party shall not be applied in the construction or interpretation of this Agreement. The Parties agree that the Q32 Disclosure Schedule or the Homology Disclosure Schedule shall be arranged in sections and subsections corresponding to the numbered and lettered sections and subsections contained in Article III or Article IV respectively. The disclosures in any section or subsection of the Q32 Disclosure Schedule or the Homology Disclosure Schedule shall qualify other sections and subsections in Article III or Article IV respectively, to the extent it is readily apparent from a reading of the disclosure that such disclosure is applicable to such other sections and subsections. The words “delivered” or “made available” mean, with respect to any documentation, (a) that prior to 5:00 p.m. (New York City time) on the date that is the day prior to the date of this Agreement, a copy of such material has been posted to and made available by a Party to the other Party and its Representatives in the electronic data room maintained by such disclosing Party for the purposes of the Contemplated Transactions or (b) delivered by or on behalf of a Party or its Representatives to the other Party or its Representatives via electronic mail prior to the execution of this Agreement. The inclusion of any information in the Q32 Disclosure Schedule or Homology Disclosure Schedule (or any update thereto) shall not be deemed to be an admission or acknowledgement, in and of itself, that such information is required by the terms hereof to be disclosed, is material, has resulted in or would result in a Q32 Material Adverse Effect or Homology Material Adverse Effect, as the case may be, or is outside the Ordinary Course of Business.

ARTICLE II

THE MERGER

2.1 The Merger. Upon the terms and subject to the conditions set forth in this Agreement and subject to the applicable provisions of Delaware Law, at the Closing, Homology and Q32 shall cause Merger Sub to be merged with and into Q32, whereupon the separate existence of Merger Sub shall cease and Q32 shall continue as the Surviving Corporation of the Merger and as a wholly owned subsidiary of Homology (the “Surviving Corporation”). At the Closing, Homology and Q32 shall cause the Merger to be consummated and effective under Delaware Law by executing and filing with the Secretary of State of the State of Delaware a certificate of merger, satisfying the applicable requirements of Delaware Law in a form to be mutually agreed by the Parties prior to the Closing (the “Certificate of Merger”). The Merger shall become effective at the time of the filing of such Certificate of Merger and the acceptance by the Secretary of State of the State of Delaware, or at such later time as may be specified in such Certificate of Merger with the consent of Homology and Q32 (the time as of which the Merger becomes effective being referred to as the “Effective Time”).

2.2 Closing. Subject to the satisfaction or waiver of the conditions set forth in this Agreement, the consummation of the Merger (the “Closing”) shall take place remotely, (a) no later than the second (2nd) Business Day after all the conditions precedent set forth in Article VI shall have been satisfied or waived (other than those conditions that, by their nature, are to be satisfied at the Closing (provided such conditions would be so satisfied)) or (b) at such other time, date and place as the Parties may mutually agree in writing. The date on which the Closing actually takes place is referred to as the “Closing Date”.

2.3 Organizational Documents; Directors and Officers.

(a) Certificate of Incorporation. The certificate of incorporation of the Surviving Corporation shall be amended and restated at or prior to the Effective Time as set forth in an exhibit to the Certificate of Merger, and as so amended and restated shall be the certificate of incorporation of the Surviving Corporation until thereafter amended as provided by Delaware Law. Homology shall further take all actions necessary so that the certificate of incorporation of Homology shall remain in effect following the Effective Time, until thereafter amended as provided by Delaware Law, provided, however, that at or prior to the Effective Time, Homology shall file one or more amendments to its certificate of incorporation to (i) change the name of Homology to Q32 Bio Inc., (ii) effect the Nasdaq Reverse Split and the Authorized Share Increase Proposal and (iii) make such other changes as are mutually agreeable to Homology and Q32.

(b) Bylaws. The bylaws of the Surviving Corporation shall be amended and restated as of the Effective Time to be the same as the bylaws of Merger Sub as in effect immediately prior to the Effective Time (with the name of Q32 as the Surviving Corporation’s name) until thereafter amended in accordance with Delaware Law and as provided in the Surviving Corporation’s Organizational Documents.

(c) Directors and Officers. The directors and officers, each to hold office in accordance with the provisions of Delaware Law and the Surviving Corporation’s Organizational Documents immediately after the Effective Time, shall be as set forth in Section 5.19.

2.4 Conversion of Shares.

(a) At the Effective Time (after giving effect to Q32 Preferred Stock Conversion), by virtue of the Merger and without any further action on the part of Homology, Merger Sub, Q32 or any stockholder of Q32, subject to Section 2.4(d), the Q32 Common Stock outstanding immediately prior to the Effective Time (excluding Q32 Common Stock issued in the Concurrent Financing) shall be converted solely into the right to receive a number of shares of Homology Common Stock equal to the amount of Q32 Merger Shares multiplied by the applicable stockholder’s percentage interest in Q32 as set forth on the Allocation Certificate.

(b) At the Effective Time, by virtue of the Merger and without further action on the part of Homology, Merger Sub, Q32 or any stockholder of Q32, subject to Section 2.4(d), the Q32 Common Stock issued in the Concurrent Financing shall be converted solely into the right to receive a number of shares of Homology Common Stock equal to the amount of Concurrent Financing Merger Shares multiplied by the percentage of the Concurrent Financing Proceeds represented by the applicable stockholder’s investment in the Concurrent Financing, as set forth on the Allocation Certificate.

(c) If any Q32 Common Stock outstanding immediately prior to the Effective Time is unvested or is subject to a repurchase option or a risk of forfeiture under any applicable restricted stock, restricted stock unit award agreement or other similar agreement with Q32, then the shares of Homology Common Stock issued in exchange for such Q32 Common Stock will to the same extent be unvested and subject to the same repurchase option or risk of forfeiture, and such shares of Homology Common Stock shall accordingly be marked with appropriate legends. Q32 shall take all actions that may be necessary to ensure that, from and after the Effective Time, Homology is entitled to exercise any such repurchase option or other right set forth in any such restricted stock unit award agreement or other agreement.

(d) No fractional shares of Homology Common Stock shall be issued in connection with the Merger, and no certificates or scrip for any such fractional shares shall be issued, with no cash being paid for any fractional share eliminated by such rounding. Any fractional shares of Homology Common Stock a holder of Q32 Common Stock would otherwise be entitled to receive shall be aggregated together first prior to eliminating any remaining fractional share.

(e) At the Effective Time, by virtue of the Merger and without any further action on the part of Homology, Merger Sub, Q32 or any stockholder of Q32, each share of common stock, $0.01 par value per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one validly issued, fully paid and nonassessable share of common stock, $0.0001 par value per share, of the Surviving Corporation. If applicable, each stock certificate of Merger Sub evidencing ownership of any such shares shall, as of the Effective Time, evidence ownership of such shares of common stock of the Surviving Corporation until presented for transfer or exchange.

(f) If, between the date of this Agreement and the Effective Time, the outstanding Q32 Common Stock or Homology Common Stock shall have been changed into, or exchanged for, a different number of shares or a different class, by reason of any stock dividend, subdivision, reclassification, recapitalization, split (including the Nasdaq Reverse Split to the extent such split has not previously been taken into account in calculating Q32 Merger Shares), combination or exchange of shares or other like change, Q32 Merger Shares shall, to the extent necessary, be equitably adjusted to reflect such change to the extent necessary to provide the holders of Q32 Common Stock and Homology Common Stock with the same economic effect as contemplated by this Agreement prior to such stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares or other like change; provided, however, that nothing herein will be construed to permit Q32 or Homology to take any action with respect to Q32 Common Stock or Homology Common Stock, respectively, that is prohibited or not expressly permitted by the terms of this Agreement.

(g) Each Q32 Option outstanding immediately prior to the Effective Time shall automatically without any further action on the part of Homology, Merger Sub, Q32 or any holder of a Q32 Option, be converted, at the Effective Time, into an option (an “Assumed Option”) to acquire, on the same terms and conditions (including the same vesting and exercisability terms and conditions) as were applicable under the Q32 Equity Plan and option agreement applicable to such Q32 Option immediately prior to the Effective Time, the number of shares of Homology Common Stock determined by multiplying the number of shares of Q32 Common Stock subject to such Q32 Option immediately prior to the Effective Time by the Q32 Exchange Ratio, rounding down to the nearest whole number of shares, at a per share exercise price determined by dividing the per share exercise price of such Q32 Option immediately prior to the Effective Time by the Q32 Exchange Ratio, rounding up to the nearest whole cent; provided, that the conversion of the Q32 Options will be made in a manner consistent with

Treasury Regulations Section 1.424-1, such that the conversion will not constitute a “modification” of such Q32 Options for purposes of Section 409A or Section 424 of the Code. As of the Effective Time, Homology will assume the Q32 Equity Plan.

(h) All Q32 Preferred Stock shall be converted into Q32 Common Stock as of immediately prior to the Effective Time in accordance with, and pursuant to the terms and conditions of, the Organizational Documents of Q32 (the “Q32 Preferred Stock Conversion”).

(i) At the Effective Time, each Q32 Warrant, to the extent outstanding and unexercised, shall automatically, without any action on the part of the holder thereof, be converted into a warrant to acquire a number of shares of Homology Common Stock(each such resulting warrant, an “Assumed Warrant”). Each Assumed Warrant shall be subject to the same terms and conditions as were applicable to such corresponding Q32 Warrant immediately prior to the Effective Time (including applicable vesting conditions), except (i) each Assumed Warrant will be exercisable (or will become exercisable in accordance with its terms) for that number of whole shares of Homology Common Stock equal to the product of the number of Q32 Merger Shares that were issuable upon exercise of such Q32 Warrant immediately prior to the Effective Time multiplied by the Q32 Exchange Ratio, rounded down to the nearest whole number of shares of Homology Common Stock, (ii) the per share exercise price for the shares of Homology Common Stock issuable upon exercise of such Assumed Warrant will be equal to the quotient determined by dividing the exercise price per share of Q32 Common Stock at which such Q32 Warrant was exercisable immediately prior to the Effective Time by the Q32 Exchange Ratio, rounded up to the nearest whole cent, and (iii) for terms rendered inoperative by reason of the transactions contemplated by this Agreement (including any anti-dilution or other similar provisions that adjust the number of underlying shares that could become exercisable subject to such Q32 Warrant).

(j) Immediately prior to the Effective Time, the Company shall cause the outstanding principal and accrued but unpaid interest on Q32 Convertible Notes to be converted into the applicable number of shares of Q32 Common Stock provided for under the terms of such Q32 Convertible Note (the “Convertible Notes Conversion”). All of Q32 Convertible Notes converted into shares of Q32 Common Stock shall no longer be outstanding and shall cease to exist, and each holder of Q32 Convertible Notes shall thereafter cease to have any rights with respect to Q32 Convertible Notes. Immediately following the Convertible Notes Conversion, at the Effective Time and by virtue of the Merger, all shares of Q32 Common Stock issued in the Convertible Notes Conversion shall be canceled and converted into the right to receive Homology Common Stock pursuant to this Section 2.4.

2.5 Contingent Value Right.

(a) Prior to the Effective Time, Homology shall declare a distribution (the “Pre-Closing Distribution”) to holders of Homology Common Stock of record the right to receive one contingent value right (each, a “CVR”) for each outstanding share of Homology Common Stock held by such stockholder as of such date, each representing the right to receive contingent payments upon the occurrence of certain events set forth in, and subject to and in accordance with the terms and conditions of, the Contingent Value Rights Agreement in the form attached hereto as Exhibit E, to be entered into between Homology and Equiniti Trust Company, LLC (or such other nationally recognized rights agent agreed to between Homology and Q32) (the “Rights Agent”), with such revisions thereto requested by the Rights Agent that are not, individually or in the aggregate, materially detrimental to the holders of CVRs and reasonably acceptable to Homology and Q32 (the “CVR Agreement”). The record date for the Pre-Closing Distribution shall be the close of business on the last Business Day prior to the day on which the Effective Time occurs and the payment date for the Pre-Closing Distribution shall be three (3) Business Days after the Effective Time; provided that the payment of such distribution may be conditioned upon the occurrence of the Effective Time. In connection with the Pre-Closing Distribution, Homology shall cause the CVR Agreement to be duly authorized, executed and delivered by Homology and the Exchange Agent.

(b) Homology agrees to pay all reasonable costs and fees associated with any action contemplated by this Section 2.5 (the “CVR Fees”).

2.6 Closing of Q32’s Transfer Books. At the Effective Time: (a) all Q32 Common Stock outstanding immediately prior to the Effective Time shall be treated in accordance with Section 2.4(a) and Section 2.4(b), as applicable, and all holders of certificates representing Q32 Common Stock that were outstanding immediately prior to the Effective Time shall cease to have any rights as stockholders of Q32 (other than the right to receive Q32 Merger Shares) and (b) the stock transfer books of Q32 shall be closed with respect to all Q32 Common Stock outstanding immediately prior to the Effective Time. No further transfer of any such Q32 Common Stock shall be made on such stock transfer books after the Effective Time.

2.7 Surrender of Q32 Common Stock.

(a) On or prior to the Closing Date, Homology and Q32 shall jointly select a reputable bank, transfer agent or trust company to act as exchange agent in the Merger (the “Exchange Agent”). At the Effective Time, Homology shall deposit with the Exchange Agent evidence of book-entry shares representing the shares of Homology Common Stock issuable pursuant to Section 2.4(a) in exchange for Q32 Common Stock.

(b) Promptly after the Effective Time, the Parties shall cause the Exchange Agent to mail to the Persons who were record holders of Q32 Common Stock that were converted into the right to receive Q32 Merger Shares: (i) a letter of transmittal in customary form and containing such provisions as Homology may reasonably specify and (ii) instructions for effecting the surrender of Q32 Common Stock in exchange for book-entry shares of Homology Common Stock. Upon surrender of a duly executed letter of transmittal and such other documents as may be reasonably required by the Exchange Agent or Homology, the holder of such Q32 Common Stock shall be entitled to receive in exchange therefor book-entry shares representing Q32 Merger Shares (in a number of whole shares of Homology Common Stock) that such holder has the right to receive pursuant to the provisions of Section 2.4(a).

(c) No dividends or other distributions declared or made with respect to Homology Common Stock with a record date after the Effective Time shall be paid to the holder of any Q32 Common Stock with respect to the shares of Homology Common Stock that such holder has the right to receive in the Merger until such holder delivers a duly executed letter of transmittal (at which time (or, if later, on the applicable payment date) such holder shall be entitled, subject to the effect of applicable abandoned property, escheat or similar Laws, to receive all such dividends and distributions, without interest).

(d) Any shares of Homology Common Stock deposited with the Exchange Agent that remain undistributed to holders of Q32 Common Stock as of the date that is 180 days after the Closing Date shall be delivered to Homology upon demand, and any holders of Q32 Common Stock who have not theretofore delivered a duly executed letter of transmittal in accordance with this Section 2.7 shall thereafter look only to Homology for satisfaction of their claims for Homology Common Stock and any dividends or distributions with respect to shares of Homology Common Stock.

(e) No Party shall be liable to any holder of any Q32 Common Stock or to any other Person with respect to any shares of Homology Common Stock (or dividends or distributions with respect thereto) or for any cash amounts delivered to any public official pursuant to any applicable abandoned property Law, escheat Law or similar Law.

2.8 Calculation of Net Cash.

(a) Not less than ten (10) Business Days prior to the anticipated date for Closing as mutually agreed in good faith by Homology and Q32 (the “Anticipated Closing Date”), Homology will deliver to Q32 a schedule (the “Homology Net Cash Schedule”, and the date of delivery of the Homology Net Cash Schedule, the “Delivery Date”) setting forth, in reasonable detail, Homology’s good faith, estimated calculation of Homology Net Cash (the “Homology Net Cash Calculation”) as of the close of business on the Closing Date (the “Cash Determination Time”) prepared and certified by Homology’s chief financial officer (or if there is no chief financial officer at such time, the principal financial and accounting officer for Homology). Homology shall make available to Q32 (electronically to the greatest extent possible), as reasonably requested by Q32, the work papers and back-up materials used or useful in preparing the Homology Net Cash Schedule and, if reasonably requested by Q32, Homology’s accountants and counsel at reasonable times and upon reasonable notice. The Homology Net Cash Calculation shall include Homology’s determination, as of the Cash Determination Time, of the defined terms in Section 1.1 necessary to calculate Q32 Merger Shares. Set forth on Section 2.8(a) of the Homology Disclosure Schedule is an illustrative example of Homology Net Cash calculation calculated on a hypothetical basis as of the date described therein.

(b) Within five (5) Business Days after the Delivery Date (the last day of such period, the “Response Date”), Q32 shall have the right to dispute any part of the Homology Net Cash Calculation by delivering a written notice to that effect to Homology (a “Dispute Notice”). Any Dispute Notice shall identify in reasonable detail and to the extent known the nature and amounts of any proposed revisions to the Homology Net Cash Calculation.

(c) If, on or prior to the Response Date, Q32 notifies Homology in writing that it has no objections to the Homology Net Cash Calculation or, if prior to 5:00 p.m. (New York City time) on the Response Date, Q32 has failed to deliver a Dispute Notice as provided in Section 2.8(b), then the Homology Net Cash Calculation as set forth in the Homology Net Cash Schedule shall be deemed to have been finally determined for purposes of this Agreement and to represent the Homology Net Cash at the Cash Determination Time (the “Final Homology Net Cash”) for purposes of this Agreement.

(d) If Q32 delivers a Dispute Notice on or prior to 5:00 p.m. (New York City time) on the Response Date, then Representatives of Homology and Q32 shall promptly, and in no event later than one calendar day after the Response Date, meet and attempt in good faith to resolve the disputed item(s) and negotiate an agreed-upon determination of Homology Net Cash, which agreed upon Homology Net Cash amount shall be deemed to have been finally determined for purposes of this Agreement and to represent the Final Homology Net Cash for purposes of this Agreement.

(e) If Representatives of Homology and Q32 are unable to negotiate an agreed-upon determination of Final Net Cash pursuant to Section 2.8(d) within two (2) calendar days after delivery of the Dispute Notice (or such other period as Homology and Q32 may mutually agree upon), then any remaining disagreements as to the calculation of Homology Net Cash shall be referred to an independent auditor of recognized national standing jointly selected by Homology and Q32 or another independent auditor of recognized national standing mutually agreed upon by Homology and Q32 (the “Accounting Firm”). Homology shall promptly deliver to the Accounting Firm all work papers and back-up materials used in preparing the Homology Net Cash Schedule, and Homology and Q32 shall use commercially reasonable efforts to cause the Accounting Firm to make its determination within five (5) calendar days of accepting its selection. Homology and Q32 shall be afforded the opportunity to present to the Accounting Firm any material related to the unresolved disputes and to discuss the issues with the Accounting Firm; provided, however, that no such presentation or discussion shall occur without the presence of a Representative of each of Homology and Q32. The determination of the Accounting Firm shall be limited to the disagreements submitted to the Accounting Firm. The determination of the amount of Homology Net Cash made by the Accounting Firm shall be made in writing delivered to each of Homology and Q32, shall be final and binding on Homology and Q32 and shall be deemed to have been finally determined for purposes of this Agreement and to represent the Final Homology Net Cash for purposes of this Agreement. The Parties shall delay the Closing until the resolution of the matters described in this Section 2.8(e). The fees and expenses of the Accounting Firm shall be allocated between Homology and Q32 in the same proportion that the disputed amount of the Homology Net Cash that was unsuccessfully disputed by such Party (as finally determined by the Accounting Firm) bears to the total disputed amount of the Homology Net Cash amount and such portion of the costs and expenses of the Accounting Firm borne by Q32 and any other fees, costs or expenses incurred by Q32 following the Anticipated Closing Date in connection with the procedures set forth in this Section 2.8(e) shall be deducted from the final determination of the amount of Homology Net Cash. If this

Section 2.8(e) applies as to the determination of the Final Homology Net Cash described in Section 2.8(a), upon resolution of the matter in accordance with this Section 2.8(e), the Parties shall not be required to determine Homology Net Cash again even though the Closing Date may occur later than the Anticipated Closing Date, except that either Homology and Q32 may require a redetermination of the Final Homology Net Cash if the Closing Date is more than ten (10) calendar days after the Anticipated Closing Date.

2.9 Further Action. If, at any time after the Effective Time, any further action is determined by the Surviving Corporation to be necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation with full right, title and possession of and to all rights and property of Q32, then the officers and manager of the Surviving Corporation shall be fully authorized, and shall use their and its commercially reasonable efforts (in the name of Q32, in the name of Merger Sub, in the name of the Surviving Corporation and otherwise) to take such action.

2.10 Withholding. Each of the Exchange Agent, Homology and the Surviving Corporation (each, a “Withholding Agent”) shall be entitled to deduct and withhold from any consideration deliverable pursuant to this Agreement (including the Pre-Closing Distribution) such amounts as are required to be deducted or withheld from such consideration under the Code or under any other applicable Law; provided, however, that if a Withholding Agent determines that any payment in connection with the Contemplated Transactions is subject to deduction and/or withholding, then, except with respect to compensatory payments or as a result of a failure to deliver the certificate described in Section 5.16(b), such Withholding Agent shall use commercially reasonable efforts to (i) provide reasonable advance notice to such recipient of any required deduction or withholding and (ii) reasonably cooperate with such recipient to reduce or eliminate any such deduction and/or withholding. To the extent such amounts are so deducted or withheld, such amounts shall be (i) timely remitted to the appropriate Governmental Authority and (ii) treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF Q32

Except as set forth in the written disclosure schedule delivered by Q32 to Homology (the “Q32 Disclosure Schedule”), Q32 represents and warrants to Homology and Merger Sub as follows:

3.1 Due Organization; Subsidiaries.

(a) Q32 is a corporation or other legal entity duly incorporated or otherwise organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization and has all necessary power and authority: (i) to conduct its business in the manner in which its business is currently being conducted, (ii) to own or lease and use its property and assets in the manner in which its property and assets are currently owned or leased and used and (iii) to perform its obligations under all Contracts by which it is bound.

(b) Each of Q32 and its Subsidiaries is licensed and qualified to do business, and is in good standing (to the extent applicable in such jurisdiction), under the Laws of all jurisdictions where the nature of its business in the manner in which its business is currently being conducted requires such licensing or qualification other than in jurisdictions where the failure to be so qualified individually or in the aggregate would not be reasonably expected to have a Q32 Material Adverse Effect.

(c) Except as set forth on Section 3.1(c) of the Q32 Disclosure Schedule, Q32 has no Subsidiaries and Q32 does not directly or indirectly own any capital stock of, or any equity ownership or profit sharing interest of any nature in, or control directly or indirectly, any other Entity. Q32 is not and has not otherwise been, directly or indirectly, a party to, member of or participant in any partnership, joint venture or similar business entity. Q32 has not agreed and is not obligated to make, or is bound by any Contract under which it may become obligated to make, any future investment in or capital contribution to any other Entity. Q32 has not, at any time, been a general partner of, and has not otherwise been liable for any of the debts or other obligations of, any general partnership, limited partnership or other Entity.

3.2 Organizational Documents. Q32 has delivered to Homology accurate and complete copies of Q32’s Organizational Documents. Q32 is not in breach or violation of its Organizational Documents in any material respect.

3.3 Authority; Binding Nature of Agreement. Q32 has all necessary corporate power and authority to enter into and to perform its obligations under this Agreement and to consummate the Contemplated Transactions. The Q32 Board (at meetings duly called and held) has (i) determined that the Contemplated Transactions are fair to, advisable and in the best interests of Q32 and its stockholders, (ii) approved and declared advisable this Agreement and the Contemplated Transactions and (iii) determined to recommend the Q32 Board Recommendation to the stockholders of Q32. This Agreement has been duly executed and delivered by Q32 and assuming the due authorization, execution and delivery by Homology and Merger Sub, constitutes the legal, valid and binding obligation of Q32, enforceable against Q32 in accordance with its terms, subject to the Enforceability Exceptions.

3.4 Vote Required. The affirmative vote of the holders of at least (i) a majority of the then outstanding shares of Q32 Common Stock outstanding on the record date for the Q32 Stockholder Written Consent and (ii) a majority of the then outstanding shares of Q32 Preferred Stock voting as a single class on an as-converted basis (together, the “Required Q32 Stockholder Vote”), is the only vote of the holders of any class or series of Q32 Capital Stock necessary to adopt and approve this Agreement and approve the Contemplated Transactions. No interest in Q32 is subject to any appraisal or dissenters rights in connection with the Contemplated Transactions.

3.5 Non-Contravention; Consents.

(a) Subject to obtaining the Required Q32 Stockholder Vote and the filing of the Certificate of Merger required by Delaware Law, neither (x) the execution, delivery or performance of this Agreement by Q32, nor (y) the consummation of the Contemplated Transactions, will directly or indirectly (with or without notice or lapse of time):

(i) contravene, conflict with or result in a violation of any of the provisions of the Organizational Documents of Q32 or its Subsidiaries;

(ii) contravene, conflict with or result in a material violation of, or give any Governmental Authority or other Person the right to challenge the Contemplated Transactions or to exercise any remedy or obtain any relief under, any Law or any Order to which Q32 or its Subsidiaries, or any of the assets owned or used by Q32 or its Subsidiaries, is subject;

(iii) contravene, conflict with or result in a material violation of any of the terms or requirements of, or give any Governmental Authority the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization that is held by Q32 or its Subsidiaries or that otherwise relates to the business of Q32, or any of the assets owned, leased or used by Q32;

(iv) contravene, conflict with or result in a violation or breach of, or result in a default under, any provision of any Q32 Material Contract, or give any Person the right to: (A) declare a default or exercise any remedy under any Q32 Material Contract, (B) any material payment, rebate, chargeback, penalty or change in delivery schedule under any such Q32 Material Contract, (C) accelerate the maturity or performance of any Q32 Material Contract or (D) cancel, terminate or modify any term of any Q32 Material Contract, except in the case of any nonmaterial breach, default, penalty or modification; or

(v) result in the imposition or creation of any Encumbrance upon or with respect to any asset owned or used by Q32 or its Subsidiaries (except for Permitted Encumbrances).

(b) Except for (i) any Consent set forth on Section 3.5 of the Q32 Disclosure Schedule under any Q32 Contract, (ii) the Required Q32 Stockholder Vote, (iii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware pursuant to Delaware Law and (iv) such consents, waivers, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable federal and state securities laws, neither Q32 nor any of its Subsidiaries was, is or will be required to make any filing with or give any notice to, or to obtain any Consent from, any Person in connection with (x) the execution, delivery or performance of this Agreement or (y) the consummation of the Contemplated Transactions.

(c) The Q32 Board has taken and will take all actions necessary to ensure that the restrictions applicable to business combinations contained in Section 203 of Delaware Law are, and will be, inapplicable to the execution, delivery and performance of this Agreement and to the consummation of the Contemplated Transactions. No other state takeover statute or similar Law applies or purports to apply to the Merger, this Agreement or any of the other Contemplated Transactions.

3.6 Capitalization.

(a) The authorized capital stock of Q32 consists of (i) 141,900,000 shares of Q32 Common Stock of which 7,274,482 shares have been issued and are outstanding as of November 12, 2023 , and (ii) 117,933,356 shares of Q32 Preferred Stock of which (a) 6,500,000 shares have been designated Q32 Series A1 Preferred Stock of which 6,500,000 shares have been issued and are outstanding as of November 12, 2023, (b) 47,628,788 shares have been designated Q32 Series A Preferred Stock of which 47,628,788 shares have been issued and are outstanding as of November 12, 2023 and (d) 63,804,568 shares have been designated Q32 Series B Preferred Stock of which 54,689,627 shares have been issued and are outstanding as of November 12, 2023. Q32 does not hold any shares of its capital stock in its treasury.

(b) All of the outstanding shares of Q32 Common Stock have been duly authorized and validly issued, and are fully paid and nonassessable and are free of any Encumbrances other than under applicable securities Laws. None of the outstanding shares of Q32 Common Stock is entitled or subject to any preemptive right, right of participation, right of maintenance or any similar right. None of the outstanding shares of Q32 Common Stock is subject to any right of first refusal in favor of Q32. Except as contemplated herein, there is no Q32 Contract relating to the voting or registration of, or restricting any Person from purchasing, selling, pledging or otherwise disposing of (or granting any option or similar right with respect to), any shares of Q32 Common Stock. Q32 is not under any obligation, nor is Q32 bound by any Contract pursuant to which it may become obligated, to repurchase, redeem or otherwise acquire any outstanding shares of Q32 Common Stock or other securities. Section (b) of the Q32 Disclosure Schedule accurately and completely describes all repurchase rights held by Q32 with respect to shares of Q32 Common Stock (including shares issued pursuant to the exercise of stock options) and specifies which of those repurchase rights are currently exercisable.

(c) Except for the Q32 Equity Plan and the Q32 Options granted thereunder, Q32 does not have any stock incentive plan or any other plan, program, agreement or arrangement providing for any equity or equity-based compensation for any Person and there were no other equity or equity-based awards outstanding as of the date of this Agreement. As of the date of this Agreement, Q32 has reserved 25,956,535 shares of Q32 Common Stock for issuance under the Q32 Equity Plan, of which 24,450,104 shares have been issued and are outstanding pursuant to the exercise of Q32 Options, 24,336,980 shares are subject to outstanding Q32 Options, and 97,505 shares remain available for future grant pursuant to the Q32 Equity Plan. Section 3.6(c) of the Q32 Disclosure Schedule sets forth a true and complete list, as of the date of this Agreement, of each outstanding Q32 Option, including: (i) the name of the holder, (ii) the number of shares of Q32 Common Stock subject to such Q32 Option, (iii) the exercise price of each Q32 Option, (iv) the date on which such Q32 Option, (v) the applicable vesting schedule, including any acceleration provisions, and the number of vested and unvested shares, (vi) the expiration date, as applicable, and (vii) whether the Q32 Option is intended to be an “incentive stock option” (as defined in the Code) or a non-qualified stock option. Q32 has made available to Homology accurate and complete copies of the following: (A) the standard form of agreement evidencing Q32 Options; and (B) each agreement evidencing a Q32 Option that does not conform in all material respects to the standard form agreement.

(d) Except as set forth on Section 3.6(c) of the Q32 Disclosure Schedule, there is no: (i) outstanding subscription, option, call, warrant or right (whether or not currently exercisable) to acquire any shares of the capital stock or other securities of Q32, (ii) outstanding security, instrument or obligation that is or may become convertible into or exchangeable for any shares of the capital stock or other securities of Q32, (iii) stockholder rights plan (or similar plan commonly referred to as a “poison pill”) or Contract under which Q32 is or may become obligated to sell or otherwise issue any shares of its capital stock or any other securities or (iv) condition or circumstance that may give rise to or provide a basis for the assertion of a claim by any Person to the effect that such Person is entitled to acquire or receive any shares of capital stock or other securities of Q32.

(e) All outstanding shares of Q32 Common Stock, and other securities of Q32 have been issued and granted in compliance with (i) all applicable securities laws and other applicable Law and (ii) all requirements set forth in applicable Contracts.

3.7 Financial Statements.

(a) Section 3.7(a) of the Q32 Disclosure Schedule includes true and complete copies of (i) the Q32 Balance Sheet and the related audited estimated statement of income, cash flow and changes in partners’ capital for the years ended December 31, 2021 and December 31, 2022 (the “Q32 Audited Financial Statements”), and (ii) Q32’s unaudited balance sheet and the related unaudited estimated statement of income, cash flow and changes in partners’ capital for the three and six (6) months ended June 30, 2023 (the “Q32 Interim Financial Statements” and collectively, with the Q32 Audited Financial Statements, the “Q32 Financial Statements”).

(b) The Q32 Financial Statements (i) were prepared in accordance with GAAP (except the Q32 Interim Financial Statements and are subject to normal and recurring year-end adjustments that are not reasonably expected to be material in amount) applied on a consistent basis unless otherwise noted therein throughout the periods indicated, (ii) fairly present, in all material respects, the financial position of Q32 as of the respective dates thereof and the results of operations and cash flows of Q32 for the periods covered thereby and (iii) when delivered by Q32 for inclusion in the Registration Statement (as defined below) for filing with the SEC following the date of this Agreement in accordance with Section 5.7, shall comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act applicable to a registrant, in effect as of the respective dates thereof. Other than as expressly disclosed in the Q32 Financial Statements, there has been no material change in Q32’s accounting methods or principles that would be required to be disclosed in Q32’s financial statements in accordance with GAAP. The books of account and other financial records of Q32 and each of its Subsidiaries are true and complete in all material respects.

(c) There have been no formal internal investigations regarding financial reporting or accounting policies and practices discussed with, reviewed by or initiated at the direction of the chief executive officer, chief financial officer, or general counsel of Q32, the Q32 Board or any committee thereof, other than ordinary course audits or reviews of accounting policies and practices or internal controls.

(d) Q32 and its Subsidiaries maintains a system of internal accounting controls designed to provide reasonable assurance that: (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of the financial statements of Q32 and its Subsidiaries in conformity with GAAP and to maintain accountability of the Company’s and its Subsidiaries’ assets, (iii) access to Q32’s and its Subsidiaries’ assets is permitted only in accordance with management’s general or specific authorization and (iv) the recorded accountability for Q32 and its Subsidiaries’ assets is compared with the existing assets at regular intervals and appropriate action is taken with respect to any differences. Q32 and each of its Subsidiaries maintains internal control over financial reporting that provides reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP.

(e) Q32’s auditor has at all times since the date of enactment of the Sarbanes-Oxley Act been: (i) a registered public accounting firm (as defined in Section 2(a)(12) of the Sarbanes-Oxley Act), (ii) to the Knowledge of Q32, “independent” with respect to Q32 within the meaning of Regulation S-X under the Exchange Act and (iii) to the Knowledge of Q32, in compliance with subsections (g) through (l) of Section 10A of the Exchange Act and the rules and regulations promulgated by the SEC and the Public Company Accounting Oversight Board (“PCAOB”) thereunder (such firm, the “PCAOB Auditor”).

3.8 Absence of Changes. Except as set forth on Section 3.8 of the Q32 Disclosure Schedule, since January 1, 2022, Q32 and its Subsidiaries have conducted their business only in the Ordinary Course of Business (except for the execution and performance of this Agreement and the discussions, negotiations and transactions related thereto) and there has not been any (a) Q32 Material Adverse Effect or (b) action, event or occurrence that would have required consent of Homology pursuant to Section 5.1 of this Agreement had such action, event or occurrence taken place after the execution and delivery of this Agreement.

3.9 Absence of Undisclosed Liabilities. Neither Q32 nor any of its Subsidiaries has any liability, indebtedness, obligation, expense, claim, deficiency, guaranty or endorsement of any kind, whether accrued, absolute, contingent, matured, unmatured or otherwise (each a “Liability”), in each case, of a type required to be reflected or reserved for on a balance sheet prepared in accordance with GAAP, except for: (a) Liabilities disclosed, reflected or reserved against in the Q32 Balance Sheet, (b) normal and recurring current Liabilities that have been incurred by Q32 or its Subsidiaries since the date of the Q32 Balance Sheet in the Ordinary Course of Business (none of which relates to any breach of contract, breach of warranty, tort, infringement, or violation of Law), (c) Liabilities for performance of obligations of Q32 or any of its Subsidiaries under Q32 Contracts, (d) Liabilities incurred in connection with the Contemplated Transactions and (e) Liabilities described in Section 3.9 of the Q32 Disclosure Schedule.

3.10 Title to Assets. Each of Q32 and its Subsidiaries has good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all tangible properties or tangible assets and equipment used or held for use in its business or operations or purported to be owned by it, including: (a) all tangible assets reflected on the Q32 Balance Sheet and (b) all other tangible assets reflected in the books and records of Q32 as being owned by Q32. All of such assets are owned or, in the case of leased assets, leased by Q32 or any of its Subsidiaries free and clear of any Encumbrances, other than Permitted Encumbrances.

3.11 Real Property; Leasehold. Neither Q32 nor any of its Subsidiaries owns or has ever owned any real property. Q32 has made available to Homology (a) an accurate and complete list of all real properties with respect to which Q32 directly or indirectly holds a valid leasehold interest as well as any other real estate that is in the possession of or leased by Q32 or any of its Subsidiaries and (b) copies of all leases under which any such real property is possessed (the “Q32 Real Estate Leases”), each of which is in full force and effect, with no existing material default thereunder.

3.12 Intellectual Property.

(a) Section 3.12(a) of the Q32 Disclosure Schedule is an accurate, true and complete listing of all Q32 Registered IP, including for each item (i) the record owner (and name of any other Person with an ownership interest in such item of Q32 Registered IP, if any), jurisdiction (or, with respect to domain names, the applicable registrar), status, date and registration or application number of each item, as applicable, (ii) the name of the record owner and any other Person that has an ownership interest in such item of Q32 Registered IP, and the nature of such ownership interest, and (iii) any actions that are required to be taken within 180 days of the date hereof for any Q32 Registered IP, including the payment of any registration, maintenance or renewal fees or the filing of or response to any documents, applications or certificates, for the purposes of prosecuting, obtaining, perfecting, maintaining or renewing any Q32 Registered IP. Section 3.12(a) of the Q32 Disclosure Schedule also sets forth, as of the date of this Agreement, a list of all internet domain names with respect to which Q32 or any of its Subsidiaries are the registrant and, with respect to each domain name, the record owner of such domain name and if different, the legal and beneficial owner(s) of such domain name and the applicable domain name registrar.

(b) Section 3.12(b) of the Q32 Disclosure Schedule accurately identifies all Q32 Contracts pursuant to which any material Q32 IP Rights are licensed to Q32 (other than (A) any non-customized software that (1) is so licensed solely in executable or object code form pursuant to a nonexclusive, internal use software license and other Intellectual Property associated with such software and (2) is not incorporated into, or material to the development, manufacturing, or distribution of, any of Q32’s or its Subsidiaries’ products or services, (B) any Intellectual Property licensed on a nonexclusive basis ancillary to the purchase or use of equipment, reagents or other materials, (C) any confidential information provided under confidentiality agreements and (D) agreements between Q32 or its Subsidiaries and their respective employees in Q32’s standard form thereof). To the Knowledge of Q32, each Q32 Contract listed in Section 3.12(b) of the Q32 Disclosure Schedule is in full force and effect and constitutes a legal, valid, and binding obligation of Q32, its Subsidiaries and each other party thereto, and is enforceable against Q32, its Subsidiaries and each other party thereto in accordance with its terms. To the Knowledge of Q32, neither Q32, its Subsidiaries, nor any other party to any Q32 Contract listed in Section 3.12(b) of the Q32 Disclosure Schedule has been or is, or has been or is alleged to be, in material default under, or has provided or received any notice of breach under, or intention to terminate (including by non-renewal), any Q32 Contract listed in Section 3.12(b) of the Q32 Disclosure Schedule, except as would not reasonably be expected to have, individually or in the aggregate, a Q32 Material Adverse Effect.

(c) Except for instances that would not reasonably be expected to have, individually or in the aggregate, a Q32 Material Adverse Effect, Section 3.12(c) of the Q32 Disclosure Schedule accurately identifies each Q32 Contract pursuant to which any Person has been granted any license under, or otherwise has received or acquired any right (whether or not currently exercisable) or interest in, any Q32 IP Rights (other than (i) any confidential information provided under confidentiality agreements and (ii) any Q32 IP Rights nonexclusively licensed to academic collaborators, suppliers or service providers for the sole purpose of enabling such academic collaborator, supplier or service providers to provide services for Q32’s or its Subsidiaries’ benefit). To the Knowledge of Q32, each Q32 Contract listed in Section 3.12(c) of the Q32 Disclosure Schedule is in full force and effect and constitutes a legal, valid, and binding obligation of Q32, its Subsidiaries and each other party thereto, and is enforceable against Q32, its Subsidiaries and each other party thereto in accordance with its terms. Neither Q32, its Subsidiaries nor, to the Knowledge of Q32, any other party to any Q32 Contract listed in Section 3.12(c) of the Q32 Disclosure Schedule has provided or received any written notice or allegation of breach under, or intention to terminate (including by non-renewal), any Q32 Contract listed in Section 3.12(c) of the Q32 Disclosure Schedule.

(d) Except as identified on Section 3.12(d) of the Q32 Disclosure Schedule, neither Q32 nor any of its Subsidiaries is bound by, no Q32 Owned IP Rights are subject to, and to the Knowledge of Q32, no Q32 Licensed IP Rights are subject to (other than the rights of the applicable licensors), any Contract containing any covenant or other provision that in any way limits or restricts the ability of Q32 or any of its Subsidiaries to use, exploit, assert, or enforce any Q32 IP Rights anywhere in the world, except as would not reasonably be expected to have, individually or in the aggregate, a Q32 Material Adverse Effect.

(e) Q32 or one of its Subsidiaries exclusively owns all right, title, and interest to and in the Q32 IP Rights (other than (i) Q32 Licensed IP Rights, or co-owned rights each as identified in Section 3.12(b) of the Q32 Disclosure Schedule, (ii) any non-customized software that (A) is licensed to Q32 or its Subsidiaries solely in executable or object code form pursuant to a nonexclusive, internal use software license and other Intellectual Property associated with such software and (B) is not incorporated into, or material to the development, manufacturing, or distribution of, any of Q32’s or its Subsidiaries’ products or services and (iii) any Intellectual Property licensed on a nonexclusive basis ancillary to the purchase or use of equipment, reagents or other materials), in each case, free and clear of any Encumbrances (other than Permitted Encumbrances).

(f) To the Knowledge of Q32, (i) all documents and instruments necessary to register or apply for or renew registration of Q32 Registered IP owned by Q32, and (ii) all documents and instruments necessary to register or apply for or renew registration of Q32 Registered IP exclusively licensed to Q32, have been validly executed, delivered, and filed in a timely manner with the appropriate Governmental Authority. To the Knowledge of Q32, (i) Q32 has filed all statements of use and paid all renewal and maintenance fees, annuities and other fees with respect to the Q32 Registered IP owned by Q32 and (ii) Q32 has executed all documents and instruments necessary to register or apply for or renew registration of Q32 Registered IP exclusively licensed to Q32, in each case (i) and (ii), that are due and payable as of the date of this Agreement.

(g) Except for instances that would not reasonably be expected to have, individually or in the aggregate, a Q32 Material Adverse Effect, to the Knowledge of Q32 each Person who is or was an employee, contractor or consultant of Q32 or any of its Subsidiaries and who is or was involved in the creation, discovery, reduction to practice or development of any Intellectual Property for Q32 or any of its Subsidiaries has signed a valid, enforceable written agreement containing a present assignment of all right, title and interest in and to such Intellectual Property to Q32 or such Subsidiary and confidentiality provisions protecting trade secrets and confidential information of Q32 and its Subsidiaries.

(h) To the Knowledge of Q32, no current or former member, officer, director, or employee of Q32 or any of its Subsidiaries has any claim, right (whether or not currently exercisable), or interest to or in any Q32 IP Rights purported to be owned by Q32. To the Knowledge of Q32, no employee of Q32 or any of its Subsidiaries is (A) bound by or otherwise subject to any Contract restricting him or her from performing his or her duties for Q32 or such Subsidiary or (B) in breach of any Contract with any former employer or other Person concerning Q32 IP Rights purported to be owned by Q32 or such Subsidiary or confidentiality provisions protecting trade secrets and confidential information comprising Q32 IP Rights purported to be owned by Q32 or such Subsidiary.

(i) Except as set forth on Section 3.12(i) of the Q32 Disclosure Schedule, no funding, facilities, or personnel of any Governmental Authority were used, directly or indirectly, to develop or create, in whole or in part, any Q32 Owned IP Rights, or, to the Knowledge of Q32, any Q32 Licensed IP Rights, and no educational institution has any right to, or right to royalties for, or to impose any requirement on the manufacture or commercialization of any product incorporating, any Q32 Owned IP Rights, or, to the Knowledge of Q32, any Q32 Licensed IP Rights. To the Knowledge of Q32, no Governmental Authority has any right to (including any “step-in” or “march-in” rights with respect to), ownership of, commercialization of, or right to royalties or other payments for any Q32 Owned IP Rights, or, to the Knowledge of Q32, any Q32 Licensed IP Rights. Without limiting the generality of the foregoing, to the Knowledge of Q32, no invention claimed or covered by any Patent within the Q32 Owned IP Rights, or, to the Knowledge of Q32, any Q32 Licensed IP Rights, (A) was conceived or reduced to practice in connection with any research activities funded, in whole or in part, by the federal government of the United States or any agency thereof, (B) is a “subject invention” as that term is described in 35 U.S.C. Section 201(e), or (C) is otherwise subject to the provisions of the Bayh-Dole Act or any similar Law of any other jurisdiction, including with respect to any Patents that are part of the Q32 IP Rights.

(j) Q32 and each of its Subsidiaries has taken reasonable steps to maintain the confidentiality of and otherwise protect, maintain and enforce its rights in all proprietary information that Q32 or such Subsidiary holds, or purports to hold, as confidential or a trade secret. To the Knowledge of Q32, neither Q32 nor any of its Subsidiaries has made any of its trade secrets or other material confidential or proprietary information that it intended to maintain as confidential information available to any other Person except pursuant to written agreements requiring such Person to maintain the confidentiality of such trade secrets or confidential information. To the Knowledge of Q32, there have been no material security breaches, outages, violations or unauthorized access to any of the proprietary information that Q32 or any of its Subsidiaries holds, or purports to hold, as confidential or a trade secret, except as would not reasonably be expected to have, individually or in the aggregate, a Q32 Material Adverse Effect.

(k) Except as set forth on Section 3.12(k) of the Q32 Disclosure Schedule, neither Q32 nor any of its Subsidiaries has assigned or otherwise transferred ownership of, or agreed to assign or otherwise transfer ownership of, any Q32 IP Rights to any other Person.

(l) To the Knowledge of Q32, neither Q32 nor any of its Subsidiaries has taken or failed to take any action that could be reasonably expected to result in the abandonment, invalidity, cancellation, forfeiture, relinquishing, invalidation or unenforceability of any Q32 IP Rights (including with respect to any trademark, a failure to exercise adequate quality controls or an assignment in gross without the accompanying goodwill). To the Knowledge of Q32, each item of Q32 IP Right has been duly maintained and is not expired, abandoned or cancelled. To the Knowledge of Q32, each of the Patents included in the Q32 IP Rights identifies each and every inventor of the claims thereof as determined in accordance with the applicable laws of the jurisdiction in which such Patent is issued or pending. To the Knowledge of Q32, neither Q32 nor any of its Subsidiaries has engaged in patent or copyright misuse or any fraud or inequitable conduct in connection with any Q32 IP Right. To the Knowledge of Q32, each of Q32 and its Subsidiaries and their respective patent counsel have complied with its duty of candor and disclosure and have made no material misrepresentations in the filings submitted to the applicable Governmental Authorities with respect to all Patents included in the Q32 IP Rights for which Q32 or any of its Subsidiaries is responsible for prosecuting.

(m) To the Knowledge of Q32, the Q32 IP Rights constitute all Intellectual Property necessary for Q32 to conduct its business as currently conducted or proposed to be conducted; provided, however, that the foregoing representation is not a representation with respect to non-infringement of Intellectual Property.

(n) Q32 has delivered, or made available to Homology, a complete and accurate copy of all material Q32 IP Rights Agreements.

(o) To the Knowledge of Q32, the manufacture, marketing, offering for sale, sale, importation, use or intended use or other disposal of any product as currently sold or under development by Q32 does not violate any license or agreement between Q32 or its Subsidiaries and any third party in any material respect, and, to the Knowledge of Q32, does not infringe or misappropriate any valid and issued Patent or other Intellectual Property of any other Person, which infringement or misappropriation would reasonably be expected to have a Q32 Material Adverse Effect. To the Knowledge of Q32, no third party is infringing upon any Patents owned by Q32 within the Q32 IP Rights, or otherwise violating any Q32 IP Rights Agreement.

(p) Except as set forth on Section 3.12(p) of the Q32 Disclosure Schedule, as of the date of this Agreement, neither Q32 nor any of its Subsidiaries is a party to any Legal Proceeding (including, but not limited to, opposition, interference or other proceeding in any patent or other government office) contesting the validity, ownership or right to use, sell, offer for sale, license or dispose of any Q32 IP Rights. None of the Q32 Owned IP Rights, and to the Knowledge of Q32, none of the Q32 Licensed IP rights, have been adjudged invalid or unenforceable in whole or part, and all Q32 Owned IP Rights, and to the Knowledge of Q32, all Q32 Licensed IP rights, are in full force and effect. No Patents within the Q32 Registered IP owned by Q32, or to the Knowledge of Q32, no Patents within the Q32 Registered IP exclusively licensed to Q32, have been subject to any interference, derivation, reexamination (including ex parte reexamination, inter partes reexamination, inter partes review, or post grant review), reissue, cancellation, opposition, claim, allegation or other action, including any proceeding in which the scope, validity, inventorship, ownership or enforceability of any such Patent is being, has been, or could reasonably be expected to be, contested or challenged. Neither Q32 nor any of its Subsidiaries have received any written notice asserting that any Q32 IP Rights or the proposed use, sale, offer for sale, license or disposition of products, methods, or processes claimed or covered thereunder infringes or misappropriates or violates the rights of any other Person or that Q32 or any of its Subsidiaries have otherwise infringed, misappropriated or otherwise violated any Intellectual Property of any Person.

(q) Except as set forth on Section 3.12(q) of the Q32 Disclosure Schedule, to the Knowledge of Q32, no trademark (whether registered or unregistered) or trade name owned, used, or applied for by Q32 conflicts or interferes with any trademark (whether registered or unregistered) or trade name owned, used, or applied for by any other Person except as would not have a Q32 Material Adverse Effect. To the Knowledge of Q32, none of the goodwill associated with or inherent in any trademark (whether registered or unregistered) in which Q32 or its Subsidiaries has or purports to have an ownership interest has been impaired as determined by Q32 in accordance with GAAP. Section 3.12(q) of the Q32 Disclosure Schedule sets forth all material unregistered trademarks included in the Q32 IP Rights.

(r) Except (i) as would reasonably not be expected to have a Q32 Material Adverse Effect, (ii) as may be set forth in Sections 3.12(a) or 3.12(b) of the Q32 Disclosure Schedule or (iii) as contained in license, distribution or service agreements entered into in the Ordinary Course of Business by Q32, to the Knowledge of Q32, (A) neither Q32 nor any of its Subsidiaries is bound by any Contract to indemnify, defend, hold harmless, or reimburse any other Person with respect to any Intellectual Property infringement, misappropriation, or similar claim which is material to Q32 or any of its Subsidiaries, taken as a whole and (B) neither Q32 nor any of its Subsidiaries has ever assumed, or agreed to discharge or otherwise take responsibility for, any existing or potential liability of another Person for infringement, misappropriation, or violation of any Intellectual Property right, which assumption, agreement or responsibility remains in force as of the date of this Agreement.

(s) To the Knowledge of Q32, neither Q32 nor any of its Subsidiaries is party to any Contract that, as a result of such execution, delivery and performance of this Agreement, will (i) cause the grant, assignment, or transfer to any other third party of any license or other right to or in any Q32 IP Rights, (ii) result in breach of, default under, termination of, or acceleration or modification of such Contract with respect to any Q32 IP Rights, (iii) alter, encumber, impair or extinguish, or result in any Encumbrance with respect to the right of Q32 or the Surviving Corporation and its Subsidiaries to use, sell or license or enforce any Q32 IP Rights or portion thereof, or (iv) result in Q32 or any of its Subsidiaries being bound by or subject to any exclusivity obligations, non-compete or other restrictions on the operation or scope of their respective businesses, or to any obligation to grant any rights in or to any Q32 IP Rights, except, in each of (i), (ii), (iii) and (iv), for the occurrence of any such grant or impairment that would not individually or in the aggregate, reasonably be expected to result in a Q32 Material Adverse Effect.

3.13 Agreements, Contracts and Commitments.

(a) Section 3.13(a) of the Q32 Disclosure Schedule lists the following Q32 Contracts in effect as of the date of this Agreement (each, a “Q32 Material Contract” and collectively, the “Q32 Material Contracts”):

(i) each Q32 Contract that is a collective bargaining agreement or other agreement or arrangement with any labor union, works council or labor organization;

(ii) each Q32 Contract for the employment or engagement of any individual on an employee, consulting or other basis that provides for annual base compensation in excess of $200,000;

(iii) each Q32 Contract with any Q32 Associate that provides for retention, change in control, transaction or other similar payments or benefits, whether or not payable as a result of the Contemplated Transactions;

(iv) each Q32 Contract relating to any agreement of indemnification or guaranty not entered into in the Ordinary Course of Business;

(v) each Q32 Contract containing (A) any covenant limiting the freedom of Q32 or any of its Subsidiaries or the Surviving Corporation to engage in any line of business or compete with any Person, or limiting the development, manufacture, or distribution of Q32’s products or services, (B) any most-favored pricing arrangement, (C) any exclusivity provision or (D) any non-solicitation provision;

(vi) each Q32 Contract (A) pursuant to which any Person granted Q32 an exclusive license under any Intellectual Property, or (B) pursuant to which Q32 granted any Person an exclusive license under any Q32 IP Rights;

(vii) each Q32 Contract relating to capital expenditures and requiring payments after the date of this Agreement in excess of $500,000 pursuant to its express terms and not cancelable without penalty;

(viii) each Q32 Contract relating to the disposition or acquisition of material assets or any ownership interest in any Entity, in each case, involving payments in excess of $250,000 after the date of this Agreement;

(ix) each Q32 Contract relating to any mortgages, indentures, loans, notes or credit agreements, security agreements or other agreements or instruments relating to the borrowing of money or extension of credit in excess of $500,000 or creating any material Encumbrances with respect to any assets of Q32 or any loans or debt obligations with officers or directors of Q32;

(x) each Q32 Contract requiring payment by or to Q32 after the date of this Agreement in excess of $500,000 pursuant to its express terms relating to: (A) any distribution agreement (identifying any that contain exclusivity provisions), (B) any agreement involving provision of services or products with respect to any pre-clinical or clinical development activities of Q32, (C) any dealer, distributor, joint marketing, alliance, joint venture, cooperation, development or other agreement currently in force under which Q32 or any of its Subsidiaries has continuing obligations to develop or market any product, technology or service, or any agreement pursuant to which Q32 or any of its Subsidiaries has continuing obligations to develop any Intellectual Property that will not be owned, in whole or in part, by Q32 or such Subsidiary or (D) any Contract to license any Patent, trademark registration, service mark registration, trade name or copyright registration to or from any third party to manufacture or produce any product, service or technology of Q32 or any of its Subsidiaries or any Contract to sell, distribute or commercialize any products or service of Q32 or any of its Subsidiaries, in each case, except for Q32 Contracts entered into in the Ordinary Course of Business;

(xi) each Q32 Contract with any Person, including any financial advisor, broker, finder, investment banker or other Person, providing advisory services to Q32 in connection with the Contemplated Transactions;

(xii) each Q32 Contract to which Q32 or any of its Subsidiaries is a party or by which any of their assets and properties is currently bound, which involves annual obligations of payment by, or annual payments to, Q32 or such Subsidiary in excess of $500,000;

(xiii) a Q32 Real Estate Lease;

(xiv) a Contract disclosed in or required to be disclosed in Section 3.12(a) or Section 3.12(b) of the Q32 Disclosure Schedule; or

(xv) any other Q32 Contract that is not terminable at will (with no penalty or payment) by Q32 or any of its Subsidiaries, and (A) which involves payment or receipt by Q32 or such Subsidiary after the date of this Agreement under any such agreement, contract or commitment of more than $500,000 in the aggregate, or obligations after the date of this Agreement in excess of $1,000,000 in the aggregate or (B) that is material to the business or operations of Q32 and its Subsidiaries taken as a whole.

(b) Q32 has delivered or made available to Homology accurate and complete copies of all Q32 Material Contracts, including all amendments thereto. There are no Q32 Material Contracts that are not in written form. Q32 has not, nor to Q32’s Knowledge, as of the date of this Agreement, has any other party to a Q32 Material Contract, breached, violated or defaulted under, or received notice that it breached, violated or defaulted under, any of the terms or conditions of any Q32 Material Contract in such manner as would permit any other party to cancel or terminate any such Q32 Material Contract, or would permit any other party to seek damages which would reasonably be expected to have a Q32 Material Adverse Effect. As to Q32 and its Subsidiaries, as of the date of this Agreement, each Q32 Material Contract is valid, binding, enforceable and in full force and effect, subject to the Enforceability Exceptions. No Person is renegotiating, or has a right pursuant to the terms of any Q32 Material Contract to change, any material amount paid or payable to Q32 under any Q32 Material Contract or any other material term or provision of any Q32 Material Contract.

3.14 Compliance; Permits; Restrictions.

(a) Q32 and each of its Subsidiaries is, and since January 1, 2020 has been, in material compliance with all applicable Laws. No investigation, claim, suit, proceeding, audit, Order, or other action by any Governmental Authority is pending or, to the Knowledge of Q32, threatened against Q32 or any of its Subsidiaries. There is no agreement or Order binding upon Q32 or any of its Subsidiaries which (i) has or could reasonably be expected to have the effect of prohibiting or materially impairing any business practice of Q32 or any of its Subsidiaries, any acquisition of material property by Q32 or any of its Subsidiaries or the conduct of business by Q32 or any of its Subsidiaries as currently conducted, (ii) is reasonably likely to have an adverse effect on Q32’s ability to comply with or perform any covenant or obligation under this Agreement or (iii) is reasonably likely to have the effect of preventing, delaying, making illegal or otherwise interfering with the Contemplated Transactions.

(b) Each of Q32 and its Subsidiaries holds all required Governmental Authorizations that are material to the operation of the business of Q32 as currently conducted (collectively, the “Q32 Permits”). Section 3.14(b) of the Q32 Disclosure Schedule identifies each Q32 Permit. Each of Q32 and its Subsidiaries is in material compliance with the terms of Q32 Permits. No Legal Proceeding is pending or, to the Knowledge of Q32, threatened, which seeks to revoke, substantially limit, suspend, or materially modify any Q32 Permit.

(c) There are no Legal Proceedings pending or, to the Knowledge of Q32, threatened in writing with respect to an alleged material violation by Q32 or any of its Subsidiaries of the Federal Food, Drug, and Cosmetic Act (“FDCA”), the Public Health Service Act (“PHSA”), Food and Drug Administration (“FDA”) regulations adopted thereunder, the Controlled Substances Act or any other Law promulgated by the FDA or other Governmental Authority responsible for regulation of the research, development, testing, manufacturing, packaging, processing, storage, labeling, sale, marketing, advertising, distribution and importation or exportation of drug or biologic products (“Drug Regulatory Agency”).

(d) Each of Q32 and its Subsidiaries holds all required material Governmental Authorizations issuable by any Drug Regulatory Agency necessary for the conduct of the business of Q32 as currently conducted, and, as applicable, the research, development, testing, manufacturing, packaging, processing, storage, labeling, sale, marketing, advertising, distribution and importation or exportation, as currently conducted, of any of its product candidates (the “Q32 Product Candidates”) (collectively, the “Q32 Regulatory Permits”) and no such Q32 Regulatory Permit has been (i) revoked, withdrawn, suspended, cancelled or terminated or (ii) modified in any material, adverse manner. Q32 has timely maintained and is in compliance in all material respects with the Q32 Regulatory Permits and neither Q32 nor any of its Subsidiaries has, since January 1, 2020, received any written notice or other written communication from any Drug Regulatory Agency regarding (A) any material violation of or failure to comply materially with any term or requirement of any Q32 Regulatory Permit or (B) any revocation, withdrawal, suspension, cancellation, termination or material modification of any Q32 Regulatory Permit.

(e) All clinical, pre-clinical and other studies and tests conducted by or on behalf of, or sponsored by, Q32 and its Subsidiaries, in which Q32 Product Candidates, have participated, were and, if still pending, are being conducted in compliance in all material respects with the applicable regulations of the Drug Regulatory Agencies and other applicable Law, including, without limitation, 21 C.F.R. Parts 50, 54, 56, 58 and 312. Neither Q32 nor any of its Subsidiaries has received any written notices, correspondence, or other communications from any Drug Regulatory Agency requiring, or, to the Knowledge of Q32, any action to place a clinical hold order on, or otherwise terminate, delay, or suspend any clinical studies conducted by or on behalf of, or sponsored by, Q32 or any of its Subsidiaries or in which Q32 Product Candidates, have participated.

(f) Neither Q32 nor any of its Subsidiaries, and, to the Knowledge of Q32, any contract manufacturer with respect to any Q32 Product Candidate, is the subject of any pending or, to the Knowledge of Q32, threatened investigation in respect of its business or products by the FDA pursuant to its “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities” Final Policy set forth in 56 Fed. Reg. 46191 (September 10, 1991)

and any amendments thereto, or any other applicable Law. To the Knowledge of Q32, neither Q32 nor any of its Subsidiaries nor any contract manufacturer with respect to any Q32 Product Candidate has committed any acts, made any statement, or failed to make any statement, in each case in respect of Q32’s business or products that would violate the FDA’s “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities” Final Policy, and any amendments thereto, or any other applicable Law. None of Q32, any of its Subsidiaries, and to the Knowledge of Q32, any contract manufacturer with respect to any Q32 Product Candidate, or any of their respective officers, employees or agents has been convicted of any crime or engaged in any conduct that could result in a debarment or exclusion under (i) 21 U.S.C. Section 335a, (ii) 42 U.S.C. § 1320a-7, or (iii) any other applicable Law. To the Knowledge of Q32, no debarment or exclusionary claims, actions, proceedings or investigations in respect of their business or products are pending or threatened against Q32, any of its Subsidiaries, and to the Knowledge of Q32, any contract manufacturer with respect to any Q32 Product Candidate, or any of its respective officers, employees or agents. Neither Q32 nor any of its Subsidiaries is a party to or has any reporting obligations under any corporate integrity agreements, monitoring agreements, deferred or non-prosecution agreements, consent decrees, settlement orders, or similar agreements with or imposed by any Governmental Authority.

(g) All manufacturing operations conducted by, or to the Knowledge of Q32, for the benefit of, Q32 or its Subsidiaries in connection with any Q32 Product Candidate, since January 1, 2020, have been and are being conducted in compliance in all material respects with applicable Laws, including the FDA’s standards for current good manufacturing practices, including applicable requirements contained in 21 C.F.R. Parts 210, 211 and 600-680 and the respective counterparts thereof promulgated by Governmental Authorities in countries outside the United States.

(h) No laboratory or manufacturing site owned by Q32 or its Subsidiaries, and to the Knowledge of Q32, no manufacturing site of a contract manufacturer or laboratory, with respect to any Q32 Product Candidate, (i) is subject to a Drug Regulatory Agency shutdown or import or export prohibition or (ii) has since January 1, 2020 received any unresolved Form FDA 483, notice of violation, warning letter, untitled letter, or similar correspondence or notice from the FDA or other Governmental Authority alleging or asserting material noncompliance with any applicable Law, and, to the Knowledge of Q32, neither the FDA nor any other Governmental Authority is considering such action.

3.15 Legal Proceedings; Orders.

(a) There is no pending Legal Proceeding and, to the Knowledge of Q32, no Person has threatened in writing to commence any Legal Proceeding: (i) that involves Q32 or any of its Subsidiaries or any Q32 Associate (in his or her capacity as such) or any of the material assets owned or used by Q32 or any of its Subsidiaries or (ii) that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, the Contemplated Transactions.

(b) There is no Order to which Q32 or any of its Subsidiaries, or any of the material assets owned or used by Q32 or any of its Subsidiaries, is subject. To the Knowledge of Q32, no officer or other Key Employee of Q32 or any of its Subsidiaries is subject to any Order that prohibits such officer or employee from engaging in or continuing any conduct, activity or practice relating to the business of Q32 or any of its Subsidiaries or to any material assets owned or used by Q32 or any of its Subsidiaries.

3.16 Tax Matters.

(a) Each of Q32 and each of its Subsidiaries has timely filed all income Tax Returns and all other material Tax Returns that were required to be filed by or with respect to it under applicable Law. All such Tax Returns were correct and complete in all material respects and have been prepared in material compliance with all applicable Law. Subject to exceptions as would not be material, no claim has ever been made by a Governmental Authority in a jurisdiction where Q32 or any of its Subsidiaries does not file a particular type of Tax Return that

Q32 or any of its Subsidiaries is subject to taxation by that jurisdiction that would require the filing of such a Tax Return.

(b) All material amounts of Taxes due and owing by Q32 and each of its Subsidiaries (whether or not shown on any Tax Return) have been timely paid. The unpaid Taxes of Q32 and each of its Subsidiaries for periods (or portions thereof) ending on or prior to the date of the Q32 Balance Sheet do not materially exceed the accruals for current Taxes set forth on the Q32 Balance Sheet. Since the date of the Q32 Balance Sheet, neither Q32 nor any of its Subsidiaries has incurred any material Liability for Taxes outside the Ordinary Course of Business or otherwise inconsistent with past custom and practice.

(c) Each of Q32 and each of its Subsidiaries has withheld and paid to the appropriate Governmental Authority all material Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party.

(d) There are no Encumbrances for material Taxes (other Encumbrances described in clause (i) of the definition of “Permitted Encumbrances”) upon any of the assets of Q32 or any of its Subsidiaries.

(e) No deficiencies for a material amount of Taxes with respect to Q32 or any of its Subsidiaries have been claimed, proposed or assessed by any Governmental Authority in writing that have not been timely paid in full. There are no pending (or, based on written notice, threatened) material audits, assessments, examinations or other actions for or relating to any Liability in respect of Taxes of Q32 or any of its Subsidiaries. Neither Q32 nor any of its Subsidiaries has waived any statute of limitations in respect of material Taxes or agreed to any extension of time with respect to a material Tax assessment or deficiency.

(f) Neither Q32 nor any of its Subsidiaries is a party to any Tax allocation, Tax sharing or similar agreement (including indemnity arrangements), other than customary indemnification provisions in commercial Contracts entered into in the Ordinary Course of Business with vendors, customers, lenders, or landlords (an “Ordinary Course Agreement”).

(g) Neither Q32 nor any of its Subsidiaries has been a member of an affiliated group filing a consolidated U.S. federal income Tax Return (other than a group the common parent of which is Q32). Neither Q32 nor any of its Subsidiaries has any material Liability for the Taxes of any Person (other than Q32) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, or by Contract (other than an Ordinary Course Agreement).

(h) Neither Q32 nor any of its Subsidiaries has distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 of the Code or Section 361 of the Code.

(i) Neither Q32 nor any of its Subsidiaries has entered into any transaction identified as a “reportable transaction” for purposes of Treasury Regulations Section 1.6011-4(b)(2).

(j) Neither Q32 nor any of its Subsidiaries will be required to include any material item of income or gain in, or exclude any material item of deduction or loss from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in, or use of improper, method of accounting for a taxable period ending on or prior to the Closing Date; (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax law) executed on or prior to the Closing Date; (iii) installment sale or open transaction disposition made on or prior to the Closing Date; (iv) prepaid amount, advance payments or deferred revenue received or accrued on or prior to the Closing Date; or (v) intercompany transaction or excess loss amount described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law).

(k) Section 3.16(k) of the Q32 Disclosure Schedule sets forth the entity classification of Q32 and each of its Subsidiaries for U.S. federal income tax purposes. Neither Q32 nor any of its Subsidiaries has made an election or taken any other action to change its federal and state income tax classification from such classification.

(l) Neither Q32 nor any of its Subsidiaries has taken or knowingly failed to take any action, nor to the Knowledge of Q32, are there any facts or circumstances, in each case, that would reasonably be expected to prevent or impede the Merger from qualifying for the Intended Tax Treatment.

3.17 Employee and Labor Matters; Benefit Plans.

(a) Section 3.17(a) of the Q32 Disclosure Schedule contains a complete and accurate list of all Q32 employees as of the date of this Agreement, setting forth for each employee: job title; classification as exempt or non-exempt for wage and hour purposes; annual base salary, hourly rate or other rates of compensation; bonus potential; full-time or part-time status; date of hire; business location; status (i.e., active or inactive and if inactive, the type of leave and estimated duration); and any visa or work permit status and the date of expiration, if applicable.

(b) Section 3.17(b) of the Q32 Disclosure Schedule contains a complete and accurate list as of the date hereof of all of the independent contractors, consultants, temporary employees, leased employees or other agents employed or used by Q32 and classified by Q32 as other than employees, or compensated other than through wages paid by Q32 through Q32’s payroll department (“Q32 Contingent Workers”), showing for each Q32 Contingent Worker such individual’s engagement date, role in the business, work location, and fee or compensation arrangements.

(c) Neither Q32 nor any of its Subsidiaries is a party to, bound by the terms of, or has a duty to bargain under, any collective bargaining agreement or other Contract with a labor union, works council or labor organization representing any Q32 Associate, and there are no labor unions, works council or labor organizations representing or, to the Knowledge of Q32, purporting to represent or seeking to represent any Q32 Associates, including through the filing of a petition for representation election.

(d) Section 3.17(d) of the Q32 Disclosure Schedule lists all material Q32 Employee Plans.

(e) As applicable with respect to each material Q32 Employee Plan, Q32 has made available to Homology, true and complete copies of (i) the plan document, including all amendments thereto, and in the case of an unwritten Employee Plan, a written description of all material terms thereof, (ii) all related trust instruments or other funding-related documents and insurance contracts, (iii) the summary plan description and each summary of material modifications thereto, (iv) the financial statements for the most recent year for which such financial statements are available (in audited form, if available or required by ERISA) and, where applicable, annual reports with any Governmental Authority (e.g., Form 5500 and all schedules thereto), (v) the most recent IRS determination or opinion letter, (vi) written results of any required compliance testing for the three most recent plan years, and (vii) all material, non-routine notices, filings or correspondence during the past three years with any Governmental Authority.

(f) Each Q32 Employee Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter or may rely on a favorable opinion letter with respect to such qualified status from the IRS to the effect that such plan is qualified under Section 401(a) of the Code and the related trust is exempt from federal income Taxes under Section 501(a) of the Code. To the Knowledge of Q32, nothing has occurred that would reasonably be expected to cause the loss of the qualified status of any such Q32 Employee Plan or the Tax exempt status of any related trust.

(g) Each Q32 Employee Plan has been established, maintained and operated in compliance, in all material respects, with its terms and all applicable Laws, including, without limitation, the Code and ERISA. No Legal

Proceeding (other than those relating to routine claims for benefits) is pending or, to the Knowledge of Q32, threatened with respect to any Q32 Employee Plan. All material payments and/or contributions required to have been made with respect to all Q32 Employee Plans have been made in accordance with the terms of the applicable Q32 Employee Plan and applicable Law in all material respects and neither Q32 nor any Q32 ERISA Affiliate has any material Liability for any such unpaid contributions with respect to any Q32 Employee Plan.

(h) Neither Q32, any of its Subsidiaries nor any of their ERISA Affiliates maintains, contributes to or is required to contribute to, or has any Liability with respect to (i) any “employee benefit plan” (within the meaning of Section 3(2) of ERISA) that is or was subject to Title IV or Section 302 of ERISA or Section 412 of the Code, (ii) a Multiemployer Plan, (iii) any Multiple Employer Plan, or (iv) any Multiple Employer Welfare Arrangement.

(i) No Q32 Employee Plan provides for medical or other welfare benefits to any service provider beyond termination of service or retirement, other than (i) pursuant to COBRA or an analogous state law requirement (the full cost of which is borne by such Person or such Person’s dependents or beneficiaries) or (ii) continuation coverage through the end of the month in which such termination or retirement occurs.

(j) No Q32 Employee Plan is subject to any law of a foreign jurisdiction outside of the United States.

(k) Each Q32 Employee Plan that constitutes in any part a nonqualified deferred compensation plan within the meaning of Section 409A of the Code has complied in all material respects with Section 409A of the Code, to the extent applicable, and no compensation has been or would reasonably be expected to be includable in the gross income of any Q32 Associate as a result of the operation of Section 409A of the Code.

(l) Q32 and its Subsidiaries are, and since January 1, 2020 have been, in compliance in all material respects with all applicable Laws respecting labor, employment and employment practices, including terms and conditions of employment, worker classification, tax withholding, unemployment compensation, workers’ compensation, prohibited discrimination, harassment, equal employment, fair employment practices, meal and rest periods, work authorization and immigration status, employee safety and health, wages (including overtime wages), pay equity, affirmative action, restrictive covenants, compensation, and hours of work. There are no Legal Proceedings pending or, to the Knowledge of Q32, threatened against Q32 or any of its Subsidiaries relating to any labor or employment matters or any Q32 Associate. Q32 is not a party to a conciliation agreement, consent decree or other agreement or Order with any federal, state, or local agency or Governmental Authority with respect to employment practices.

(m) Since January 1, 2020, (i) Q32 has not taken any action which would constitute a “plant closing”, “collective dismissal”, “group dismissal”, “group termination”, “mass termination”, or “mass layoff” within the meaning of the WARN Act, (ii) issued any written notification of a plant closing or mass layoff required by the WARN Act (nor has Q32 or any of its Subsidiaries has been under any requirement or obligation to issue any such notification), or (iii) incurred any Liability or obligation under the WARN Act that remains unsatisfied.

(n) Since January 1, 2020, there has never been, nor to the Knowledge of Q32 has there been any threat of, any strike, slowdown, work stoppage, lockout, job action, union, organizing activity, question concerning representation or any similar activity or dispute, affecting Q32 or its Subsidiaries. No event has occurred within the past six (6) months, and, to the Knowledge of Q32, no condition or circumstance exists, that would reasonably be expected to give rise to or provide a basis for the commencement of any such strike, slowdown, work stoppage, lockout, job action, union organizing activity, question concerning representation or any similar activity or dispute.

(o) There is no contract, agreement, plan or arrangement to which Q32 or any of its Subsidiaries is a party or by which it is bound to make any payment or compensate any Q32 Associate for Taxes incurred pursuant to the Code, including, but not limited to, Section 4999 or Section 409A of the Code.

(p) Neither the execution and delivery of this Agreement, the shareholder approval of this Agreement, nor the consummation of the Contemplated Transactions (either alone or in conjunction with any other event, including without limitation, a termination of employment) will result in any (i) payment (including severance, forgiveness of indebtedness or otherwise) or benefit becoming due to Q32 Associate, (ii) increase in any benefits or the compensation payable under any Q32 Employee Plan, (iii) acceleration of the time of payment, funding or vesting of any such compensation or benefits or any loan forgiveness, (iv) restriction on the right of Q32 or any of its Subsidiaries or, after the consummation of Contemplated Transactions, the Surviving Corporation, to merge, amend, terminate or transfer any Q32 Employee Plan, or (v) “excess parachute payment” (within the meaning of Section 280G of the Code).

3.18 Environmental Matters. Since January 1, 2020, Q32 and each of its Subsidiaries has complied with all applicable Environmental Laws, which compliance includes the possession by Q32 of all permits and other Governmental Authorizations required under applicable Environmental Laws and compliance with the terms and conditions thereof, except for any failure to be in compliance that, individually or in the aggregate, would not result in a Q32 Material Adverse Effect. Neither Q32 nor any of its Subsidiaries has received since January 1, 2020, any written notice or other communication (in writing or otherwise), whether from a Governmental Authority, citizens group, employee or otherwise, that alleges that Q32 or any of its Subsidiaries is not in compliance with any Environmental law, and, to the Knowledge of Q32, there are no circumstances that may prevent or interfere with Q32’s or any of its Subsidiaries’ compliance with any Environmental Law in the future, except where such failure to comply would not reasonably be expected to have a Q32 Material Adverse Effect. To the Knowledge of Q32: (a) no current or prior owner of any property leased or controlled by Q32 or any of its Subsidiaries has received since January 1, 2020, any written notice or other communication relating to property owned or leased at any time by Q32 or any of its Subsidiaries, whether from a Governmental Authority, citizens group, employee or otherwise, that alleges that such current or prior owner or Q32 or any of its Subsidiaries is not in compliance with or violated any Environmental Law relating to such property and (b) neither Q32 nor any of its Subsidiaries has any material Liability under any Environmental Law.

3.19 Insurance. Q32 has made available to Homology accurate and complete copies of all material insurance policies and all material self-insurance programs and arrangements relating to the business, assets, liabilities and operations of Q32 and its Subsidiaries. Each of such insurance policies is in full force and effect and Q32 and its Subsidiaries are in compliance in all material respects with the terms thereof. Other than customary end of policy notifications from insurance carriers, since January 1, 2020, neither Q32 nor any of its Subsidiaries has received any notice or other communication regarding any actual or possible: (a) cancellation or invalidation of any insurance policy or (b) refusal or denial of any coverage, reservation of rights or rejection of any material claim under any insurance policy. Each of Q32 and its Subsidiaries has provided timely written notice to the appropriate insurance carrier(s) of each Legal Proceeding pending against Q32 or such Subsidiary for which Q32 or such Subsidiary has insurance coverage, and no such carrier has issued a denial of coverage or a reservation of rights with respect to any such Legal Proceeding, or informed Q32 of its intent to do so.

3.20 Transactions with Affiliates. Section 3.20 of the Q32 Disclosure Schedule describes any material transactions or relationships, since January 1, 2020, between, on one hand, Q32 and, on the other hand, any (a) executive officer or director of Q32 or any of such executive officer’s or director’s immediate family members, (b) owner of more than five percent of the voting power of the outstanding shares of Q32 Common Stock or (c) to the Knowledge of Q32, any “related person” (within the meaning of Item 404 of Regulation S-K under the Securities Act) of any such officer, director or owner (other than Q32) in the case of each of (a), (b) or (c) that is of the type that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act.

3.21 No Financial Advisors. Except as set forth on Section 3.20 of the Q32 Disclosure Schedule, no broker, finder or investment banker is entitled to any brokerage fee, finder’s fee, opinion fee, success fee, transaction fee or other fee or commission in connection with the Contemplated Transactions based upon arrangements made by or on behalf of Q32.

3.22 Privacy and Data Security.

(a) Q32 and its Subsidiaries have complied with all applicable Privacy Laws and the applicable terms of any Q32 Contracts relating to privacy, security, collection or use of Personal Information of any individuals (including clinical trial participants, patients, patient family members, caregivers or advocates, physicians and other health care professionals, clinical trial investigators, researchers, pharmacists) that interact with Q32 or any of its Subsidiaries in connection with the operation of Q32’s and its Subsidiaries’ business, except for such noncompliance as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Q32 Material Adverse Effect. To the Knowledge of Q32, Q32 has implemented and maintains reasonable written policies and procedures, satisfying the requirements of applicable Privacy Laws and Q32 Contracts, concerning the privacy, security, collection and use of Personal Information (the “Q32 Privacy Policies”) and has complied with the same, except for such noncompliance as has not to the Knowledge of Q32 had, and would not reasonably be expected to have, individually or in the aggregate, a Q32 Material Adverse Effect. To the Knowledge of Q32, as of the date hereof, no claims have been asserted or threatened against Q32 by any Person alleging a violation of Privacy Laws, Q32 Privacy Policies and/or the applicable terms of any Q32 Contracts relating to privacy, security, collection or use of Personal Information of any individuals and Q32 has not received written notice of any of the same. To the Knowledge of Q32, there have been no data security incidents, personal data breaches or other adverse events or incidents related to Personal Information or Q32 data in the custody or control of Q32 or any service provider acting on behalf of Q32, in each case where such incident, breach or event would result in a notification obligation to any Person under applicable law or pursuant to the terms of any Q32 Contract.

(b) The information technology assets and equipment of Q32 and its Subsidiaries (collectively, “Q32 IT Systems”) are adequate for, and operate and perform in all material respects as required in connection with the operation of the business of Q32 and its Subsidiaries as currently conducted, and to the Knowledge of Q32, free and clear of all material bugs, errors, defects, Trojan horses, time bombs, malware and other corruptants. Q32 and its Subsidiaries have implemented and maintain commercially reasonable physical, technical and administrative safeguards to protect Personal Information processed by or on behalf of Q32 and its Subsidiaries, any other material confidential information and the integrity and security of Q32 IT Systems used in connection with their businesses, and during the past three years, there have been no breaches, violations, outages or unauthorized uses of or accesses to same, except for those that have been remedied without material cost or Liability or the duty to notify any other Person.

3.23 Concurrent Financing.

(a) Q32 has delivered to Homology true, correct and complete copies of all definitive agreements related to the Concurrent Financing, including the Subscription Agreement, pursuant to which the Purchasers (as defined in the Subscription Agreement) party thereto (collectively, the “Purchasers”) have agreed, subject to the terms and conditions set forth therein, to purchase the number of shares of Q32 Common Stock set forth therein in connection with the transactions contemplated by this Agreement. The Subscription Agreement has not been amended or modified prior to the date of this Agreement and as of the date hereof, no such amendment or modification is contemplated (other than amendments or modifications that are permitted by Section 5.27), and as of the date hereof, the respective obligations and commitments contained in the Subscription Agreement have not been withdrawn or rescinded in any respect.

(b) As of the date hereof, the Subscription Agreement is in full force and effect and is the legal, valid, binding and enforceable obligation of Q32, and, to the Knowledge of Q32, each of the Purchasers. There are no conditions precedent or other contingencies related to the funding of the full amount of the Concurrent Financing, other than as expressly set forth in the Subscription Agreement. As of the date hereof, no event has occurred which, with or without notice, lapse of time or both, would reasonably be expected to constitute a default or breach on the part of Q32 or, to the Knowledge of Q32, any Purchaser under the Subscription Agreement. As of the date hereof, Q32 has no reason to believe that any of the conditions to the Concurrent Financing as contemplated by the Subscription Agreement will not be satisfied.

3.24 No Other Representations or Warranties. Q32 hereby acknowledges and agrees that, except for the representations and warranties contained in this Agreement, neither Homology nor any other person on behalf of Homology makes any express or implied representation or warranty with respect to Homology or with respect to any other information provided to Q32, any of its stockholders or any of their respective Affiliates in connection with the Contemplated Transactions, and (subject to the express representations and warranties of Homology set forth in Article IV (in each case as qualified and limited by the Homology Disclosure Schedule)) none of Q32, or any of its Representatives or stockholders, has relied on any such information (including the accuracy or completeness thereof).

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF HOMOLOGY AND MERGER SUB

Except (i) as set forth in the written disclosure schedule delivered by Homology to Q32 (the “Homology Disclosure Schedule”) or (ii) as disclosed in the Homology SEC Documents filed with the SEC on or before the day that is one (1) Business Day prior to the date hereof and publicly available on the SEC’s Electronic Data Gathering Analysis and Retrieval system (but (A) without giving effect to any amendment thereof filed with, or furnished to the SEC on or after the date hereof and (B) excluding any disclosures contained under the heading “Risk Factors” and any disclosure of risks included in any “forward-looking statements” disclaimer or in any other section to the extent they are forward-looking statements or cautionary, predictive or forward-looking in nature), it being understood that any matter disclosed in the Homology SEC Documents shall not be deemed disclosed for purposes of Section 4.1(a), 4.1(b) or 4.3, Homology and Merger Sub represent and warrant to Q32 as follows:

4.1 Due Organization; Subsidiaries.

(a) Each of Homology and its Subsidiaries (including Merger Sub) is a corporation or other legal entity duly incorporated or otherwise organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization and has all necessary power and authority: (i) to conduct its business in the manner in which its business is currently being conducted, (ii) to own or lease and use its property and assets in the manner in which its property and assets are currently owned or leased and used and (iii) to perform its obligations under all Contracts by which it is bound. Since the date of its formation, Merger Sub has not engaged in any activities other than in connection with or as contemplated by this Agreement. All of Homology’s Subsidiaries are wholly owned by Homology.

(b) Each of Homology and its Subsidiaries is licensed and qualified to do business, and is in good standing (to the extent applicable in such jurisdiction), under the Laws of all jurisdictions where the nature of its business in the manner in which its business is currently being conducted requires such licensing or qualification other than in jurisdictions where the failure to be so qualified individually or in the aggregate would not be reasonably expected to have a Homology Material Adverse Effect.

(c) Except as set forth on Section 4.1(c) of the Homology Disclosure Schedule, Homology has no Subsidiaries other than Merger Sub and Homology does not directly or indirectly own any capital stock of, or any equity ownership or profit sharing interest of any nature in, or control directly or indirectly, any other Entity other than Merger Sub. Homology is not and has not otherwise been, directly or indirectly, a party to, member of or participant in any partnership, joint venture or similar business entity. Homology has not agreed and is not obligated to make, nor is Homology bound by any Contract under which it may become obligated to make, any future investment in or capital contribution to any other Entity. Homology has not, at any time, been a general partner of, and has not otherwise been liable for any of the debts or other obligations of, any general partnership, limited partnership or other Entity.

4.2 Organizational Documents. Homology has delivered to Q32 accurate and complete copies of the Organizational Documents of Homology and Merger Sub. Neither Homology nor Merger Sub is in breach or violation of its Organizational Documents in any material respect.

4.3 Authority; Binding Nature of Agreement. Each of Homology and Merger Sub has all necessary corporate power and authority to enter into and to perform its obligations under this Agreement and to consummate the Contemplated Transactions. The Homology Board (at meetings duly called and held) has: (a) determined that the Contemplated Transactions are fair to, advisable and in the best interests of Homology and its stockholders, (b) approved and declared advisable this Agreement and the Contemplated Transactions, including the issuance of shares of Homology Common Stock to the stockholders of Q32 pursuant to the terms of this Agreement and (c) determined to recommend the Homology Board Recommendation to the stockholders of Homology, and (d) determined to approve and recommend the forms of the Charter Amendment Proposals to the stockholders of Homology as promptly as practicable after the forms thereof are mutually agreed to by Homology and Q32. The Merger Sub Board (by unanimous written consent) has: (x) determined that the Contemplated Transactions are fair to, advisable, and in the best interests of Merger Sub and its sole stockholder, (y) deemed advisable and approved this Agreement and the Contemplated Transactions and (z) determined to recommend, upon the terms and subject to the conditions set forth in this Agreement, that the stockholder of Merger Sub vote to adopt this Agreement and thereby approve the Contemplated Transactions. This Agreement has been duly executed and delivered by Homology and Merger Sub and, assuming the due authorization, execution and delivery by Q32, constitutes the legal, valid and binding obligation of Homology and Merger Sub, enforceable against each of Homology and Merger Sub in accordance with its terms, subject to the Enforceability Exceptions.

4.4 Vote Required. The affirmative vote of a majority of the votes cast at the Homology Stockholder Meeting is the only vote of the holders of any class or series of Homology Common Stock necessary to approve this Agreement and the Contemplated Transactions, including the issuance of the shares of Homology Common Stock to the stockholders of Q32 in the Merger pursuant to the terms of this Agreement (the “Required Homology Stockholder Vote”) .

4.5 Non-Contravention; Consents.

(a) Subject to obtaining the Required Homology Stockholder Vote and the filing of the Certificate of Merger required by Delaware Law, neither (x) the execution, delivery or performance of this Agreement by Homology or Merger Sub, nor (y) the consummation of the Contemplated Transactions, will directly or indirectly (with or without notice or lapse of time):

(i) contravene, conflict with or result in a violation of any of the provisions of the Organizational Documents of Homology or its Subsidiaries;

(ii) contravene, conflict with or result in a material violation of, or give any Governmental Authority or other Person the right to challenge the Contemplated Transactions or to exercise any remedy or obtain any relief under, any Law or any Order to which Homology or its Subsidiaries, or any of the assets owned or used by Homology or its Subsidiaries, is subject;

(iii) contravene, conflict with or result in a material violation of any of the terms or requirements of, or give any Governmental Authority the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization that is held by Homology or its Subsidiaries or that otherwise relates to the business of Homology, or any of the assets owned, leased or used by Homology;

(iv) contravene, conflict with or result in a violation or breach of, or result in a default under, any provision of any Homology Material Contract, or give any Person the right to: (A) declare a default or exercise any remedy under any Homology Material Contract, (B) any material payment, rebate, chargeback, penalty or change in delivery schedule under any such Homology Material Contract, (C) accelerate the maturity or performance of any Homology Material Contract or (D) cancel, terminate or modify any term of any Homology Material Contract, except in the case of any nonmaterial breach, default, penalty or modification; or

(v) result in the imposition or creation of any Encumbrance upon or with respect to any asset owned or used by Homology or its Subsidiaries (except for Permitted Encumbrances).

(b) Except for (i) any Consent set forth on Section 4.5 of the Homology Disclosure Schedule under any Homology Contract, (ii) the Required Homology Stockholder Vote, (iii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware pursuant to Delaware Law and (iv) such consents, waivers, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable federal and state securities laws, neither Homology nor any of its Subsidiaries was, is or will be required to make any filing with or give any notice to, or to obtain any Consent from, any Person in connection with (x) the execution, delivery or performance of this Agreement or (y) the consummation of the Contemplated Transactions.

(c) The Homology Board and the Merger Sub Board have taken and will take all actions necessary to ensure that the restrictions applicable to business combinations contained in Section 203 of Delaware Law are, and will be, inapplicable to the execution, delivery and performance of this Agreement and to the consummation of the Contemplated Transactions. No other state takeover statute or similar Law applies or purports to apply to the Merger, this Agreement or any of the other Contemplated Transactions.

4.6 Capitalization.

(a) The authorized capital stock of Homology consists of (i) 200,000,000 shares of common stock, par value $0.0001 per share (“Homology Common Stock”), of which 57,934,332 shares have been issued and are outstanding as of November 10, 2023 and (ii) 10,000,000 shares of preferred stock, par value $0.0001 per share (“Homology Preferred Stock”), of which no shares have been issued and are outstanding as of November 10, 2023 (the “Capitalization Date”). Homology does not hold any shares of its capital stock in its treasury.

(b) All of the outstanding shares of Homology Common Stock have been duly authorized and validly issued, and are fully paid and nonassessable and are free of any Encumbrances other than under applicable securities Laws. None of the outstanding shares of Homology Common Stock is entitled or subject to any preemptive right, right of participation, right of maintenance or any similar right and none of the outstanding shares of Homology Common Stock is subject to any right of first refusal in favor of Homology. Except as contemplated herein, there is no Homology Contract relating to the voting or registration of, or restricting any Person from purchasing, selling, pledging or otherwise disposing of (or granting any option or similar right with respect to), any shares of Homology Common Stock. Homology is not under any obligation, nor is it bound by any Contract pursuant to which it may become obligated, to repurchase, redeem or otherwise acquire any outstanding shares of Homology Common Stock or other securities. Section 4.6(b) of the Homology Disclosure Schedule accurately and completely lists all repurchase rights held by Homology with respect to shares of Homology Common Stock (including shares issued pursuant to the exercise of options) and specifies which of those repurchase rights are currently exercisable.

(c) Except for the Homology Equity Plans and the Homology Options and Homology Restricted Stock Unit Awards granted thereunder, Homology does not have any stock incentive plan or any other plan, program, agreement or arrangement providing for any equity or equity-based compensation for any Person and there were no other equity or equity-based awards outstanding as of the date of this Agreement. As of the Capitalization Date, Homology has reserved 13,363,775 shares of Homology Common Stock for issuance under the Homology Equity Plans, of which 416,819 shares have been issued and are outstanding pursuant to the exercise of Homology Options or settlement of Homology Restricted Stock Units, 10,225,976 shares are subject to outstanding Homology Options, 460,388 shares are subject to outstanding Homology Restricted Stock Unit Awards, and 1,978,793 shares remain available for future grant pursuant to the Homology Equity Plans.

Section 4.6(c) of the Homology Disclosure Schedule sets forth a true and complete list, as of November 1, 2023, of each outstanding Homology Option and Homology Restricted Stock Unit award, including: (i) the name of the holder, (ii) the number of shares of Homology Common Stock subject to such Homology Option and/or Homology Restricted Stock Unit Award, (iii) the exercise price of each Homology Option, (iv) the date of grant, (v) the applicable vesting schedule, including any acceleration provisions and the number of vested and unvested shares, (vi) the expiration date, as applicable, and (vii) whether the Homology Option is intended to be an “incentive stock option” (as defined in the Code) or a non-qualified stock option. Homology has made available to Q32 accurate and complete copies of the following (except for such documents that are filed as an exhibit to a Homology SEC Document): (A) the standard form of agreement evidencing Homology Options and Homology Restricted Stock Unit Awards; and (B) each agreement evidencing a Homology Option or Homology Restricted Stock Unit Award that does not conform in all material respects to the standard form agreement.

(d) Except as set forth on Section 4.6(c) of the Homology Disclosure Schedule, there is no: (i) outstanding subscription, option, call, warrant or right (whether or not currently exercisable) to acquire any shares of the capital stock or other securities of Homology, (ii) outstanding security, instrument or obligation that is or may become convertible into or exchangeable for any shares of the capital stock or other securities of Homology, (iii) stockholder rights plan (or similar plan commonly referred to as a “poison pill”) or Contract under which Homology is or may become obligated to sell or otherwise issue any shares of its capital stock or any other securities or (iv) condition or circumstance that may give rise to or provide a basis for the assertion of a claim by any Person to the effect that such Person is entitled to acquire or receive any shares of capital stock or other securities of Homology.

(e) All outstanding shares of Homology Common Stock and other securities of Homology have been issued and granted in material compliance with (i) all applicable securities laws and other applicable Law and (ii) all requirements set forth in applicable Contracts.

4.7 SEC Filings; Financial Statements.

(a) Homology has filed or furnished, as applicable, on a timely basis all forms, statements, certifications, reports and documents required to be filed or furnished by it with the SEC under the Exchange Act or the Securities Act since January 1, 2021 (the “Homology SEC Documents”). As of the time it was filed with the SEC (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing), each of the Homology SEC Documents complied in all material respects with the applicable requirements of the Securities Act or the Exchange Act (as the case may be) and as of the time they were filed, none of the Homology SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The certifications and statements required by (i) Rule 13a-14 under the Exchange Act and (ii) 18 U.S.C. §1350 (Section 906 of the Sarbanes-Oxley Act) relating to the Homology SEC Documents (collectively, the “Homology Certifications”) are accurate and complete and comply as to form and content with all applicable Laws. As used in this Section 4.7, the term “file” and variations thereof shall be broadly construed to include any manner in which a document or information is furnished, supplied or otherwise made available to the SEC.

(b) The financial statements (including any related notes) contained or incorporated by reference in the Homology SEC Documents: (i) complied as to form in all material respects with the Securities Act and the Exchange Act, as applicable, and the published rules and regulations of the SEC applicable thereto, (ii) were prepared in accordance with GAAP (except as may be indicated in the notes to such financial statements or, in the case of unaudited financial statements, as permitted by Form 10-Q of the SEC, and except that the unaudited financial statements are subject to normal and recurring year-end adjustments that are not reasonably expected to be material in amount) applied on a consistent basis unless otherwise noted therein throughout the periods indicated and (iii) fairly present, in all material respects, the financial position of Homology as of the respective dates thereof and the results of operations and cash flows of Homology for the periods covered thereby. Other than as expressly disclosed in the Homology SEC Documents filed prior to the date hereof, there has been no material change in Homology’s accounting methods or principles that would be required to be disclosed in Homology’s financial statements in accordance with GAAP. The books of account and other financial records of Homology and each of its Subsidiaries are true and complete in all material respects.

(c) Homology’s auditor has at all times since the date of enactment of the Sarbanes-Oxley Act been: (i) a registered public accounting firm (as defined in Section 2(a)(12) of the Sarbanes-Oxley Act), (ii) to the Knowledge of Homology, “independent” with respect to Homology within the meaning of Regulation S-X under the Exchange Act and (iii) to the Knowledge of Homology, in compliance with subsections (g) through (l) of Section 10A of the Exchange Act and the rules and regulations promulgated by the SEC and the Public Company Accounting Oversight Board thereunder.

(d) Except as set forth on Section 4.7(d) of the Homology Disclosure Schedule, Homology has not received any comment letter from the SEC or the staff thereof or any correspondence from Nasdaq or the staff thereof relating to the delisting or maintenance of listing of Homology Common Stock on Nasdaq. Homology has not disclosed any unresolved comments in the Homology SEC Documents.

(e) There have been no formal internal investigations regarding financial reporting or accounting policies and practices discussed with, reviewed by or initiated at the direction of the chief executive officer, chief financial officer, or general counsel of Homology, the Homology Board or any committee thereof, other than ordinary course audits or reviews of accounting policies and practices or internal controls required by the Sarbanes-Oxley Act.

(f) Except as set forth on Section 4.7(f) of the Homology Disclosure Schedule, Homology is in compliance in all material respects with the applicable provisions of the Sarbanes-Oxley Act, the Exchange Act and the applicable listing and governance rules and regulations of Nasdaq.

(g) Homology maintains a system of internal control over financial reporting (as defined in Rules 13a-15(f) and 15d-l5(f) of the Exchange Act) that is sufficient to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, including policies and procedures sufficient to provide reasonable assurance (i) that Homology maintains records that in reasonable detail accurately and fairly reflect Homology’s transactions and dispositions of assets, (ii) that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, (iii) that receipts and expenditures are made only in accordance with authorizations of management and the Homology Board and (iv) regarding prevention or timely detection of the unauthorized acquisition, use or disposition of Homology’s assets that could have a material effect on Homology’s financial statements. Homology has evaluated the effectiveness of Homology’s internal control over financial reporting and, to the extent required by applicable Law, presented in any applicable Homology SEC Document that is a report on Form 10-K or Form 10-Q (or any amendment thereto) its conclusions about the effectiveness of the internal control over financial reporting as of the end of the period covered by such report or amendment based on such evaluation. Homology has disclosed to Homology’s auditors and the Audit Committee of the Homology Board (and made available to Homology a summary of the significant aspects of such disclosure) (A) all significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting that are reasonably likely to adversely affect Homology’s ability to record, process, summarize and report financial information and (B) any known fraud, whether or not material, that involves management or other employees who have a significant role in Homology or its Subsidiaries’ internal control over financial reporting. Except as disclosed in the Homology SEC Documents filed prior to the date hereof, Homology’s internal control over financial reporting is effective and Homology has not identified any material weaknesses in the design or operation of Homology’s internal control over financial reporting.

(h) Homology’s “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) are designed to ensure that all information (both financial and nonfinancial) required to be disclosed by Homology in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such information is accumulated and communicated to Homology’s principal executive officer and principal financial officer as appropriate to allow timely decisions regarding required disclosure and to make the Homology Certifications and such disclosure controls and procedures are effective. Homology has carried out evaluation of the effectiveness of its disclosure controls and procedures as required by Rule 13a-l5 of the Exchange Act.

(i) Homology has not been and is not currently a “shell company” as defined under Section 12b-2 of the Exchange Act.

4.8 Absence of Changes. Except as set forth on Section 4.8 of the Homology Disclosure Schedule, since January 1, 2023, Homology and its Subsidiaries have conducted its business only in the Ordinary Course of Business (except for the execution and performance of this Agreement and the discussions, negotiations and transactions related thereto) and there has not been any (a) Homology Material Adverse Effect or (b) action, event or occurrence that would have required consent of Homology pursuant to Section 5.2 of this Agreement had such action, event or occurrence taken place after the execution and delivery of this Agreement.

4.9 Absence of Undisclosed Liabilities. Neither Homology nor any of its Subsidiaries has any Liability of a type required to be reflected or reserved for on a balance sheet prepared in accordance with GAAP, except for: (a) Liabilities disclosed, reflected or reserved against in the Homology Balance Sheet, (b) normal and recurring current Liabilities that have been incurred by Homology or its Subsidiaries since the date of the Homology Balance Sheet in the Ordinary Course of Business (none of which relates to any breach of contract, breach of warranty, tort, infringement, or violation of Law), (c) Liabilities for performance of obligations of Homology or any of its Subsidiaries under Homology Contracts, (d) Liabilities incurred in connection with the Contemplated Transactions and the Subscription Agreement and (e) Liabilities listed in Section 4.9 of the Homology Disclosure Schedule.

4.10 Title to Assets. Each of Homology and its Subsidiaries owns, and has good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all tangible properties or tangible assets and equipment used or held for use in its business or operations or purported to be owned by it, including: (a) all tangible assets reflected on the Homology Balance Sheet and (b) all other tangible assets reflected in the books and records of Homology as being owned by Homology. All of such assets are owned or, in the case of leased assets, leased by Homology or any of its Subsidiaries free and clear of any Encumbrances, other than Permitted Encumbrances.

4.11 Real Property; Leasehold. Neither Homology nor any of its Subsidiaries owns or has ever owned any real property. Homology has made available to Q32 (a) an accurate and complete list of all real properties with respect to which Homology directly or indirectly holds a valid leasehold interest as well as any other real estate that is in the possession of or leased by Homology or any of its Subsidiaries and (b) copies of all leases under which any such real property is possessed (the “Homology Real Estate Leases”), each of which is in full force and effect, with no existing material default thereunder.

4.12 Intellectual Property.

(a) Section 4.12(a) of the Homology Disclosure Schedule is an accurate, true and complete listing of all Homology Registered IP, including for each item (i) the record owner (and name of any other Person with an ownership interest in such item of Homology Registered IP, if any), jurisdiction (or, with respect to domain names, the applicable registrar), status, date and registration or application number of each item, as applicable, (ii) the name of the record owner and any other Person that has an ownership interest in such item of Homology Registered IP, and the nature of such ownership interest, and (iii) any actions that are required to be taken within 180 days of the date hereof for any Homology Registered IP, including the payment of any registration, maintenance or renewal fees or the filing of or response to any documents, applications or certificates, for the purposes of prosecuting, obtaining, perfecting, maintaining or renewing any Homology Registered IP. Section 4.12(a) of the Homology Disclosure Schedule also sets forth, as of the date of this Agreement, a list of all internet domain names with respect to which Homology or any of its Subsidiaries are the registrant and, with respect to each domain name, the record owner of such domain name and if different, the legal and beneficial owner(s) of such domain name and the applicable domain name registrar.

(b) Section 4.12(b) of the Homology Disclosure Schedule accurately identifies (all Homology Contracts pursuant to which any material Homology IP Rights are licensed to Homology (other than (A) any non-customized software that (1) is so licensed solely in executable or object code form pursuant to a nonexclusive, internal use software license and other Intellectual Property associated with such software and (2) is not incorporated into, or material to the development, manufacturing, or distribution of, any of Homology’s or its Subsidiaries’ products or services, (B) any Intellectual Property licensed on a nonexclusive basis ancillary to the purchase or use of equipment, reagents or other materials, (C) any confidential information provided under confidentiality agreements and (D) agreements between Homology or its Subsidiaries and their respective employees in Homology’s standard form thereof). To the Knowledge of Homology, each Homology Contract listed in Section 4.12(b) of the Homology Disclosure Schedule is in full force and effect and constitutes a legal, valid, and binding obligation of Homology, its Subsidiaries and each other party thereto, and is enforceable against Homology, its Subsidiaries and each other party thereto in accordance with its terms. To the Knowledge of Homology, neither Homology, its Subsidiaries, nor any other party to any Homology Contract listed in Section 4.12(b) of the Homology Disclosure Schedule has been or is, or has been or is alleged to be, in material default under, or has provided or received any notice of breach under, or intention to terminate (including by non-renewal), any Homology Contract listed in Section 4.12(b) of the Homology Disclosure Schedule, except as would not reasonably be expected to have, individually or in the aggregate, a Homology Material Adverse Effect.

(c) Except for instances that would not reasonably be expected to have, individually or in the aggregate, a Homology Material Adverse Effect, Section 4.12(c) of the Homology Disclosure Schedule accurately identifies each Homology Contract pursuant to which any Person has been granted any license under, or otherwise has received or acquired any right (whether or not currently exercisable) or interest in, any Homology IP Rights (other than (i) any confidential information provided under confidentiality agreements and (ii) any Homology IP Rights nonexclusively licensed to academic collaborators, suppliers or service providers for the sole purpose of enabling such academic collaborator, supplier or service providers to provide services for Homology’s or its Subsidiaries’ benefit). To the Knowledge of Homology, each Homology Contract listed in Section 4.12(c) of the Homology Disclosure Schedule is in full force and effect and constitutes a legal, valid, and binding obligation of Homology, its Subsidiaries and each other party thereto, and is enforceable against Homology, its Subsidiaries and each other party thereto in accordance with its terms. Neither Homology, its Subsidiaries nor, to the Knowledge of Homology, any other party to any Homology Contract listed in Section 4.12(c) of the Homology Disclosure Schedule has provided or received any written notice or allegation of breach under, or intention to terminate (including by non-renewal), any Homology Contract listed in Section 4.12(c) of the Homology Disclosure Schedule.

(d) Except as identified on Section 4.12(d) of the Homology Disclosure Schedule, neither Homology nor any of its Subsidiaries is bound by, no Homology Owned IP Rights are subject to, and to the Knowledge of Homology, no Homology Licensed IP Rights are subject to, any Contract containing any covenant or other provision that in any way limits or restricts the ability of Homology or any of its Subsidiaries to use, exploit, assert, or enforce any Homology IP Rights anywhere in the world, except as would not reasonably be expected to have, individually or in the aggregate, a Homology Material Adverse Effect.

(e) Homology or one of its Subsidiaries exclusively owns all right, title, and interest to and in the Homology IP Rights (other than (i) Homology Licensed IP Rights, or co-owned rights each as identified in Section 4.12(c) of the Homology Disclosure Schedule, (ii) any non-customized software that (A) is licensed to Homology or its Subsidiaries solely in executable or object code form pursuant to a nonexclusive, internal use software license and other Intellectual Property associated with such software and (B) is not incorporated into, or material to the development, manufacturing, or distribution of, any of Homology or its Subsidiaries’ products or services and (iii) any Intellectual Property licensed on a nonexclusive basis ancillary to the purchase or use of equipment, reagents or other materials), in each case, free and clear of any Encumbrances (other than Permitted Encumbrances).

(f) To the Knowledge of Homology, (i) all documents and instruments necessary to register or apply for or renew registration of Homology Registered IP owned by Homology, and (ii) all documents and instruments necessary to register or apply for or renew registration of Homology Registered IP exclusively licensed to Homology, have been validly executed, delivered, and filed in a timely manner with the appropriate Governmental Authority. To the Knowledge of Homology, (A) Homology has filed all statements of use and paid all renewal and maintenance fees, annuities and other fees with respect to the Homology Registered IP owned by Homology, and (B) Homology has executed all documents and instruments necessary to register or apply for or renew registration of Homology Registered IP exclusively licensed to Homology, in each case (A) and (B), that are due or payable as of the date of this Agreement.

(g) Except for instances that would not reasonably be expected to have, individually or in the aggregate, a Homology Material Adverse Effect, to the Knowledge of Homology each Person who is or was an employee, contractor or consultant of Homology or any of its Subsidiaries and who is or was involved in the creation, discovery, reduction to practice or development of any Intellectual Property for Homology or any of its Subsidiaries has signed a valid, enforceable written agreement containing a present assignment of all right, title and interest in and to such Intellectual Property to Homology or such Subsidiary and confidentiality provisions protecting trade secrets and confidential information of Homology and its Subsidiaries.

(h) To the Knowledge of Homology, no current or former member, officer, director, or employee of Homology or any of its Subsidiaries has any claim, right (whether or not currently exercisable), or interest to or in any Homology IP Rights purported to be owned by Homology. To the Knowledge of Homology, no employee of Homology or any of its Subsidiaries is (A) bound by or otherwise subject to any Contract restricting him or her from performing his or her duties for Homology or such Subsidiary or (B) in breach of any Contract with any former employer or other Person concerning Homology IP Rights purported to be owned by Homology or such Subsidiary or confidentiality provisions protecting trade secrets and confidential information comprising Homology IP Rights purported to be owned by Homology or such Subsidiary.

(i) No funding, facilities, or personnel of any Governmental Authority were used, directly or indirectly, to develop or create, in whole or in part, any Homology Owned IP Rights, or, to the Knowledge of Homology, any Homology Licensed IP Rights, and no educational institution has any right to, or right to royalties for, or to impose any requirement on the manufacture or commercialization of any product incorporating, any Homology Owned IP Rights, or, to the Knowledge of Homology, any Homology Licensed IP Rights. To the Knowledge of Homology, no Governmental Authority has any right to (including any “step-in” or “march-in” rights with respect to), ownership of, commercialization of, or right to royalties or other payments for any Homology Owned IP Rights, or, to the Knowledge of Homology, any Licensed IP Rights. Without limiting the generality of the foregoing, to the Knowledge of Homology, no invention claimed or covered by any Patent within the Homology Owned IP Rights, or, to the Knowledge of Homology, any Homology Licensed IP Rights, (A) was conceived or reduced to practice in connection with any research activities funded, in whole or in part, by the federal government of the United States or any agency thereof, (B) is a “subject invention” as that term is described in 35 U.S.C. Section 201(e), or (C) is otherwise subject to the provisions of the Bayh-Dole Act or any similar Law of any other jurisdiction, including with respect to any Patents that are part of the Homology IP Rights.

(j) Homology and each of its Subsidiaries has taken reasonable steps to maintain the confidentiality of and otherwise protect, maintain and enforce its rights in all proprietary information that Homology or such Subsidiary holds, or purports to hold, as confidential or a trade secret. To the Knowledge of Homology, neither Homology nor any of its Subsidiaries has made any of its trade secrets or other material confidential or proprietary information that it intended to maintain as confidential information available to any other Person except pursuant to written agreements requiring such Person to maintain the confidentiality of such trade secrets or confidential information. To the Knowledge of Homology, there have been no material security breaches, outages, violations or unauthorized access to any of the proprietary information that Homology or any of its Subsidiaries holds, or purports to hold, as confidential or a trade secret, except as would not reasonably be expected to have, individually or in the aggregate, a Homology Material Adverse Effect.

(k) Neither Homology nor any of its Subsidiaries has assigned or otherwise transferred ownership of, or agreed to assign or otherwise transfer ownership of, any Homology IP Rights, to any other Person.

(l) To the Knowledge of Homology, neither Homology nor any of its Subsidiaries has taken or failed to take any action that could be reasonably expected to result in the abandonment, invalidity, cancellation, forfeiture, relinquishing, invalidation or unenforceability of any Homology IP Rights (including with respect to any trademark, a failure to exercise adequate quality controls or an assignment in gross without the accompanying goodwill). To the Knowledge of Homology, each item of Homology IP Right has been duly maintained and is not expired, abandoned or cancelled. To the Knowledge of Homology, each of the Patents included in the Homology IP Rights identifies each and every inventor of the claims thereof as determined in accordance with the applicable laws of the jurisdiction in which such Patent is issued or pending. To the Knowledge of Homology, neither Homology nor any of its Subsidiaries has engaged in patent or copyright misuse or any fraud or inequitable conduct in connection with any Homology IP Right. To the Knowledge of Homology, each of Homology and its Subsidiaries and their respective patent counsel have complied with its duty of candor and disclosure and have made no material misrepresentations in the filings submitted to the applicable Governmental Authorities with respect to all Patents included in the Homology IP Rights for which Homology or any of its Subsidiaries is responsible for prosecuting.

(m) To the Knowledge of Homology, the Homology IP Rights constitute all Intellectual Property necessary for Homology to conduct its business as currently conducted or proposed to be conducted; provided, however, that the foregoing representation is not a representation with respect to non-infringement of Intellectual Property.

(n) Homology has delivered, or made available to Q32, a complete and accurate copy of all material Homology IP Rights Agreements.

(o) To the Knowledge of Homology, the manufacture, marketing, offering for sale, sale, importation, use or intended use or other disposal of any product as currently sold or under development by Homology does not violate any license or agreement between Homology or its Subsidiaries and any third party in any material respect, and, to the Knowledge of Homology, does not infringe or misappropriate any valid and issued Patent or other Intellectual Property of any other Person, which infringement or misappropriation would reasonably be expected to have a Homology Material Adverse Effect. To the Knowledge of Homology, no third party is infringing upon any Patents owned by Homology within the Homology IP Rights, or otherwise violating any Homology IP Rights Agreement.

(p) As of the date of this Agreement, neither Homology nor any of its Subsidiaries is a party to any Legal Proceeding (including, but not limited to, opposition, interference or other proceeding in any patent or other government office) contesting the validity, ownership or right to use, sell, offer for sale, license or dispose of any Homology IP Rights. None of the Homology IP Rights, and to the Knowledge of Homology, none of the Homology Licensed IP Rights, have been adjudged invalid or unenforceable in whole or part, and all Homology Owned IP Rights, and to the Knowledge of Homology, all Homology Licensed IP Rights, are in full force and effect. No Patent within the Homology Registered IP owned by Homology, or to the Knowledge of Homology, no Patents within the Homology Registered IP exclusively licensed to Homology, have been subject to any interference, derivation, reexamination (including ex parte reexamination, inter partes reexamination, inter partes review, or post grant review), reissue, cancellation, opposition, claim, allegation or other action, including any proceeding in which the scope, validity, inventorship, ownership or enforceability of any such Patent is being, has been, or could reasonably be expected to be, contested or challenged. Neither Homology nor any of its

Subsidiaries have received any written notice asserting that any Homology IP Rights or the proposed use, sale, offer for sale, license or disposition of products, methods, or processes claimed or covered thereunder infringes or misappropriates or violates the rights of any other Person or that Homology or any of its Subsidiaries have otherwise infringed, misappropriated or otherwise violated any Intellectual Property of any Person.

(q) To the Knowledge of Homology, no trademark (whether registered or unregistered) or trade name owned, used, or applied for by Homology conflicts or interferes with any trademark (whether registered or unregistered) or trade name owned, used, or applied for by any other Person except as would not have a Homology Material Adverse Effect. To the Knowledge of Homology, none of the goodwill associated with or inherent in any trademark (whether registered or unregistered) in which Homology or its Subsidiaries has or purports to have an ownership interest has been impaired as determined by Homology in accordance with GAAP. Section 4.12(q) of the Homology Disclosure Schedule sets forth all material unregistered trademarks included in the Homology IP Rights.

(r) Except (i) as would reasonably be expected to have a Homology Material Adverse Effect, (ii) as may be set forth in Section 4.12(b) or 4.12(c) of the Homology Disclosure Schedule or (iii) as contained in license, distribution or service agreements entered into in the Ordinary Course of Business by Homology, to the Knowledge of Homology, (A) neither Homology nor any of its Subsidiaries is bound by any Contract to indemnify, defend, hold harmless, or reimburse any other Person with respect to any Intellectual Property infringement, misappropriation, or similar claim which is material to Homology or any of its Subsidiaries, taken as a whole and (B) neither Homology nor any of its Subsidiaries has ever assumed, or agreed to discharge or otherwise take responsibility for, any existing or potential liability of another Person for infringement, misappropriation, or violation of any Intellectual Property right, which assumption, agreement or responsibility remains in force as of the date of this Agreement.

(s) To the Knowledge of Homology, neither Homology nor any of its Subsidiaries is party to any Contract that, as a result of such execution, delivery and performance of this Agreement, will (i) cause the grant, assignment or transfer to any other third party of any license or other right to or in any Homology IP Rights, (ii) result in breach of, default under termination of, or acceleration or modification of such Contract with respect to any Homology IP Rights, (iii) alter, encumber impair or extinguish, or result in any Encumbrance with respect to the right of Homology or the Surviving Corporation and its Subsidiaries to use, sell or license or enforce any Homology IP Rights or portion thereof or (iv) result in Homology or any of its Subsidiaries being bound by or subject to any exclusivity obligations, non-compete or other restrictions on the operation or scope of their respective businesses, or to any obligation to grant any rights in or to any Homology IP Rights, except, in each of (i), (ii), (iii) and (iv), for the occurrence of any such grant or impairment that would not individually or in the aggregate, reasonably be expected to result in a Homology Material Adverse Effect.

4.13 Agreements, Contracts and Commitments.

(a) Section 4.13 of the Homology Disclosure Schedule lists the following Homology Contracts in effect as of the date of this Agreement other than the Subscription Agreement (each, a “Homology Material Contract” and collectively, the “Homology Material Contracts”):

(i) each Homology Contract that is a collective bargaining agreement or other agreement or arrangement with any labor union, works council or labor organization;

(ii) each Homology Contract for the employment or engagement of any individual on an employee, consulting or other basis that provides for annual base compensation in excess of $200,000;

(iii) each Homology Contract with any Homology Associate that provides for retention, change in control, transaction or other similar payments or benefits, whether or not payable as a result of the Contemplated Transactions;

(iv) each Homology Contract relating to any agreement of indemnification or guaranty not entered into in the Ordinary Course of Business;

(v) each Homology Contract containing (A) any covenant limiting the freedom of Homology or any of its Subsidiaries to engage in any line of business or compete with any Person, or limiting the development, manufacture, or distribution of Homology’s products or services, (B) any most-favored pricing arrangement, (C) any exclusivity provision or (D) any non-solicitation provision;

(vi) each Homology Contract (A) pursuant to which any Person granted Homology an exclusive license under any Intellectual Property, or (B) pursuant to which Homology granted any Person an exclusive license under any Homology IP Rights;

(vii) each Homology Contract relating to capital expenditures and requiring payments after the date of this Agreement in excess of $500,000 pursuant to its express terms and not cancelable without penalty;

(viii) each Homology Contract relating to the disposition or acquisition of material assets or any ownership interest in any Entity, in each case, involving payments in excess of $250,000 after the date of this Agreement;

(ix) each Homology Contract relating to any mortgages, indentures, loans, notes or credit agreements, security agreements or other agreements or instruments relating to the borrowing of money or extension of credit in excess of $500,000 or creating any material Encumbrances with respect to any assets of Homology or any loans or debt obligations with officers or directors of Homology;

(x) each Homology Contract requiring payment by or to Homology after the date of this Agreement in excess of $500,000 pursuant to its express terms relating to: (A) any distribution agreement (identifying any that contain exclusivity provisions), (B) any agreement involving provision of services or products with respect to any pre-clinical or clinical development activities of Homology, (C) any dealer, distributor, joint marketing, alliance, joint venture, cooperation, development or other agreement currently in force under which Homology or any of its Subsidiaries has continuing obligations to develop or market any product, technology or service, or any agreement pursuant to which Homology or any of its Subsidiaries has continuing obligations to develop any Intellectual Property that will not be owned, in whole or in part, by Homology or such Subsidiary or (D) any Contract to license any Patent, trademark registration, service mark registration, trade name or copyright registration to or from any third party to manufacture or produce any product, service or technology of Homology or any of its Subsidiaries or any Contract to sell, distribute or commercialize any products or service of Homology or any of its Subsidiaries, in each case, except for Homology Contracts entered into in the Ordinary Course of Business;

(xi) each Homology Contract with any Person, including any financial advisor, broker, finder, investment banker or other Person, providing advisory services to Homology in connection with the Contemplated Transactions;

(xii) each Homology Contract to which Homology or any of its Subsidiaries is a party or by which any of their assets and properties is currently bound, which involves annual obligations of payment by, or annual payments to, Homology or such Subsidiary in excess of $500,000;

(xiii) a Homology Real Estate Lease;

(xiv) a Contract disclosed in or required to be disclosed in Section 4.12(b) or Section 4.12(c) of the Homology Disclosure Schedule; or

(xv) any other Homology Contract that is not terminable at will (with no penalty or payment) by Homology or any of its Subsidiaries, and (A) which involves payment or receipt by Homology or such Subsidiary after the date of this Agreement under any such agreement, contract or commitment of more than $500,000 in the aggregate, or obligations after the date of this Agreement in excess of $1,000,000 in the aggregate or (B) that is material to the business or operations of Homology and its Subsidiaries taken as a whole.

(b) Homology has delivered or made available to Q32 accurate and complete copies of all Homology Material Contracts, including all amendments thereto. There are no Homology Material Contracts that are not in written form. Homology has not, nor, to Homology’s Knowledge as of the date of this Agreement, has any other party to a Homology Material Contract, breached, violated or defaulted under, or received notice that it breached, violated or defaulted under, any of the terms or conditions of any Homology Material Contract in such manner as would permit any other party to cancel or terminate any such Homology Material Contract, or would permit any other party to seek damages which would reasonably be expected to have a Homology Material Adverse Effect. As to Homology and its Subsidiaries, as of the date of this Agreement, each Homology Material Contract is valid, binding, enforceable and in full force and effect, subject to the Enforceability Exceptions. No Person is renegotiating, or has a right pursuant to the terms of any Homology Material Contract to change, any material amount paid or payable to Homology under any Homology Material Contract or any other material term or provision of any Homology Material Contract.

4.14 Compliance; Permits; Restrictions.

(a) Homology and each of its Subsidiaries is, and since January 1, 2020, has been in material compliance with all applicable Laws. No investigation, claim, suit, proceeding, audit, Order, or other action by any Governmental Authority is pending or, to the Knowledge of Homology, threatened against Homology or any of its Subsidiaries. There is no agreement or Order binding upon Homology or any of its Subsidiaries which (i) has or could reasonably be expected to have the effect of prohibiting or materially impairing any business practice of Homology or any of its Subsidiaries, any acquisition of material property by Homology or any of its Subsidiaries or the conduct of business by Homology or any of its Subsidiaries as currently conducted, (ii) is reasonably likely to have an adverse effect on Homology’s ability to comply with or perform any covenant or obligation under this Agreement or (iii) is reasonably likely to have the effect of preventing, delaying, making illegal or otherwise interfering with the Contemplated Transactions.

(b) Each of Homology and its Subsidiaries holds all required Governmental Authorizations that are material to the operation of the business of Homology and Merger Sub as currently conducted (collectively, the “Homology Permits”). Section 4.14(b) of the Homology Disclosure Schedule identifies each Homology Permit. Each of Homology and its Subsidiaries is in material compliance with the terms of the Homology Permits. No Legal Proceeding is pending or, to the Knowledge of Homology, threatened, which seeks to revoke, substantially limit, suspend, or materially modify any Homology Permit.

(c) There are no Legal Proceedings pending or, to the Knowledge of Homology, threatened in writing with respect to an alleged material violation by Homology or any of its Subsidiaries of the FDCA, PHSA, FDA regulations adopted thereunder, the Controlled Substances Act or any other Law promulgated by a Drug Regulatory Agency.

(d) Each of Homology and its Subsidiaries holds all required material Governmental Authorizations issuable by any Drug Regulatory Agency necessary for the conduct of the business of Homology and Merger Sub as currently conducted, and, as applicable, the research, development, testing, manufacturing, packaging, processing, storage, labeling, sale, marketing, advertising, distribution and importation or exportation, as currently conducted, of any of its product candidates (the “Homology Product Candidates”) (collectively, the “Homology Regulatory Permits”) and no such Homology Regulatory Permit has been (i) revoked, withdrawn, suspended, cancelled or terminated or (ii) modified in any material, adverse manner. Homology has timely maintained and is in compliance in all material respects with the Homology Regulatory Permits and neither Homology nor any of its Subsidiaries has, since January 1, 2020, received any written notice or other written communication from any Drug Regulatory Agency regarding (A) any material violation of or failure to comply materially with any term or requirement of any Homology Regulatory Permit or (B) any revocation, withdrawal, suspension, cancellation, termination or material modification of any Homology Regulatory Permit.

(e) All clinical, pre-clinical and other studies and tests conducted by or on behalf of, or sponsored by, Homology or its Subsidiaries, in which Homology or its Subsidiaries or their respective product candidates, including the Homology Product Candidates, have participated, were and, if still pending, are being conducted in compliance in all material respects with the applicable regulations of the Drug Regulatory Agencies and other applicable Law, including, without limitation, 21 C.F.R. Parts 50, 54, 56, 58 and 312. Other than as set forth on Section 4.14(e) of the Homology Disclosure Schedule, neither Homology nor any of its Subsidiaries has received any written notices, correspondence, or other communications from any Drug Regulatory Agency requiring, or, to the Knowledge of Homology, any action to place a clinical hold order on, or otherwise terminate, delay, or suspend any clinical studies conducted by or on behalf of, or sponsored by, Homology or any of its Subsidiaries or in which Homology or any of its Subsidiaries or its current product candidates, including the Homology Product Candidates, have participated.

(f) Neither Homology nor any of its Subsidiaries has, and, to the Knowledge of Homology, any contract manufacturer with respect to any Homology Product Candidate, is the subject of any pending or, to the Knowledge of Homology, threatened investigation in respect of its business or products by the FDA pursuant to its “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities” Final Policy set forth in 56 Fed. Reg. 46191 (September 10, 1991) and any amendments thereto, or any other applicable Law. To the Knowledge of Homology, neither Homology nor any of its Subsidiaries nor any contract manufacturer with respect to any Homology Product Candidate has committed any acts, made any statement, or failed to make any statement, in each case in respect of Homology’s business or products that would violate the FDA’s “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities” Final Policy, and any amendments thereto, or any other applicable Law. None of Homology, any of its Subsidiaries, and to the Knowledge of Homology, any contract manufacturer with respect to any Homology Product Candidate, or any of their respective officers, employees or agents has been convicted of any crime or engaged in any conduct that could result in a debarment or exclusion under (i) 21 U.S.C. Section 335a (ii) 42 U.S.C. § 1320a-7, or (iii) any other applicable Law. To the Knowledge of Homology, no debarment or exclusionary claims, actions, proceedings or investigations in respect of their business or products are pending or threatened against Homology, any of its Subsidiaries, and to the Knowledge of the Homology, any contract manufacturer with respect to any Homology Product Candidate, or any of its officers, employees or agents. Neither Homology nor any of its Subsidiaries is a party to or has any reporting obligations under any corporate integrity agreements, monitoring agreements, deferred or non-prosecution agreements, consent decrees, settlement orders, or similar agreements with or imposed by any Governmental Authority.

(g) All manufacturing operations conducted by, or to the Knowledge of Homology, for the benefit of, Homology or its Subsidiaries in connection with any Homology Product Candidate, since January 1, 2020, have been and are being conducted in compliance in all material respects with applicable Laws, including the FDA’s standards for current good manufacturing practices, including applicable requirements contained in 21 C.F.R. Parts 210, 211, 600-680 and 1271, and the respective counterparts thereof promulgated by Governmental Authorities in countries outside the United States.

(h) No laboratory or manufacturing site owned by Homology or its Subsidiaries, and to the Knowledge of Homology, no manufacturing site of a contract manufacturer or laboratory, with respect to any Homology Product Candidate, (i) is subject to a Drug Regulatory Agency shutdown or import or export prohibition or (ii) has since January 1, 2020, received any unresolved Form FDA 483, notice of violation, warning letter, untitled letter, or similar correspondence or notice from the FDA or other Governmental Authority alleging or asserting material noncompliance with any applicable Law, and, to the Knowledge of Homology, neither the FDA nor any other Governmental Authority is considering such action.

4.15 Legal Proceedings; Orders.

(a) Except as set forth in Section 4.15 of the Homology Disclosure Schedule, there is no pending Legal Proceeding and, to the Knowledge of Homology, no Person has threatened in writing to commence any Legal Proceeding: (i) that involves Homology or any of its Subsidiaries or any Homology Associate (in his or her capacity as such) or any of the material assets owned or used by Homology or any of its Subsidiaries or (ii) that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, the Contemplated Transactions.

(b) There is no Order to which Homology or any of its Subsidiaries, or any of the material assets owned or used by Homology or any of its Subsidiaries is subject. To the Knowledge of Homology, no officer or other Key Employee of Homology or any of its Subsidiaries is subject to any Order that prohibits such officer or employee from engaging in or continuing any conduct, activity or practice relating to the business of Homology or any of its Subsidiaries or to any material assets owned or used by Homology or any of its Subsidiaries.

4.16 Tax Matters.

(a) Each of Homology and each of its Subsidiaries has timely filed all income Tax Returns and all other material Tax Returns that were required to be filed by or with respect to it under applicable Law. All such Tax Returns were correct and complete in all material respects and have been prepared in material compliance with all applicable Law. Subject to exceptions as would not be material, no claim has ever been made by a Governmental Authority in a jurisdiction where Homology or any of its Subsidiaries does not file a particular type of Tax Return that Homology or any of its Subsidiaries is subject to taxation by that jurisdiction that would require the filing of such a Tax Return.

(b) All material amounts of Taxes due and owing by Homology and each of its Subsidiaries (whether or not shown on any Tax Return) have been timely paid. The unpaid Taxes of Homology and each of its Subsidiaries for periods (or portions thereof) ending on or prior to the date of the Homology Balance Sheet do not materially exceed the accruals for current Taxes set forth on the Homology Balance Sheet. Since the date of the Homology Balance Sheet, neither Homology nor any of its Subsidiaries has incurred any material Liability for Taxes outside the Ordinary Course of Business or otherwise inconsistent with past custom and practice.

(c) Each of Homology and each of its Subsidiaries has withheld and paid to the appropriate Governmental Authority all material Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party.

(d) There are no Encumbrances for material Taxes (other Encumbrances described in clause (i) of the definition of “Permitted Encumbrances”) upon any of the assets of Homology or any of its Subsidiaries.

(e) No deficiencies for a material amount of Taxes with respect to Homology or any of its Subsidiaries have been claimed, proposed or assessed by any Governmental Authority in writing that have not been timely paid in full. There are no pending (or, based on written notice, threatened) material audits, assessments, examinations or other actions for or relating to any Liability in respect of Taxes of Homology or any of its Subsidiaries. Neither Homology nor any of its Subsidiaries has waived any statute of limitations in respect of material Taxes or agreed to any extension of time with respect to a material Tax assessment or deficiency.

(f) Neither Homology nor any of its Subsidiaries is a party to any Tax allocation, Tax sharing or similar agreement (including indemnity arrangements), other than Ordinary Course Agreements.

(g) Neither Homology nor any of its Subsidiaries has been a member of an affiliated group filing a consolidated U.S. federal income Tax Return (other than a group the common parent of which is Homology). Neither Homology nor any of its Subsidiaries has any material Liability for the Taxes of any Person (other than Homology and Merger Sub) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, or by Contract (other than an Ordinary Course Agreement).

(h) Neither Homology nor any of its Subsidiaries has distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 of the Code or Section 361 of the Code.

(i) Neither Homology nor any of its Subsidiaries has entered into any transaction identified as a “reportable transaction” for purposes of Treasury Regulations Section 1.6011-4(b)(2).

(j) Neither Homology nor any of its Subsidiaries will be required to include any material item of income or gain in, or exclude any material item of deduction or loss from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in, or use of improper, method of accounting for a taxable period ending on or prior to the Closing Date; (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax law) executed on or prior to the Closing Date; (iii) installment sale or open transaction disposition made on or prior to the Closing Date; (iv) prepaid amount, advance payments or deferred revenue received or accrued on or prior to the Closing Date; or (v) intercompany transaction or excess loss amount described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law).

(k) Section 4.16(k) of the Homology Disclosure Schedule sets forth the entity classification of Homology and each of its Subsidiaries for U.S. federal income tax purposes. Neither Homology nor any of its Subsidiaries has made an election or taken any other action to change its federal and state income tax classification from such classification.

(l) Neither Homology nor any of its Subsidiaries has taken or knowingly failed to take any action, nor to the Knowledge of Homology, are there any facts or circumstances, in each case, that would reasonably be expected to prevent or impede the Merger from qualifying for the Intended Tax Treatment.

4.17 Employee and Labor Matters; Benefit Plans.

(a) Section 4.17(a) of the Homology Disclosure Schedule contains a complete and accurate list of all Homology employees as of the date of this Agreement, setting forth for each employee: job title; classification as exempt or non-exempt for wage and hour purposes; annual base salary, hourly rate or other rates of compensation; bonus potential; full-time or part-time status; date of hire; business location; status (i.e., active or inactive and if inactive, the type of leave and estimated duration); and any visa or work permit status and the date of expiration, if applicable.

(b) Section 4.17(b) of the Homology Disclosure Schedule contains a complete and accurate list as of the date hereof of all of the independent contractors, consultants, temporary employees, leased employees or other agents employed or used by Homology and classified by Homology as other than employees, or compensated other than through wages paid by Homology through Homology’s payroll department (“Homology Contingent Workers”), showing for each Homology Contingent Worker such individual’s engagement date, role in the business, work location, and fee or compensation arrangements.

(c) Neither Homology nor any of its Subsidiaries is a party to, bound by the terms of, or has a duty to bargain under, any collective bargaining agreement or other Contract with a labor union, works council or labor organization representing any Homology Associate, and there are no labor unions, works council or labor organizations representing or, to the Knowledge of Homology, purporting to represent or seeking to represent any Homology Associates, including through the filing of a petition for representation election.

(d) Section 4.17(d) of the Homology Disclosure Schedule lists all material Homology Employee Plans.

(e) As applicable with respect to each material Homology Employee Plan, Homology has made available to Q32, true and complete copies of (i) the plan document, including all amendments thereto, and in the case of an unwritten Employee Plan, a written description of all material terms thereof, (ii) all related trust instruments or other funding-related documents and insurance contracts, (iii) the summary plan description and each summary of material modifications thereto, (iv) the financial statements for the most recent year for which such financial statements are available (in audited form, if available or required by ERISA) and, where applicable, annual reports with any Governmental Authority (e.g., Form 5500 and all schedules thereto), (v) the most recent IRS determination or opinion letter, (vi) written results of any required compliance testing for the three most recent plan years, and (vii) all material, non-routine notices, filings or correspondence during the past three years with any Governmental Authority.

(f) Each Homology Employee Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter or may rely on a favorable opinion letter with respect to such qualified status from the IRS to the effect that such plan is qualified under Section 401(a) of the Code and the related trust is exempt from federal income Taxes under Section 501(a) of the Code. To the Knowledge of Homology, nothing has occurred that would reasonably be expected to cause the loss of the qualified status of any such Homology Employee Plan or the Tax exempt status of any related trust.

(g) Each Homology Employee Plan has been established, maintained and operated in compliance, in all material respects, with its terms and all applicable Laws, including, without limitation, the Code and ERISA. No Legal Proceeding (other than those relating to routine claims for benefits) is pending or, to the Knowledge of Homology, threatened with respect to any Homology Employee Plan. All material payments and/or contributions required to have been made with respect to all Homology Employee Plans have been made in accordance with the terms of the applicable Homology Employee Plan and applicable Law in all material respects and neither the Homology nor any Homology ERISA Affiliate has any material Liability for any such unpaid contributions with respect to any Homology Employee Plan.

(h) Neither Homology, any of its Subsidiaries nor any of their ERISA Affiliates maintains, contributes to or is required to contribute to, or has any Liability with respect to (i) any “employee benefit plan” (within the meaning of Section 3(2) of ERISA) that is or was subject to Title IV or Section 302 of ERISA or Section 412 of the Code, (ii) a Multiemployer Plan, (iii) any Multiple Employer Plan, or (iv) any Multiple Employer Welfare Arrangement.

(i) No Homology Employee Plan provides for medical or other welfare benefits to any service provider beyond termination of service or retirement, other than (i) pursuant to COBRA or an analogous state law requirement (the full cost of which is borne by such Person or such Person’s dependents or beneficiaries) or (ii) continuation coverage through the end of the month in which such termination or retirement occurs.

(j) No Homology Employee Plan is subject to any law of a foreign jurisdiction outside of the United States.

(k) Each Homology Employee Plan that constitutes in any part a nonqualified deferred compensation plan within the meaning of Section 409A of the Code has complied in all material respects with Section 409A of the Code, to the extent applicable, and no compensation has been or would reasonably be expected to be includable in the gross income of any Homology Associate as a result of the operation of Section 409A of the Code.

(l) Homology and its Subsidiaries are, and since January 1, 2020 have been, in compliance in all material respects with all applicable Laws respecting labor, employment and employment practices, including terms and conditions of employment, worker classification, tax withholding, unemployment compensation, workers’ compensation, prohibited discrimination, harassment, equal employment, fair employment practices, meal and rest periods, work authorization and immigration status, employee safety and health, wages (including overtime wages), pay equity, affirmative action, restrictive covenants, compensation, and hours of work. There are no Legal Proceedings pending or, to the Knowledge of Homology, threatened against Homology or any of its Subsidiaries relating to any labor or employment matters or any Homology Associate. Homology is not a party to a conciliation agreement, consent decree or other agreement or Order with any federal, state, or local agency or Governmental Authority with respect to employment practices.

(m) Since January 1, 2020, (i) Homology has not taken any action which would constitute a “plant closing”, “collective dismissal”, “group dismissal”, “group termination”, “mass termination”, or “mass layoff” within the meaning of the WARN Act, (ii) issued any written notification of a plant closing or mass layoff required by the WARN Act (nor has Homology or any of its Subsidiaries been under any requirement or obligation to issue any such notification), or (iii) incurred any Liability or obligation under the WARN Act that remains unsatisfied.

(n) Since January 1, 2020, there has never been, nor to the Knowledge of Homology has there been any threat of, any strike, slowdown, work stoppage, lockout, job action, union, organizing activity, question concerning representation or any similar activity or dispute, affecting Homology or its Subsidiaries. No event has occurred within the past six (6) months, and, to the Knowledge of Homology, no condition or circumstance exists, that would reasonably be expected to give rise to or provide a basis for the commencement of any such strike, slowdown, work stoppage, lockout, job action, union organizing activity, question concerning representation or any similar activity or dispute.

(o) There is no contract, agreement, plan or arrangement to which Homology or any of its Subsidiaries is a party or by which it is bound to make any payment or compensate any Homology Associate for Taxes incurred pursuant to the Code, including, but not limited to, Section 4999 or Section 409A of the Code.

(p) Neither the execution and delivery of this Agreement, the shareholder approval of this Agreement, nor the consummation of the Contemplated Transactions (either alone or in conjunction with any other event, including without limitation, a termination of employment) will result in any (i) payment (including severance, forgiveness of indebtedness or otherwise) or benefit becoming due to Homology Associate, (ii) increase in any benefits or the compensation payable under any Homology Employee Plan, (iii) acceleration of the time of payment, funding or vesting of any such compensation or benefits or any loan forgiveness, (iv) restriction on the right of Homology or any of its Subsidiaries or, after the consummation of Contemplated Transactions, the Surviving Corporation, to merge, amend, terminate or transfer any Homology Employee Plan, or (v) “excess parachute payment” (within the meaning of Section 280G of the Code).

4.18 Environmental Matters. Since January 1, 2020, Homology and each of its Subsidiaries has complied with all applicable Environmental Laws, which compliance includes the possession by Homology of all permits and other Governmental Authorizations required under applicable Environmental Laws and compliance with the terms and conditions thereof, except for any failure to be in compliance that, individually or in the aggregate, would not result in a Homology Material Adverse Effect. Neither Homology nor any of its Subsidiaries has received since January 1, 2020, any written notice or other communication (in writing or otherwise), whether from a Governmental Authority, citizens group, employee or otherwise, that alleges that Homology or any of its Subsidiaries is not in compliance with any Environmental Law, and, to the Knowledge of Homology, there are no circumstances that may prevent or interfere with Homology’s or any of its Subsidiaries’ compliance with any Environmental Law in the future, except where such failure to comply would not reasonably be expected to have a Homology Material Adverse Effect. To the Knowledge of Homology: (a) no current or prior owner of any property leased or controlled by Homology or any of its Subsidiaries has received since January 1, 2020, any written notice or other communication relating to property owned or leased at any time by Homology or any of its Subsidiaries, whether from a Governmental Authority, citizens group, employee or otherwise, that alleges that such current or prior owner or Homology or any of its Subsidiaries is not in compliance with or violated any Environmental Law relating to such property and (b) neither Homology nor any of its Subsidiaries has any material Liability under any Environmental Law.

4.19 Insurance. Homology has made available to Q32 accurate and complete copies of all material insurance policies and all material self-insurance programs and arrangements relating to the business, assets, liabilities and operations of Homology and its Subsidiaries (including Merger Sub). Each of such insurance policies is in full force and effect and Homology and its Subsidiaries (including Merger Sub) are in compliance in all material respects with the terms thereof. Other than customary end of policy notifications from insurance carriers, since January 1, 2020, neither Homology nor any of its Subsidiaries has received any notice or other communication regarding any actual or possible: (a) cancellation or invalidation of any insurance policy or (b) refusal or denial of any coverage, reservation of rights or rejection of any material claim under any insurance policy. Each of Homology and its Subsidiaries (including Merger Sub) has provided timely written notice to the appropriate insurance carrier(s) of each Legal Proceeding pending against Homology or such Subsidiary for which Homology or such Subsidiary has insurance coverage, and no such carrier has issued a denial of coverage or a reservation of rights with respect to any such Legal Proceeding, or informed Homology or any of its Subsidiaries of its intent to do so.

4.20 Transactions with Affiliates. Except as set forth in the Homology SEC Documents filed prior to the date of this Agreement, since the date of Homology’s last proxy statement filed in 2022 with the SEC, no event has occurred that would be required to be reported by Homology pursuant to Item 404 of Regulation S-K promulgated by the SEC. Section 4.20 of the Homology Disclosure Schedule identifies each Person who is (or who may be deemed to be) an Affiliate of Homology as of the date of this Agreement.

4.21 No Financial Advisors. Except as set forth on Section 4.21 of the Homology Disclosure Schedule, no broker, finder or investment banker is entitled to any brokerage fee, finder’s fee, opinion fee, success fee, transaction fee or other fee or commission in connection with the Contemplated Transactions based upon arrangements made by or on behalf of Homology.

4.22 Valid Issuance; No Bad Actor. The Homology Common Stock to be issued in the Merger will, when issued in accordance with the provisions of this Agreement, be validly issued, fully paid and nonassessable. To the Knowledge of Homology, as of the date of this Agreement and as of the Closing, no “bad actor” disqualifying event described in Rule 506(d)(l)(i)-(viii) of the Securities Act (a “Disqualifying Event”) is applicable to Homology or, to Homology’s Knowledge, any Homology Covered Person, except for a Disqualifying Event as to which Rule 506(d)(2)(ii-iv) or (d)(3) of the Securities Act is applicable.

4.23 Privacy and Data Security.

(a) Homology and its Subsidiaries have complied with all applicable Privacy Laws and the applicable terms of any Homology Contracts relating to privacy, security, collection or use of Personal Information of any individuals (including clinical trial participants, patients, patient family members, caregivers or advocates, physicians and other health care professionals, clinical trial investigators, researchers, pharmacists) that interact with Homology or any of its Subsidiaries in connection with the operation of Homology’s and its Subsidiaries’ business, except for such noncompliance as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Homology Material Adverse Effect. To the Knowledge of Homology, Homology has implemented and maintains reasonable written policies and procedures, satisfying the requirements of applicable Privacy Laws and Homology Contracts, concerning the privacy, security, collection and use of Personal Information (“Homology Privacy Policies”) and has complied with the same, except for such noncompliance as has not to the Knowledge of Q32 had, and would not reasonably be expected to have, individually or in the aggregate, a Q32 Material Adverse Effect. To the Knowledge of Homology, as of the date hereof, no claims have been asserted or threatened against Homology by any Person alleging a violation of Privacy Laws, Privacy Policies and/or the applicable terms of any Homology Contracts relating to privacy, security, collection or use of Personal Information of any individuals and Homology has not received written notice of any of the same. To the Knowledge of Homology, there have been no data security incidents, personal data breaches or other adverse events or incidents related to Personal Information or Homology data in the custody or control of Homology or any service provider acting on behalf of Homology, in each case where such incident, breach or event would result in a notification obligation to any Person under applicable law or pursuant to the terms of any Homology Contract.

(b) The information technology assets and equipment of Homology and its Subsidiaries (collectively, “Homology IT Systems”) are adequate for, and operate and perform in all material respects as required in connection with the operation of the business of Homology and its Subsidiaries as currently conducted, and to the Knowledge of Homology, free and clear of all material bugs, errors, defects, Trojan horses, time bombs, malware and other corruptants. Homology and its Subsidiaries have implemented and maintain commercially reasonable physical, technical and administrative safeguards to protect Personal Information processed by or on behalf of Homology and its Subsidiaries, any other material confidential information and the integrity and security of Homology IT Systems used in connection with their businesses, and during the past three years, there have been no breaches, violations, outages or unauthorized uses of or accesses to same, except for those that have been remedied without material cost or liability or the duty to notify any other Person.

4.24 No Other Representations or Warranties. Homology hereby acknowledges and agrees that, except for the representations and warranties contained in this Agreement, neither Homology nor any of its Subsidiaries nor any other person on behalf of Homology or its Subsidiaries makes any express or implied representation or warranty with respect to Homology or its Subsidiaries or with respect to any other information provided to Q32, its stockholders or any of its Affiliates in connection with the Contemplated Transactions, and (subject to the express representations and warranties of Homology set forth in Article IV (in each case as qualified and limited by the Homology Disclosure Schedule)) none of Q32, its Representatives, stockholders or members, has relied on any such information (including the accuracy or completeness thereof).

ARTICLE V

COVENANTS

5.1 Conduct of Q32’s Business. From the date hereof until the earlier of the Effective Time and the termination of this Agreement in accordance with Article VIII (the “Pre-Closing Period”), except as set forth on Section 5.1 of the Q32 Disclosure Schedule, as required by applicable Law, as otherwise provided by this Agreement and the Contemplated Transactions or with Homology’s prior written consent (not to be unreasonably withheld, conditioned or delayed), Q32 shall, and shall cause its Subsidiaries to, use their commercially reasonable efforts to conduct its operations in the Ordinary Course of Business and to preserve intact the present business organizations and goodwill of the business and the present relationships of the business with material customers and suppliers. Without limiting the generality of the foregoing, during the Pre-Closing Period, except as set forth in Section 5.1 of the Q32 Disclosure Schedule, as required by applicable Law, as otherwise specifically provided by this Agreement and the Contemplated Transactions or with Homology’s prior written consent (not to be unreasonably withheld, conditioned or delayed), Q32 shall not, and shall cause its Subsidiaries not to:

(a) sell, lease, license or otherwise dispose of any material assets of Q32, or in either case, any interests therein, except (i) pursuant to existing Contracts, (ii) for sales or licensing of products to customers or (iii) otherwise in the Ordinary Course of Business;

(b) take any action with respect to any equity interests of Q32 or any of its Subsidiaries, including any issuance, sale, transfer, redemption, repurchase, recapitalization, adjustment, split, combination, reclassification, dividend, distribution or any other action in respect thereof;

(c) create, incur, assume, guarantee or repay (other than any mandatory repayments) any indebtedness, other than in the Ordinary Course of Business or as approved by the Q32 Board;

(d) issue, deliver, sell, grant, pledge, transfer, subject to any Encumbrance or dispose of any Q32 Capital Stock or the securities of any Subsidiary of Q32;

(e) create or otherwise incur any Encumbrance on any material asset of Q32 or any of its Subsidiaries, other than Permitted Encumbrances;

(f) make any loans, advances or capital contributions to, or investments in, any Person other than Q32;

(g) adversely amend or otherwise adversely modify in any material respect or terminate (excluding any expiration in accordance with its terms) any Contract listed in Section 3.12 of the Q32 Disclosure Schedule, other than any amendment or modification entered into in the Ordinary Course of Business and containing terms not materially less favorable to Q32 than the terms of such Contract in effect as of the date of this Agreement;

(h) enter into any Contract that would be required to be disclosed in Section 3.12 of the Q32 Disclosure Schedule if such Contract were in effect as of the date of this Agreement, other than any such Contract entered into in the Ordinary Course of Business;

(i) except as required by any Q32 Employee Plan or as required by applicable Law, (i) increase any salary, wage or other compensation or benefit to, or enter into or amend any employment, retention, change-in-control, termination or severance agreement with, any Q32 Associate, other than annual increases in base compensation in the Ordinary Course of Business with respect to employees whose annual base compensation is less than $500,000 and provided that such increases do not, individually or in the aggregate, result in any material increase in costs, obligations or liabilities for Q32 and its Subsidiaries, (ii) grant or pay any bonuses to any Q32 Associate, other than in the Ordinary Course of Business, or (iii) establish, enter into or adopt any new material Q32 Employee Plan or any plan, program, policy, agreement or arrangement that would be a material Q32 Employee Plan if it was in effect on the date hereof or amend or modify, in a manner that would, individually or in the aggregate, materially increase costs, obligations or liabilities for Q32 and its Subsidiaries or the Surviving Corporation, any existing Q32 Employee Plan or accelerate the vesting of any compensation (including stock options, restricted stock, restricted stock units, phantom units, warrants, other shares of capital stock or rights of any kind to acquire any shares of capital stock or equity-based awards) for the benefit of any Q32 Associate other than in the Ordinary Course of Business;

(j) adopt, enter into, amend or terminate any collective bargaining agreement or Contract with any labor union, works council or labor organization;

(k) settle any material Legal Proceeding involving Q32 or any of its Subsidiaries or relating to the transactions contemplated by this Agreement;

(l) make or change any material Tax election, change any annual Tax accounting period, enter into any closing agreement with a Governmental Authority with respect to material Taxes or settle any Tax claim with respect to material Taxes, in each case, except if such action would not reasonably be expected to have a material and adverse effect on Q32 following the Closing;

(m) take any action, or knowingly fail to take any action, where such action or failure to act would reasonably be expected to prevent the Merger from qualifying for the Intended Tax Treatment;

(n) make any material change in any method of financial accounting or financial accounting practice of Q32 or any of its Subsidiaries, except for any such change required by reason of a change in GAAP or other applicable financial accounting standards;

(o) other than in connection with actions contemplated by this Agreement, adopt, approve, consent to or propose any change in the Organizational Documents of Q32 or any of its Subsidiaries; or

(p) agree or commit to do any of the foregoing.

Notwithstanding the generality of the foregoing, nothing set forth in this Section 5.1 shall restrict Q32’s rights to effectuate the Concurrent Financing upon the terms set forth in the Subscription Agreement on the date hereof. Nothing contained in this Agreement shall give Homology, directly or indirectly, the right to control or direct the operations of Q32 prior to the Effective Time. Prior to the Effective Time, Q32 shall exercise, consistent with the terms and conditions of this Agreement, complete unilateral control and supervision over its business operations.

5.2 Conduct of Homology’s Business. During the Pre-Closing Period, except as set forth on Section 5.2 of the Homology Disclosure Schedule, as required by applicable Law, as otherwise provided by this Agreement and the Contemplated Transactions or with Q32’s prior written consent (not to be unreasonably withheld, conditioned or delayed), Homology shall, and shall cause its Subsidiaries to, use their commercially reasonable efforts to conduct its operations in the Ordinary Course of Business and to preserve intact the present business organizations and goodwill of the business and the present relationships of the business with material customers and suppliers. Without limiting the generality of the foregoing, during the Pre-Closing Period, except as set forth in Section 5.2 of the Homology Disclosure Schedule, as required by applicable Law, as otherwise specifically provided by this Agreement and the Contemplated Transactions or with Q32’s prior written consent (not to be unreasonably withheld, conditioned or delayed), Homology shall not, and shall cause its Subsidiaries not to:

(a) sell, lease, license or otherwise dispose of any material assets of Homology, or in either case, any interests therein, except (i) pursuant to existing Contracts, (ii) for sales or licensing of products to customers or (iii) otherwise in the Ordinary Course of Business;

(b) except for the issuance of securities under this Agreement, take any action with respect to any equity interests of Homology or any of its Subsidiaries, including any issuance, sale, transfer, redemption, repurchase, recapitalization, adjustment, split, combination, reclassification, dividend, distribution or any other action in respect thereof;

(c) create, incur, assume, guarantee or repay (other than any mandatory repayments) any indebtedness;

(d) issue, deliver, sell, grant, pledge, transfer, subject to any Encumbrance or dispose of any Homology Common Stock or the securities of any Subsidiary of Homology;

(e) create or otherwise incur any Encumbrance on any material asset of Homology, other than Permitted Encumbrances;

(f) make any loans, advances or capital contributions to, or investments in, any Person other than Homology;

(g) adversely amend or otherwise adversely modify in any material respect or terminate (excluding any expiration in accordance with its terms) any Contract listed in Section 4.13 of the Homology Disclosure Schedule, other than any amendment or modification entered into in the Ordinary Course of Business and containing terms, not materially less favorable to Homology than the terms of such Contract in effect as of the date of this Agreement;

(h) enter into any Contract that would be required to be disclosed in Section 4.13 of the Homology Disclosure Schedule if such Contract were in effect as of the date of this Agreement, other than any such Contract entered into in the Ordinary Course of Business;

(i) except as required by any Homology Employee Plan, applicable Law or this Agreement, (i) increase any salary, wage or other compensation or benefit to, or enter into or amend any employment, retention, change-in-control, termination or severance agreement with, any Homology Associate, other than as set forth in Section 5.2(i)of the Homology Disclosure Schedule and provided that such increases do not, individually or in the aggregate, result in any material increase in costs, obligations or liabilities for Homology and its Subsidiaries, (ii) grant or pay any bonuses to any Homology Associate, (iii) establish, enter into or adopt any new Homology Employee Plan or any plan, program, policy, agreement or arrangement that would be a material Homology Employee Plan if it was in effect on the date hereof or amend or modify, in a manner that would, individually or in the aggregate, materially increase costs, obligations or liabilities for Homology and its Subsidiaries or the Surviving Corporation, any existing Homology Employee Plan or accelerate the vesting of any compensation (including stock options, restricted stock, restricted stock units, phantom units, warrants, other shares of capital stock or rights of any kind to acquire any shares of capital stock or equity-based awards) for the benefit of any Homology Associate, (iv) grant to any Homology Associate any right to receive, or pay to any Homology Associate, any severance, change in control, transaction, retention, termination or similar compensation or benefits or increases therein, (v) take any action to accelerate any payment or benefit, or the funding of any payment or benefit, payable or to be provided to any Homology Associate, (vi) grant any new long-term incentive or equity-based awards, or amend or modify the terms of any such outstanding awards under any Homology Employee Plan or (vii) hire, terminate (other than for cause), promote or change the employment status or title of any Homology Associate;

(j) adopt, enter into, amend or terminate any collective bargaining agreement or Contract with any labor union, works council or labor organization;

(k) settle any material Legal Proceeding involving Homology or relating to the transactions contemplated by this Agreement;

(l) make or change any material Tax election, change any annual Tax accounting period, enter into any closing agreement with a Governmental Authority with respect to material Taxes or settle any Tax claim with respect to material Taxes, in each case, except if such action would not reasonably be expected to have a material and adverse effect on Homology following the Closing;

(m) take any action, or knowingly fail to take any action, where such action or failure to act would reasonably be expected to prevent the Merger from qualifying for the Intended Tax Treatment;

(n) make any material change in any method of financial accounting or financial accounting practice of Homology, except for any such change required by reason of a change in GAAP or other applicable financial accounting standards;

(o) other than in connection with actions contemplated by this Agreement, adopt, approve, consent to or propose any change in the Organizational Documents of Homology; or

(p) agree or commit to do any of the foregoing.

Notwithstanding the generality of the foregoing, nothing set forth in this Section 5.2 shall restrict Homology’s right to (i) effectuate any Legacy Asset Disposition or (ii) encumber, abandon or not file, prosecute, maintain, defend, or enforce any Homology Legacy IP Rights (“Abandoned Homology Legacy IP Rights”). Nothing contained in this Agreement shall give Q32, directly or indirectly, the right to control or direct the operations of Homology prior to the Effective Time. Prior to the Effective Time, Homology shall exercise, consistent with the terms and conditions of this Agreement, complete unilateral control and supervision over its business operations.

5.3 Access and Investigation.

(a) Subject to the terms of the Confidentiality Agreement, which the Parties agree will continue in full force following the date of this Agreement, during the Pre-Closing Period, upon reasonable notice, Homology, on the one hand, and Q32, on the other hand, shall and shall use commercially reasonable efforts to cause such Party’s Representatives to: (i) provide the other Party and such other Party’s Representatives with reasonable access during normal business hours to such Party’s Representatives, personnel and assets and to all existing books, records, Tax Returns, work papers and other documents and information relating to such Party and its Subsidiaries, (ii) provide the other Party and such other Party’s Representatives with such copies of the existing books, records, Tax Returns, work papers, product data, and other documents and information relating to such Party and its Subsidiaries, and with such additional financial, operating and other data and information regarding such Party and its Subsidiaries as the other Party may reasonably request, (iii) permit the other Party’s officers and other employees to meet, upon reasonable notice and during normal business hours, with the chief financial officer and other officers and managers of such Party responsible for such Party’s financial statements and the internal controls of such Party to discuss such matters as the other Party may deem reasonably necessary or appropriate, and (iv) provide the other Party with copies, when available, of unaudited financial statements or management accounts, and communications sent by or on behalf of such Party to its stockholders or any material notice, report or other document filed with or sent to or received from any Governmental Authority in connection with the Contemplated Transactions. Any investigation conducted by either Homology or Q32 pursuant to this Section 5.3 shall be conducted in such manner as not to interfere unreasonably with the conduct of the business of the other Party.

(b) Notwithstanding anything herein to the contrary in this Section 5.3, no access or examination contemplated by this Section 5.3 shall be permitted to the extent that it would require any Party or its Subsidiaries to waive the attorney-client privilege or attorney work product privilege, or violate any applicable Law; provided, that such Party or its Subsidiary (i) shall be entitled to withhold only such information that may not be provided without causing such violation or waiver, (ii) shall provide to the other Party all related information that may be provided without causing such violation or waiver (including, to the extent permitted, redacted versions of any such information) and (iii) shall enter into such effective and appropriate joint-defense agreements or other protective arrangements as may be reasonably requested by the other Party in order that all such information may be provided to the other Party without causing such violation or waiver.

5.4 No Solicitation.

(a) Each of Homology and Q32 agrees that, during the Pre-Closing Period, neither it nor any of its Subsidiaries shall, nor shall it or any of its Subsidiaries authorize any of its Representatives to, directly or indirectly: (i) solicit, initiate or knowingly encourage, induce or facilitate the communication, making, submission or announcement of any Acquisition Proposal or Acquisition Inquiry or take any action otherwise inconsistent with past practice that could reasonably be expected to lead to an Acquisition Proposal or Acquisition Inquiry, (ii) furnish any non-public information regarding such Party to any Person (other than Q32 or Homology) in connection with or in response to an Acquisition Proposal or Acquisition Inquiry, (iii) engage in discussions or negotiations with any Person with respect to any Acquisition Proposal or Acquisition Inquiry, (iv) approve, endorse or recommend any Acquisition Proposal (subject to Section 5.9), (v) execute or enter into any letter of intent or any Contract contemplating or otherwise relating to any Acquisition Transaction or (vi) publicly propose to do any of the foregoing; provided, however, that, notwithstanding anything contained in this Section 5.3(a) and subject to compliance with this Section 5.3(a), prior to the approval of this Agreement by Homology’s stockholders (i.e., the Required Homology Stockholder Vote), Homology may furnish non-public information regarding Homology and its Subsidiaries to, and enter into discussions or negotiations with, any Person in response to a bona fide written Acquisition Proposal by Homology which the Homology Board determines in good faith, after consultation with Homology’s financial advisors and outside legal counsel, constitutes, or is reasonably likely to result in, a Superior Offer (and is not withdrawn) if: (A) neither Homology nor any Representative of Homology shall have breached this Section 5.3(a) in any material respect, (B) the Homology Board concludes in good faith based on the advice of outside legal counsel, that the failure to take such action would reasonably be expected to be inconsistent with the fiduciary duties of the Homology Board under applicable Law, (C) as promptly as possible after (and in any event within forty-eight hours of) initially furnishing any such non-public information to, or entering into discussions with, such Person, Homology gives Q32 written notice of the identity of such Person to Q32, and of Homology’s intention to furnish non-public information to, or enter into discussions with, such Person, (D) Homology receives from such Person an executed Acceptable Confidentiality Agreement and (E) as promptly as possible after (and in any event within forty-eight hours of) furnishing any such non-public information to such Person, Homology furnishes such non-public information to Q32 (to the extent such information has not been previously furnished by Homology to Q32). Notwithstanding anything to the contrary set forth in this Agreement, Homology and its Representatives may, in any event (without the Homology Board having to make a determination in clause (B) of the preceding sentence), contact any person to (i) seek to clarify and understand the terms and conditions of any Acquisition Proposal made by such Person solely to determine whether such Acquisition Proposal constitutes, or is reasonably likely to result in, a Superior Offer and (ii) inform such Person that has made or, to the knowledge of Homology is considering making an Acquisition Proposal. Without limiting the generality of the foregoing, Homology acknowledges and agrees that, in the event any Representative of Homology takes any action that, if taken by Homology, would constitute a breach of this Section 5.3(a) by Homology, the taking of such action by such Representative shall be deemed to constitute a breach of this Section 5.3(a) by Homology for purposes of this Agreement.

(b) If any Party or any Representative of such Party receives an Acquisition Proposal or Acquisition Inquiry at any time during the Pre-Closing Period, then such Party shall promptly (and in no event later than one

Business Day after such Party becomes aware of such Acquisition Proposal or Acquisition Inquiry) advise the other Party orally and in writing of such Acquisition Proposal or Acquisition Inquiry (including the identity of the Person making or submitting such Acquisition Proposal or Acquisition Inquiry, and provide a copy of the Acquisition Proposal or Acquisition Inquiry, of if the Acquisition Proposal or Acquisition Inquiry is not written, the terms thereof). Such Party shall keep the other Party reasonably informed with respect to the status and terms of any such Acquisition Proposal or Acquisition Inquiry and any material modification or material proposed modification thereto. In addition to the foregoing, each Party shall provide the other Party with at least forty-eight hours written notice of a meeting of its board of directors (or any committee thereof) at which its board of directors (or any committee thereof) is reasonably expected to consider an Acquisition Proposal or Acquisition Inquiry it has received.

(c) Each Party shall immediately cease and cause to be terminated any existing discussions, negotiations and communications with any Person that relate to any Acquisition Proposal or Acquisition Inquiry as of the date of this Agreement and request the destruction or return of any non-public information provided to such Person.

5.5 Notification of Certain Matters.

(a) During the Pre-Closing Period, each of Q32, on the one hand, and Homology, on the other hand, shall promptly notify the other (and, if in writing, furnish copies of) if any of the following occurs: (i) any notice or other communication is received from any Person alleging that the Consent of such Person is or may be required in connection with any of the Contemplated Transactions, (ii) any Legal Proceeding against or involving or otherwise affecting such Party or its Subsidiaries is commenced, or, to the Knowledge of such Party, threatened against such Party or, to the Knowledge of such Party, any director, officer or Key Employee of such Party, (iii) such Party becomes aware of any inaccuracy in any representation or warranty made by such Party in this Agreement or (iv) the failure of such Party to comply with any covenant or obligation of such Party; in each case that could reasonably be expected to make the timely satisfaction of any of the conditions set forth in Article VI impossible or materially less likely. No such notice shall be deemed to supplement or amend the Q32 Disclosure Schedule or the Homology Disclosure Schedule for the purpose of (A) determining the accuracy of any of the representations and warranties made by Q32 or Homology in this Agreement or (B) determining whether any condition set forth in Article VI has been satisfied. Any failure by either Party to provide notice pursuant to this Section 5.5 shall not be deemed to be a breach for purposes of Section 6.2(b) or 6.3(b), as applicable, unless such failure to provide such notice was knowing and intentional.

(b) During the Pre-Closing Period, Homology shall use reasonable best efforts to consult with Q32 during the negotiation process for, and prior to taking any material action with respect to, any amendment to, sublicense or the potential early termination of the Homology Lease, and shall consider any input received from Q32 in good faith prior to taking any such action.

(c) During the Pre-Closing Period, Homology shall provide to Q32 an updated list of Abandoned Homology Legacy IP Rights on a monthly basis starting from December 1, 2023, with the final such list to be delivered within three (3) days preceding Closing.

5.6 Legacy Asset Disposition.

(a) Prior to the Closing Date, Homology shall be entitled, but under no obligation, to sell, transfer, license, assign or otherwise divest any or all of the assets and rights primarily relating to Homology’s HMI-103 (Adult/Pediatric PKU), HMI-203 (MPS II (Hunter Syndrome)), HMI-204 (MLD), Capsids and AAVHSC Platform (the “Legacy Assets”), including any equity interests held directly or indirectly by Homology in Oxford Biomedica Solutions, LLC or its affiliates (the “Oxford Assets”) in a transaction or series of transactions (the “Legacy Asset Disposition”), provided that Homology as promptly as practicable thereafter notify Q32 of any such Legacy Asset Disposition. Each Party acknowledges that Homology may, in contemplation of the Legacy Asset Disposition, (a) establish one or more Subsidiaries to hold the Legacy Assets, (b) transfer to any such Subsidiary any or all of the Legacy Assets and the liabilities and obligations related thereto and (c) take such other steps that are reasonably necessary to prepare for the Legacy Asset Disposition. For clarity, if Homology transfers the Legacy Assets to one or more Subsidiaries, the terms of this Section 0 shall apply to such Subsidiaries in addition to Homology. Each Party further acknowledges that Homology may not be successful in completing, or may determine not to proceed, with the Legacy Asset Disposition. Notwithstanding the foregoing, Homology may not enter into any agreement with respect to the Legacy Asset Disposition that would result in a continuing obligation or liability without the prior written consent of Q32 (such consent shall not be unreasonably withheld, conditioned or delayed); provided, further, that Homology shall provide Q32 with a copy of any agreement with respect to an Legacy Asset Disposition that would be reasonably likely to result in a continuing obligation or liability of either Homology or Q32 on or after the Effective Time at least five Business Days prior to entry into such agreement.

(b) For the avoidance of doubt, any sale, transfer, license, assignment or other divestiture of Legacy Assets on or after the Closing Date shall be governed by the terms and conditions of the CVR Agreement.

5.7 Registration Statement; Proxy Statement.

(a) As promptly as practicable (but in any event, no later than twenty (20) Business Days) after the date of this Agreement, (i) Homology, in cooperation with Q32, shall prepare and file with the SEC a proxy statement relating to the Homology Stockholder Meeting to be held in connection with the Merger (together with any amendments thereof or supplements thereto, the “Proxy Statement”) and (ii) Homology, in cooperation with Q32, shall prepare and file with the SEC a registration statement on Form S-4 (the “Form S-4”), in which the Proxy Statement shall be included as a part (the Proxy Statement and the Form S-4, collectively, the “Registration Statement”), in connection with the registration under the Securities Act of the shares of Homology Common Stock to be issued by virtue of the Merger. Each of Homology and Q32 shall use their commercially reasonable efforts to respond promptly to any comments of the SEC or its staff and to cause the Registration Statement to become effective as promptly as practicable, and shall take all or any action required under any applicable federal, state, securities and other Laws in connection with the issuance of shares of Homology Common Stock pursuant to the Merger. Each of the Parties shall furnish all information concerning itself and their Affiliates, as applicable, to the other Parties as the other Parties may reasonably request in connection with such actions and the preparation of the Registration Statement and Proxy Statement.

(b) Homology covenants and agrees that the Registration Statement (and the letter to stockholders, notice of meeting and form of proxy included therewith) will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein not misleading. Q32 covenants and agrees that the information supplied by or on behalf of Q32 and its Subsidiaries to Homology for inclusion in the Registration Statement (including the Q32 Financials) will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make such information, in light of the circumstances under which they were made, not misleading. Notwithstanding the foregoing, Homology makes no covenant, representation or warranty with respect to statements made in the Registration Statement (and the letter to stockholders, notice of meeting and form of proxy included therewith), if any, based on information provided by Q32 or its Subsidiaries or any of their Representatives for inclusion therein. Q32 and its legal counsel shall be given reasonable opportunity to review and comment on the Registration Statement, including all amendments and supplements thereto, prior to the filing thereof with the SEC, and on the response to any comments on the SEC prior to the filing thereof with the SEC; provided, however, that the foregoing shall not apply to any amendment to the Registration Statement pertaining to a Homology Board Adverse Recommendation Change. Each of the Parties shall use commercially reasonable efforts to cause the Registration Statement to comply with the applicable rules and regulations promulgated by the SEC, to respond promptly to any comments of the SEC or its staff and to have the Registration Statement declared effective under the Securities Act as promptly as practicable after it is filed with the SEC.

(c) Each of the Parties shall use commercially reasonable efforts to cause the Proxy Statement to be mailed to Homology’s stockholders as promptly as practicable after the Registration Statement is declared effective under the Securities Act. If Homology, Merger Sub or Q32 become aware of any event or information that, pursuant to the Securities Act or the Exchange Act, should be disclosed in an amendment or supplement to the Registration Statement or Proxy Statement, as the case may be, then such Party, as the case may be, shall promptly inform the other Parties thereof and shall cooperate with such other Parties in filing such amendment or supplement with the SEC and, if appropriate, in mailing such amendment or supplement to the Homology stockholders.

(d) Q32 shall reasonably cooperate with Homology and provide, and cause its Representatives to provide, Homology and its Representatives, with all true, correct and complete information regarding (i) Q32 and its Subsidiaries and (ii) the 2023 Plans that is, in each case, required by Law to be included in the Registration Statement or reasonably requested by Homology to be included in the Registration Statement. Q32 will use commercially reasonable efforts to cause Q32’s independent accounting firm to deliver any consent that Homology is required to file with the SEC with respect to the inclusion of the independent accounting firm’s opinion on the audited financial statements of Q32 in any filing of the Registration Statement with the SEC.

(e) As promptly as practicable following the date of this Agreement and no later than fifteen (15) Business Days after the date of this Agreement, Q32 shall deliver to Homology financial statements (including any related notes thereto) of Q32 and its consolidated Subsidiaries as of and for the fiscal years ended December 31, 2022 and 2021, with respect to which the PCAOB Auditor has substantially completed its audit work in accordance with the standards of the PCAOB, subject to providing the PCAOB Auditor’s report thereon for inclusion in the Registration Statement. As promptly as practicable following the date of this Agreement and no later than fifteen (15) Business Days after the date of this Agreement, Q32 shall deliver to Homology unaudited interim financial statements (including any related notes thereto) of Q32 and its consolidated Subsidiaries as of and for the nine months ended September 30, 2023 and 2022, with respect to which the PCAOB Auditor has substantially completed its review in accordance with the procedures specified by the PCAOB in AS 4105, Reviews of Interim Financial Information (the “interim review procedures”), for inclusion in the Registration Statement. All such financial statements included in the Registration Statement at the time of filing shall comply as to form in all material respects, shall be prepared in accordance with GAAP (as modified by the rules and regulations of the SEC) applied on a consistent basis throughout the periods involved, shall fairly present in all material respects the consolidated financial position at the date thereof and the results of its operations and cash flows as of and for the periods therein indicated and shall comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act applicable to a registrant, in effect as of the respective dates thereof.

5.8 Q32 Stockholder Written Consent.

(a) Promptly after the Registration Statement has been declared effective under the Securities Act, and in any event no later than two (2) Business Days thereafter, Q32 shall prepare, with the cooperation of Homology, and cause to be mailed to its stockholders an information statement, which shall include a copy of the Proxy Statement (the “Information Statement”), and the Q32 Stockholder Written Consent, in order to solicit the approval of Q32’s stockholders, including but not limited to Q32’s stockholders sufficient for the Required Q32 Stockholder Vote in lieu of a meeting pursuant to Section 228 of Delaware Law, for purposes of (i) adopting and approving this Agreement and the Contemplated Transactions, and (ii) acknowledging that the approval given thereby is irrevocable. Q32 shall use its reasonable best efforts to cause Q32’s stockholders sufficient for the Required Q32 Stockholder Vote to execute and deliver to Q32 the Q32 Stockholder Written Consent promptly following delivery thereof, and in any event no later than fifteen (15) days after the Registration Statement has been declared effective. Promptly following receipt of the duly executed Q32 Stockholder Written Consent, Q32 shall deliver a copy of the duly executed Q32 Stockholder Written Consent to Homology. Under no circumstances shall Q32 assert that any other approval or consent is necessary by its stockholders to approve this Agreement and the Contemplated Transactions.

(b) Promptly following receipt of the Required Q32 Stockholder Vote, Q32 shall prepare and mail a notice to every stockholder of Q32 that did not execute the Q32 Stockholder Written Consent. Such notice shall (i) be a statement to the effect that the Q32 Board determined that the Merger is advisable in accordance with Section 251(b) of Delaware Law and in the best interests of the stockholders of Q32 and approved and adopted this Agreement, the Merger and the other Contemplated Transactions, and (ii) provide the stockholders of Q32 to whom it is sent with notice of the actions taken in the Q32 Stockholder Written Consent, including the adoption and approval of this Agreement, the Merger and the other Contemplated Transactions in accordance with Section 228(e) of Delaware Law and Q32’s Organizational Documents.

(c) Q32 agrees that: (i) the Q32 Board shall recommend that Q32’s stockholders vote to adopt and approve this Agreement and the Contemplated Transactions and shall use commercially reasonable efforts to solicit such approval within the time set forth in Section 5.8(a) (the recommendation of the Q32 Board that Q32’s stockholders vote to adopt and approve this Agreement being referred to as the “Q32 Board Recommendation”) and (ii) the Q32 Board Recommendation shall not be withdrawn or modified (and the Q32 Board shall not publicly propose to withdraw or modify the Q32 Board Recommendation) in a manner adverse to Homology, and no resolution by the Q32 Board or any committee thereof to withdraw or modify the Q32 Board Recommendation in a manner adverse to Homology or to adopt, approve or recommend (or publicly propose to adopt, approve or recommend) any Acquisition Proposal shall be adopted or proposed.

(d) Q32’s obligation to solicit the consent of its stockholders to sign the Q32 Stockholder Written Consent in accordance with Section 5.8(a) shall not be limited or otherwise affected by the commencement, disclosure, announcement or submission of any Superior Offer or other Acquisition Proposal.

5.9 Homology Stockholder Meeting.

(a) Homology shall take all action necessary under applicable Law to call, give notice of and hold a meeting of the holders of Homology Common Stock to consider and vote to approve this Agreement and the Contemplated Transactions, including the issuance of the shares of Homology Common Stock to the stockholders of Q32 pursuant to the terms of this Agreement and the Charter Amendment Proposal (collectively, the “Homology Stockholder Matters” and such meeting, the “Homology Stockholder Meeting”). The Homology Stockholder Meeting shall be held as promptly as practicable after the Registration Statement is declared effective under the Securities Act, and in any event no later than forty-five (45) days after the effective date of the Registration Statement. Homology shall take reasonable measures to ensure that all proxies solicited in connection with the Homology Stockholder Meeting are solicited in compliance with all applicable Law. Notwithstanding anything to the contrary contained herein, if on the date of the Homology Stockholder Meeting, or a date preceding the date on which the Homology Stockholder Meeting is scheduled, Homology reasonably believes that (i) it will not receive proxies sufficient to obtain the Required Homology Stockholder Vote, whether or not a quorum would be present or (ii) it will not have sufficient shares of Homology Common Stock represented (whether in person or by proxy) to constitute a quorum necessary to conduct the business of the Homology Stockholder Meeting, Homology may postpone or adjourn, or make one or more successive postponements or adjournments of, the Homology Stockholder Meeting as long as the date of the Homology Stockholder Meeting is not postponed or adjourned more than an aggregate of thirty (30) calendar days in connection with any postponements or adjournments.

(b) Homology agrees that, subject to Section 5.9(c): (i) the Homology Board shall recommend that the holders of Homology Common Stock vote to approve the Homology Stockholder Matters and shall use commercially reasonable efforts to solicit such approval within the timeframe set forth in Section 5.9(a) above, (ii) the Proxy Statement shall include a statement to the effect that the Homology Board recommends that Homology’s stockholders vote to approve the Homology Stockholder Matters (the recommendation of the Homology Board being referred to as the “Homology Board Recommendation”) and (iii) the Homology Board Recommendation shall not be withheld, amended, withdrawn or modified (and the Homology Board shall not publicly propose to withhold, amend, withdraw or modify the Homology Board Recommendation) in a manner adverse to Q32, and no resolution by the Homology Board or any committee thereof to withdraw or modify the Homology Board Recommendation in a manner adverse to Q32 or to adopt, approve or recommend (or publicly propose to adopt, approve or recommend) any Acquisition Proposal shall be adopted or proposed (the actions set forth in the foregoing clause (iii), collectively, a “Homology Board Adverse Recommendation Change”).

(c) Notwithstanding anything to the contrary contained in Section 5.9(b), and subject to compliance with Section 5.4 and Section 5.9, at any time prior to the approval of Homology Stockholder Matters by the Required Homology Stockholder Vote, Homology receives a bona fide written Superior Offer, the Homology Board may make a Homology Board Adverse Recommendation Change if, but only if, in the receipt of and on account of such Superior Offer, (i) the Homology Board determines in good faith, after consultation with its outside legal counsel, that the failure to make a Homology Board Adverse Recommendation Change would reasonably be expected to be inconsistent with its fiduciary duties under applicable Law, (ii) Homology has, and has caused its financial advisors and outside legal counsel to, during the Notice Period, negotiate with Q32 in good faith to make such adjustments to the terms and conditions of this Agreement so that such Acquisition Proposal ceases to constitute a Superior Offer and (iii) if after Q32 shall have delivered to Homology a written offer to alter the terms or conditions of this Agreement during the Notice Period (or if Q32 declines to do so), the Homology Board shall have determined in good faith, after consultation with its outside legal counsel, that the failure to withhold, amend, withdraw or modify the Homology Board Recommendation would reasonably be expected to be inconsistent with its fiduciary duties under applicable Law (after taking into account such alterations of the terms and conditions of this Agreement, if any); provided that (x) Q32 receives written notice from Homology confirming that the Homology Board has determined to change its recommendation during the Notice Period, which notice shall include a description in reasonable detail of the reasons for such Homology Board Adverse Recommendation Change, and written copies of any relevant proposed transaction agreements with any party making a potential Superior Offer, (y) during any Notice Period, Q32 shall be entitled to deliver to Homology one or more counterproposals to such Acquisition Proposal and Homology will, and cause its Representatives to, negotiate with Q32 in good faith (to the extent Q32 desires to negotiate) to make such adjustments in the terms and conditions of this Agreement so that the applicable Acquisition Proposal ceases to constitute a Superior Offer and (z) in the event of any material amendment to any Superior Offer (including any revision in price or percentage of the combined company that Homology’s stockholders would receive as a result of such potential Superior Offer), Homology shall be required to provide Q32 with notice of such material amendment and the Notice Period shall be extended, if applicable, to ensure that at least two (2) Business Days remain in the Notice Period following such notification during which the parties shall comply again with the requirements of this Section 5.9(c) and the Homology Board shall not make a Homology Board Adverse Recommendation Change prior to the end of such Notice Period as so extended (it being understood that there may be multiple extensions).

(d) Homology’s obligation to call, give notice of and hold the Homology Stockholder Meeting in accordance with Section 5.9(a) shall not be limited or otherwise affected by the commencement, disclosure, announcement or submission of any Superior Offer or Acquisition Proposal, or by any withdrawal or modification of the Homology Board Recommendation.

(e) Nothing contained in this Agreement shall prohibit Homology or the Homology Board from complying with Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act; provided, however, that any disclosure made by Homology or the Homology Board pursuant to Rules 14d-9 and 14e-2(a) shall be limited to a statement that Homology is unable to take a position with respect to the bidder’s tender offer unless the Homology Board determines in good faith, after consultation with its outside legal counsel, that such statement would result in a breach of its fiduciary duties under applicable Law.

5.10 Efforts; Regulatory Approvals.

(a) The Parties shall use commercially reasonable efforts to consummate the Contemplated Transactions. Without limiting the generality of the foregoing, each Party: (i) shall make all filings and other submissions (if any) and give all notices (if any) required to be made and given by such Party in connection with the

Contemplated Transactions, (ii) shall use commercially reasonable efforts to obtain each Consent (if any) reasonably required to be obtained (pursuant to any applicable Law or Contract, or otherwise) by such Party in connection with the Contemplated Transactions or for such Contract to remain in full force and effect, (iii) shall use commercially reasonable efforts to lift any injunction prohibiting, or any other legal bar to, the Contemplated Transactions and (iv) shall use commercially reasonable efforts to satisfy the conditions precedent to the consummation of this Agreement.

(b) Notwithstanding the generality of the foregoing, each Party shall use commercially reasonable efforts to file or otherwise submit, as soon as practicable after the date of this Agreement, all applications, notices, reports and other documents reasonably required to be filed by such Party with or otherwise submitted by such Party to any Governmental Authority with respect to the Contemplated Transactions, and to submit promptly any additional information requested by any such Governmental Authority.

5.11 Disclosures. Without limiting any Party’s obligations under the Confidentiality Agreement, no Party shall, and no Party shall permit any of its Subsidiaries or any of its Representative to, issue any press release or make any disclosure (to any customers or employees of such Party, to the public or otherwise) regarding the Contemplated Transactions unless: (a) the other Party shall have approved such press release or disclosure in writing, such approval not to be unreasonably conditioned, withheld or delayed; or (b) such Party shall have determined in good faith, upon the advice of outside legal counsel, that such disclosure is required by applicable Law and, to the extent practicable, before such press release or disclosure is issued or made, such Party advises the other Party of, and consults with the other Party regarding, the text of such press release or disclosure; provided, however, that each of Q32 and Homology may make any statement in response to questions by the press, analysts, investors or those attending industry conferences or financial analyst conference calls, so long as any such statements are consistent with previous press releases, public disclosures or public statements made by Q32 and Homology in compliance with this Section 5.11. Notwithstanding the foregoing, a Party need not consult with any other Parties in connection with such portion of any press release, public statement or filing to be issued or made pursuant to Section 5.9(d) or with an Acquisition Proposal, or Homology Board Adverse Recommendation Change with respect to Homology only pursuant to Section 5.9(e).

5.12 Homology Options. Prior to the Closing, the Homology Board shall have adopted appropriate resolutions and taken all other actions necessary and appropriate to provide (a) each outstanding Homology Option that is not a Homology ITM Option will be cancelled for no consideration and (b) that the vesting and exercisability of each unexpired, unexercised and unvested Homology ITM Option shall be accelerated in full, in each case, effective as of immediately prior to the Effective Time, contingent on the occurrence of the Closing.

5.13 Homology Restricted Stock Unit Awards. Prior to the Closing, the Homology Board shall have adopted appropriate resolutions and taken all other actions necessary and appropriate to provide that (a) the vesting of each outstanding and unvested Homology Restricted Stock Unit Award shall be accelerated in full effective as of immediately prior to the Effective Time, contingent on the occurrence of the Closing and (b) for each outstanding and unsettled Homology Restricted Stock Unit Award, the holder thereof shall receive, immediately prior to the Effective Time, a number of shares of Homology Common Stock equal to the number of vested and unsettled shares of Homology Common Stock underlying such Homology Restricted Stock Unit Award. Notwithstanding anything herein to the contrary, the Tax withholding obligations for each holder receiving shares of Homology Common Stock in accordance with the preceding sentence shall be satisfied by Homology withholding from issuance that number of shares of Homology Common Stock calculated by multiplying the maximum statutory withholding rate for such holder in connection with such issuance by the number of shares of Homology Common Stock to be issued in accordance with the preceding sentence, and rounding up to the nearest whole share and remitting such withholding in cash to the appropriate taxing authorities (the amount of such cash, the “RSU Withholding Amount”).

5.14 Homology ESPP. As soon as reasonably practicable following the date of this Agreement, the Homology Board shall adopt appropriate resolutions to provide that (a) no offering periods or purchase periods shall be commenced following or in addition to the offering period underway as of the date hereof under the Homology ESPP (the “Current Offering Period”), (b) no payroll deductions or other contributions shall be made or effected after the Current Offering Period with respect to the Homology ESPP, and (c) each Homology ESPP participant’s accumulated contributions under the Homology ESPP shall be returned to the participant in accordance with the terms of the Homology ESPP.

5.15 Indemnification of Officers and Directors.

(a) From the Effective Time through the sixth anniversary of the date on which the Effective Time occurs (or such period in which a D&O Indemnified Party (defined below) is asserting a claim for indemnification or other protections pursuant to this Section 5.15 to the extent arising prior to the end of such six-year period), each of Homology and the Surviving Corporation shall indemnify and hold harmless each person who is now, or has been at any time prior to the date hereof, or who becomes prior to the Effective Time, a director or officer of Homology or Q32, respectively (the “D&O Indemnified Parties”), against all claims, losses, liabilities, settlements, damages, judgments, fines and penalties and reasonable fees, costs and expenses, including attorneys’ fees and disbursements (collectively, “Costs”), incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, formal or informal, arising out of or pertaining to the fact that the D&O Indemnified Party is or was a director or officer of Homology or of Q32, whether asserted or claimed prior to, at or after the Effective Time (including in connection with this Agreement or the Contemplated Transactions), in each case, to the fullest extent permitted under Delaware Law (including as it may be amended after the date of this Agreement to increase the extent to which a corporation may provide indemnification). Each D&O Indemnified Party will be entitled to advancement of fees, costs and expenses incurred in the defense of any such claim, action, suit, proceeding or investigation from each of Homology and the Surviving Corporation, jointly and severally, upon receipt by Homology or the Surviving Corporation from the D&O Indemnified Party of a request therefor; provided that any such person to whom fees, costs or expenses are advanced provides an undertaking to Homology, to the extent then required by Delaware Law, to repay such advances if it is ultimately determined that such person is not entitled to indemnification. Homology and the Surviving Corporation shall each cooperate with the D&O Indemnified Party in the defense of any actual or threatened claim, action, suit, proceeding or investigation.

(b) The provisions of Homology’s Organizational Documents with respect to indemnification, advancement of expenses and exculpation of present and former directors and officers of Homology that are presently set forth in Homology’s Organizational Documents shall not be amended, modified or repealed for a period of six years from the Effective Time in a manner that would adversely affect the rights thereunder of individuals who, at or prior to the Effective Time, were officers or directors of Homology, unless such modification is required by applicable Law. The Surviving Corporation’s Organizational Documents shall contain, and Homology shall cause the certificate of incorporation of the Surviving Corporation to so contain, provisions no less favorable with respect to indemnification, advancement of fees, costs and expenses and exculpation of future, present and former directors and officers as those presently set forth in Homology’s and Q32’s Organizational Documents, respectively.

(c) From and after the Effective Time, (i) the Surviving Corporation shall fulfill and honor in all respects the obligations of Q32 to its D&O Indemnified Parties as of immediately prior to the Effective Time pursuant to any indemnification, exculpation and advancement provisions under Q32’s Organizational Documents and pursuant to any indemnification agreements between Q32 and such D&O Indemnified Parties, with respect to any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, formal or informal, arising out of matters occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time (including in connection with this Agreement or the Contemplated Transactions), and (ii) Homology shall fulfill and honor in all respects the obligations of Homology to its D&O Indemnified Parties as of immediately prior to the Closing pursuant to any indemnification provisions under Homology’s Organizational Documents and pursuant to any indemnification agreements between Homology and such D&O Indemnified Parties, with respect to claims arising out of matters occurring at or prior to the Effective Time.

(d) From and after the Effective Time, Homology and the Surviving Corporation shall maintain directors’ and officers’ liability insurance policies, with an effective date as of the Closing Date, on commercially available terms and conditions and with coverage limits customary for U.S. public companies similarly situated to Homology. In addition, Homology shall purchase, prior to the Effective Time, a six-year prepaid non-cancellable extension of directors’ and officers’ liability coverage of Homology’s existing directors’ and officers’ insurance policies for a claims reporting or discovery period of at least six years from and after the Effective Time with respect to any claim related to any period of time at or prior to the Effective Time “Homology D&O Tail Coverage” with the same or substantially the same terms, conditions, retentions and limits of liability as the coverage provided under Homology’s existing policies as of the date of this Agreement with respect to any actual or alleged error, misstatement, misleading statement, act, omission, neglect, breach of duty or any matter claimed against a director or officer of Homology by reason of him or her serving in such capacity that existed or occurred at or prior to the Effective Time (including in connection with this Agreement or the Contemplated Transactions or in connection with Homology’s initial public offering of shares of Homology Common Stock).

(e) From and after the Effective Time, each of Homology and the Surviving Corporation, jointly and severally, shall pay all expenses, including reasonable fees, costs and expenses, including attorneys’ fees and disbursements in advance, that are incurred by the persons referred to in this Section 5.15 in connection with their enforcement of the rights provided to such persons in this Section 5.15.

(f) The provisions of this Section 5.15 are intended to be in addition to the rights otherwise available to the current and former officers and directors of Homology and Q32 by Law, charter, statute, bylaw or agreement, and shall operate for the benefit of, and shall be enforceable by, each of the D&O Indemnified Parties, their heirs and their Representatives.

(g) In the event Homology or the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of Homology or the Surviving Corporation, as the case may be, shall succeed to the obligations set forth in this Section 5.15. Homology shall cause the Surviving Corporation to perform all of the obligations of the Surviving Corporation under this Section 5.15.

5.16 Tax Matters.

(a) All transfer, documentary, sales, use, stamp, registration, excise, recording, registration value added and other such similar Taxes and fees (including any penalties and interest) that become payable by Q32 or Homology in connection with or by reason of the execution of this Agreement and the transactions contemplated hereby (collectively, “Transfer Taxes”) shall be borne and paid by Homology. The Person required by applicable law shall timely file any Tax Return or other document with respect to such Transfer Taxes.

(b) At the Closing, Q32 shall deliver to Homology a certificate pursuant to Treasury Regulations Sections 1.1445-2(c) and 1.897-2(h), together with a form of notice to the IRS in accordance with the requirements of Treasury Regulations Section 1.897-2(h), in each case, in form and substance reasonably acceptable to Homology; provided, however, that Homology’s only remedy for Q32’s failure to provide such form or certificate will be to withhold from the payments to be made pursuant to this Agreement any required withholding Tax under Section 1445 of the Code, and Q32’s failure to provide any such form or certificate will not be deemed to be a failure of the conditions set forth in Article VI to have been met.

(c) The parties intend that, for United States federal income tax purposes, the Merger will qualify for the Intended Tax Treatment. The Merger shall be reported by the parties for all Tax purposes in accordance with the foregoing, unless otherwise required by a Governmental Authority as a result of a “determination” within the meaning of Section 1313(a) of the Code. The parties shall cooperate with each other and their respective counsel to document and support the Tax treatment of the Merger as qualifying for the Intended Tax Treatment, including by taking the actions described on Section 5.16(c) of the Q32 Disclosure Schedule.

5.17 Listing. At or prior to the Effective Time, Homology shall use commercially reasonable efforts to (a) maintain a listing on Nasdaq until the Effective Time and, to the extent required by the rules and regulations of Nasdaq, obtain approval of the listing of the combined company on Nasdaq; (b) to the extent required by the rules and regulations of Nasdaq, prepare and submit to Nasdaq a notification form for the listing of the shares of Homology Common Stock to be issued in connection with the Contemplated Transactions and to cause such shares to be approved for listing; (c) prepare and timely submit to Nasdaq a notification form of the Nasdaq Reverse Split and to submit a copy of the amendment to Homology’s certificate of incorporation to effect the Nasdaq Reverse Split and other amendments contemplated by Section 2.4 certified by the Secretary of State of the State of Delaware, to Nasdaq on or before the Closing Date; and (d) to the extent required by Nasdaq Marketplace Rule 5110, assist Q32 in preparing and filing an initial listing application for the Homology Common Stock on Nasdaq (the “Nasdaq Listing Application”). The Party not filing the Nasdaq Listing Application will cooperate with the other Party as reasonably requested by such filing Party with respect to the Nasdaq Listing Application and promptly furnish to such filing Party all information concerning itself and its stockholders that may be required or reasonably requested in connection with any action contemplated by this Section 5.17.

5.18 Legends. Homology shall be entitled to place appropriate legends on the book entries and/or certificates evidencing any shares of Homology Common Stock to be received in the Merger by equityholders of Q32 who may be considered “affiliates” of Homology for purposes of Rules 144 and 145 under the Securities Act reflecting the restrictions set forth in Rules 144 and 145 and to issue appropriate stop transfer instructions to the transfer agent for Homology Common Stock.

5.19 Officers and Directors.

(a) Directors and Officers of Homology.

(i) Homology shall cause, effective as of the Effective Time, the Homology Board to consist of nine (9) individuals, which shall consist of (A) seven (7) members selected by the Q32 Board (each, a “Q32 Designee”) and (B) two (2) members selected by the Homology Board as set forth on Section 5.19(a)(i) of the Homology Disclosure Schedule (each, a “Homology Designee”). Q32 shall deliver a notice to Homology identifying each of the Q32 Designees at least three (3) Business Days prior to the Closing Date. If any Q32 Designee or Homology Designee is unable or unwilling to serve as director of Homology, the Party appointing such Person shall designate a successor.

(ii) Homology shall cause the directors and officers of Homology listed on Section 5.19(a)(ii) of the Homology Disclosure Schedule to sign written resignations in forms reasonably satisfactory to Q32, dated on or before the Closing Date and effective as of the Effective Time.

(iii) Immediately following the Effective Time, Homology shall take all necessary action to appoint the officers of Q32 to become the equivalent officers of Homology until the earlier of their resignation or removal or until their respective successors are duly elected or appointed and qualified, as the case may be.

(b) Directors and Officers of the Surviving Corporation.

(i) The Parties shall take all actions necessary (A) so that from and after the Effective Time, the Surviving Corporation’s board of directors shall be constituted with those members as set forth on Section 5.19(b) of the Homology Disclosure Schedule and (B) to secure the resignations of the existing members of the committees of the Surviving Corporation, if any.

(ii) The Parties shall take all actions necessary so that the officers of Q32 immediately prior to the Effective Time shall, from and after the Effective Time, be the officers of the Surviving Corporation, until the earlier of their resignation or removal or until their respective successors are duly elected or appointed and qualified, as the case may be.

(iii) On the Closing Date, the Surviving Corporation shall enter into customary indemnification agreements reasonably satisfactory to Q32 with each individual to be appointed to, or serving on, the board of directors of the Surviving Corporation upon the Closing, which indemnification agreements shall continue to be effective following the Closing.

5.20 Termination of Certain Agreements and Rights. Q32 shall cause any stockholder agreements, voting agreements, registration rights agreements, co-sale agreements and any other similar Contracts between Q32 and any holders of Q32 Capital Stock, including any such Contract granting any Person investor rights, rights of first refusal, registration rights or director registration rights to be terminated immediately prior to the Effective Time, without any liability being imposed on the part of Homology or the Surviving Corporation.

5.21 Section 16 Matters. Prior to the Effective Time, Homology shall take all such steps as may be required to cause any acquisitions of Homology Common Stock and any options to purchase Homology Common Stock in connection with the Contemplated Transactions, by each individual who is reasonably expected to become subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Homology, to be exempt under Rule 16b-3 promulgated under the Exchange Act.

5.22 Allocation Certificate. Q32 will prepare and deliver to Homology at least two (2) Business Days prior to the Closing Date a certificate signed by an executive officer of Q32 in a form reasonably acceptable to Homology setting forth (as of immediately prior to the Effective Time) (a) each holder of Q32 Capital Stock, (b) such holder’s name and address, (c) the number and type of Q32 Capital Stock held as of the Closing Date for each such holder and (d) the number of shares of Homology Common Stock to be issued to such holder pursuant to this Agreement in respect of the Q32 Capital Stock held by such holder as of immediately prior to the Effective Time, and (e) each investor in the Concurrent Financing, the total investment to be made by such investor in the Concurrent Financing, the percentage of the Concurrent Financing Proceeds represented by such stockholder’s investment in the Concurrent Financing, and the number of shares of Homology Common Stock to be issued to such holder pursuant to this Agreement (the “Allocation Certificate”). For the avoidance of doubt, the Allocation Certificate shall be prepared in good faith, in accordance with the Organizational Documents of Q32 and contracts applicable to Q32 Capital Stock, Q32 Options and Q32 Warrants], and shall show each holder’s percentage ownership interest in Q32 on a fully diluted basis.

5.23 Nasdaq Reverse Split. Homology shall submit to Homology’s stockholders at the Homology Stockholder Meeting the Reverse Stock Split Proposal, and the Parties shall take such other actions as shall be reasonably necessary to effectuate the Nasdaq Reverse Split.

5.24 Obligations of Merger Sub. Homology will take all action necessary to cause Merger Sub to perform its obligations under this Agreement and to consummate the Merger on the terms and conditions set forth in this Agreement.

5.25 Takeover Statutes. If any takeover statute is or may become applicable to the Contemplated Transactions, each of Q32, the Q32 Board, Homology and the Homology Board, as applicable, shall grant such approvals and take such actions as are necessary, to the extent permitted by Law, so that the Contemplated Transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise act to eliminate or minimize the effects of such statute or regulation on the Contemplated Transactions.

5.26 Stockholder Litigation. Each Party shall keep the other Party reasonably informed regarding any stockholder litigation against Homology or any of its directors relating to this Agreement or the Contemplated Transactions (“Transaction Litigation”). Prior to the Closing, Homology shall have the right to control the defense and settlement of any Transaction Litigation, but shall reasonably consult with Q32 and consider any advice from Q32 and its Representatives with respect to Transaction Litigation. Homology shall promptly advise Q32 of the initiation of, and shall keep Q32 reasonably apprised of any material developments in connection with, any such Transaction Litigation.

5.27 Concurrent Financing.

(a) Subject to the terms and conditions of this Agreement, Q32 shall use commercially reasonable efforts to obtain the Concurrent Financing on the terms and conditions described in the Subscription Agreement and satisfy the conditions to the Concurrent Financing as described in the Subscription Agreement and shall not permit any termination, amendment or modification to be made to, or any waiver of any provision under, or any replacement of, the Subscription Agreement if such termination, amendment, modification, waiver or replacement (i) reduces the aggregate amount of the Concurrent Financing or (ii) imposes new or additional conditions or otherwise expands, amends or modifies any of the conditions to the receipt of the Concurrent Financing, or otherwise expands, amends or modifies any other provision of the Subscription Agreement, in a manner that would reasonably be expected to (x) delay or prevent the funding of the Concurrent Financing (or satisfaction of the conditions to the Concurrent Financing) at or substantially simultaneously with the Closing or (y) adversely impact the ability of Q32 to enforce its rights against other parties to the Subscription Agreement. Q32 shall promptly deliver to Homology copies of any such termination, amendment, modification, waiver or replacement.

(b) Q32 shall use commercially reasonable efforts (i) to maintain in effect the Subscription Agreement, (ii) to enforce its rights under the Subscription Agreement and (iii) to comply with its obligations under the Subscription Agreement.

(c) Q32 shall give Homology prompt notice (i) of any breach or default by any party to the Subscription Agreement or definitive agreements related to the Concurrent Financing of which Q32 becomes aware, (ii) of the receipt of any written notice or other written communication from any Purchaser with respect to any (x) actual breach, default, termination or repudiation by any party to the Subscription Agreement or definitive agreements related to the Concurrent Financing of any provisions of the Subscription Agreement or definitive agreements related to the Concurrent Financing or (y) material dispute or disagreement relating to the Concurrent Financing with respect to the obligation to fund the Concurrent Financing at or substantially simultaneously with the Closing, and (iii) if at any time for any reason Q32 believes in good faith that it will not be able to obtain all or any portion of the Concurrent Financing on the terms and conditions, in the manner or from the sources contemplated by the Subscription Agreement or definitive agreements related to the Concurrent Financing. Q32 shall promptly provide information reasonably requested by Homology relating to the circumstances referred to in clauses (i), (ii) or (iii) of the immediately preceding sentence.

5.28 Homology Equity Plans.

(a) Prior to the effectiveness of the Form S-4, Homology will use commercially reasonable efforts to cause the Homology Board to adopt the 2024 Equity Incentive Plan, subject to the Closing and the approval of the stockholders of Homology prior to the Effective Time and effective as of the Effective Time, and at Q32’s expense, will include provisions in the Proxy Statement for the stockholders of Homology to approve the 2024 Equity Incentive Plan. Subject to the approval of the 2024 Equity Incentive Plan by the stockholders of Homology prior to the Effective Time, Homology shall file with the SEC, promptly after the Effective Time and at Q32’s expense, a registration statement on Form S-8 (or any successor form), if available for use by Homology, relating to the shares of Homology Common Stock issuable with respect to the 2024 Equity Incentive Plan.

(b) Prior to the effectiveness of the Form S-4, Homology will use commercially reasonable efforts to cause the Homology Board to adopt the 2024 ESPP, subject to the Closing and the approval of the stockholders of Homology prior to the Effective Time and effective as of the Effective Time, and at Q32’s expense, will include provisions in the Proxy Statement for the stockholders of Homology to approve the 2024 ESPP. Subject to the approval of the 2024 ESPP by the stockholders of Homology prior to the Effective Time, Homology shall file with the SEC, promptly after the Effective Time and at Q32’s expense, a registration statement on Form S-8 (or any successor form), if available for use by Homology, relating to the shares of Homology Common Stock issuable with respect to the 2024 ESPP.

(c) For the avoidance of doubt, approval of the 2024 Plans by the stockholders of Homology shall not be a condition to Closing.

5.29 Homology 401(k) Plan. Unless otherwise requested by Q32 in writing at least ten (10) Business Days prior to the Closing Date, the Homology Board or an authorized committee thereof shall take (or cause to be taken) all actions to adopt such resolutions as may be necessary or appropriate to terminate, effective no later than the day prior to the Closing Date but subject to the Closing, any Homology Employee Plan that contains a cash or deferred arrangement intended to qualify under Section 401(k) of the Code (a “Homology 401(k) Plan”). If Homology is required to terminate any Homology 401(k) Plan, then Homology shall provide to Q32 prior to the Closing Date written evidence of the adoption by the Homology Board or an authorized committee thereof of resolutions authorizing the termination of such Homology 401(k) Plan (the form and substance of which shall be subject to the reasonable prior review and approval of Q32, not to be unreasonably withheld, conditioned or delayed).

ARTICLE VI

CONDITIONS TO CONSUMMATION OF THE MERGER

6.1 Conditions Precedent to Obligations of Each Party. The obligations of each Party to effect the Merger and otherwise consummate the Contemplated Transactions are subject to the satisfaction or, to the extent permitted by applicable law, the written waiver by each of the Parties, at or prior to the Closing, of each of the following conditions:

(a) No temporary restraining order, preliminary or permanent injunction or other Order preventing the consummation of the Contemplated Transactions shall have been issued by any court of competent jurisdiction or other Governmental Authority of competent jurisdiction and remain in effect and there shall not be any Law which has the effect of making the consummation of the Contemplated Transactions illegal.

(b) Homology shall have obtained the Required Homology Stockholder Vote, and Q32 shall have obtained the Required Q32 Stockholder Vote.

(c) The approval of the listing of the additional shares of Homology Common Stock on Nasdaq shall have been obtained and the shares of Homology Common Stock to be issued in the Merger pursuant to this Agreement shall have been approved for listing (subject to official notice of issuance) on Nasdaq.

(d) The Subscription Agreement shall be in full force and effect and cash proceeds of not less than the Concurrent Investment Amount shall have been received by Homology, or will be received by Homology substantially simultaneously with the Closing, in connection with the consummation of the transactions contemplated by the Subscription Agreement.

(e) The Homology Lock-Up Agreements and Q32 Lock-Up Agreements will continue to be in full force and effect as of immediately following the Effective Time.

(f) The Registration Statement shall have become effective in accordance with the provisions of the Securities Act, and shall not be subject to any stop order or proceeding seeking a stop order with respect to such Registration Statement that has not been withdrawn.

(g) Q32 shall have effected the Q32 Preferred Stock Conversion.

6.2 Conditions Precedent to Obligations of Q32. The obligations of Q32 to effect the Merger and otherwise consummate the Contemplated Transactions are subject to the satisfaction or, to the extent permitted by applicable law, the written waiver by Q32, at or prior to the Closing, of each of the following conditions:

(a) Each of the Homology Fundamental Representations shall have been true and correct in all respects as of the date of this Agreement and shall be true and correct in all material respects on and as of the Closing Date with the same force and effect as if made on and as of such date (except to the extent such representations and warranties are specifically made as of a particular date, in which case such representations and warranties shall be true and correct as of such date). The Homology Capitalization Representations shall have been true and correct in all respects as of the date of this Agreement and shall be true and correct on and as of the Closing Date with the same force and effect as if made on and as of such date, except, in each case, (x) for such inaccuracies which are de minimis, individually or in the aggregate or (y) for those representations and warranties which address matters only as of a particular date (which representations and warranties shall have been true and correct, subject to the qualifications as set forth in the preceding clause (x), as of such particular date). The representations and warranties of Homology and Merger Sub contained in this Agreement (other than the Homology Fundamental Representations and the Homology Capitalization Representations) shall have been true and correct in all respects as of the date of this Agreement and shall be true and correct on and as of the Closing Date with the same force and effect as if made on the Closing Date except (i) in each case, or in the aggregate, where the failure to be true and correct would not reasonably be expected to have a Homology Material Adverse Effect (without giving effect to any references therein to any Homology Material Adverse Effect or other materiality qualifications), (ii) where the failure to be true and correct as of the Closing Date is the result of (a) a Legacy Asset Disposition or (b) abandonment of or failure to file, prosecute or maintain any Abandoned Homology Legacy IP Rights (provided that this clause (ii) shall not cover any liability related to Legacy IP Rights (e.g., liability for infringement) that remains with the Company following Closing or (iii) for those representations and warranties which address matters only as of a particular date (which representations shall have been true and correct, subject to the qualifications as set forth in the preceding clause (i) and (ii), as of such particular date) (it being understood that, for purposes of determining the accuracy of such representations and warranties, any update of or modification to the Homology Disclosure Schedule made or purported to have been made after the date of this Agreement shall be disregarded).

(b) Homology and Merger Sub shall have performed or complied in all material respects with all covenants and agreements required to be performed or complied with by them under this Agreement at or prior to the Closing Date.

(c) A Homology Material Adverse Effect shall not have occurred since the date of this Agreement and be continuing.

(d) Homology shall have delivered to Q32 a certificate (the “Homology Closing Certificate”), dated the Closing Date and signed by an executive officer of Homology, certifying to the effect that the conditions set forth in Sections 6.2(a) and 6.2(b) have been satisfied.

6.3 Conditions Precedent to Obligations of Homology. The obligations of Homology and Merger Sub to effect the Merger and otherwise consummate the Contemplated Transactions are subject to the satisfaction or, to the extent permitted by applicable law, the written waiver by Homology, at or prior to the Closing, of each of the following conditions:

(a) Each of the Q32 Fundamental Representations shall have been true and correct in all respects as of the date of this Agreement and shall be true and correct in all material respects on and as of the Closing Date with the same force and effect as if made on and as of such date (except to the extent such representations and warranties are specifically made as of a particular date, in which case such representations and warranties shall be true and correct as of such date). The Q32 Capitalization Representations shall have been true and correct in all respects as of the date of this Agreement and shall be true and correct on and as of the Closing Date with the same force and effect as if made on and as of such date, except, in each case, (x) for such inaccuracies which are de minimis, individually or in the aggregate or (y) for those representations and warranties which address matters only as of a particular date (which representations and warranties shall have been true and correct, subject to the qualifications as set forth in the preceding clause (x), as of such particular date). The representations and warranties of Q32 contained in this Agreement (other than the Q32 Fundamental Representations and the Q32 Capitalization Representations) shall have been true and correct in all respects as of the date of this Agreement and shall be true and correct on and as of the Closing Date with the same force and effect as if made on the Closing Date except (i) in each case, or in the aggregate, where the failure to be so true and correct would not reasonably be expected to have a Q32 Material Adverse Effect (without giving effect to any references therein to any Q32 Material Adverse Effect or other materiality qualifications) or (ii) for those representations and warranties which address matters only as of a particular date (which representations shall have been true and correct, subject to the qualifications as set forth in the preceding clause (a), as of such particular date) (it being understood that, for purposes of determining the accuracy of such representations and warranties, any update of or modification to the Q32 Disclosure Schedule made or purported to have been made after the date of this Agreement shall be disregarded).

(b) Q32 shall have performed and complied in all material respects with all covenants and agreements required to be performed or complied with by it under this Agreement at or prior to the Closing Date.

(c) A Q32 Material Adverse Effect shall not have occurred since the date of this Agreement and be continuing.

(d) Q32 shall have delivered to Homology a certificate (the “Q32 Closing Certificate”), dated the Closing Date and signed by an executive officer of Q32, certifying to the effect that (i) the conditions set forth in Sections 6.3(a), 6.3(b) and 6.3(c) have been satisfied and (ii) the information set forth in the Allocation Certificate delivered by Q32 in accordance with Section 5.22 is true and accurate in all respects as of the Closing Date.

6.4 Frustration of Closing Conditions. Neither Homology nor Merger Sub may rely on the failure of any conditions set forth in Sections 6.1 or 6.3 to be satisfied if the primary cause of such failure was the failure of Homology or Merger Sub to perform any of its obligations under this Agreement. Q32 may not rely on the failure of any conditions set forth in Sections 6.1 or 6.2 to be satisfied if the primary cause of such failure was the failure of Q32 to perform any of its obligations under this Agreement.

ARTICLE VII

CLOSING DELIVERIES

7.1 Closing Deliveries of Q32. The obligations of Homology and Merger Sub to effect the Merger and otherwise consummate the Contemplated Transactions are subject to Homology receiving the following documents, each of which shall be in full force and effect, or the written waiver by Homology of delivery:

(a) the Q32 Stockholder Written Consents;

(b) the Allocation Certificate; and

(c) the Q32 Closing Certificate.

7.2 Closing Deliveries of Homology. The obligations of Q32 to effect the Merger and otherwise consummate the Contemplated Transactions are subject to Q32 receiving the following documents, each of which shall be in full force and effect, or the written waiver by Q32 of delivery:

(a) the Homology Net Cash Schedule;

(b) the Homology Closing Certificate;

(c) subject to Section 2.5, the executed CVR Agreement; and

(d) written resignations in forms satisfactory to Q32, dated as of the Closing Date and effective as of the Closing executed by the officers and directors of Homology who are not to continue as officers or directors of Homology pursuant to Section 5.19 hereof.

ARTICLE VIII

TERMINATION

8.1 Termination. This Agreement may be terminated, and the Merger and the Contemplated Transactions may be abandoned at any time prior to the Effective Time, whether before or (subject to the terms hereof) after approval of the Homology Stockholder Matters by Homology’s stockholders, unless otherwise specified below:

(a) by mutual written consent of Homology and Q32;

(b) by either Homology and Q32 if the Merger shall not have been consummated by May 16, 2024 (subject to possible extension as provided in this Section 8.1(b), the “Outside Date”); provided, however, that the right to terminate this Agreement under this Section 8.1(b) shall not be available to Homology or Q32 if such Party’s action or failure to act has been a principal cause of the failure of the Merger to occur on or before the Outside Date and such action or failure to act constitutes a breach of this Agreement, provided, further, however, that, in the event that the SEC has not declared effective under the Securities Act the Registration Statement by the date which is twenty-five (25) days prior to the Outside Date, then either Homology or Q32 shall be entitled to extend the Outside Date for an additional ninety (90) days;

(c) by either Homology and Q32 if a court of competent jurisdiction or other Governmental Authority shall have issued a final and nonappealable Order, or shall have taken any other action, having the effect of permanently restraining, enjoining or otherwise prohibiting the Contemplated Transactions;

(d) by Homology if the Required Q32 Stockholder Vote shall not have been obtained and evidence thereof delivered to Homology within fifteen (15) days of the Registration Statement becoming effective in accordance with the provisions of the Securities Act; provided, however, that once the Required Q32 Stockholder Vote has been obtained, Homology may not terminate this Agreement pursuant to this Section 8.1(d);

(e) by either Homology or Q32 if (i) the Homology Stockholder Meeting (including any adjournments and postponements thereof) shall have been held and completed and Homology’s stockholders shall have taken a final vote on the Homology Stockholder Matters and (ii) the Homology Stockholder Matters shall not have been approved at the Homology Stockholder Meeting (or at any adjournment or postponement thereof) by the Required Homology Stockholder Vote;

(f) by Q32 (at any time prior to the approval of the Homology Stockholder Matters by the Required Homology Stockholder Vote) if a Homology Triggering Event shall have occurred;

(g) by Homology (at any time prior to the adoption of this Agreement and the approval of the Contemplated Transactions by the Required Q32 Stockholder Vote) if a Q32 Triggering Event shall have occurred;

(h) by Q32, upon a breach of any representation, warranty, covenant or agreement set forth in this Agreement by Homology or Merger Sub or if any representation or warranty of Homology or Merger Sub shall have become inaccurate, in either case, such that the conditions set forth in Section 6.2(a) or Section 6.2(b) would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become inaccurate; provided that Q32 is not then in material breach of any representation, warranty, covenant or agreement under this Agreement; provided, further, that if such inaccuracy in Homology’s or Merger Sub’s representations and warranties or breach by Homology or Merger Sub is curable by Homology or Merger Sub, then this Agreement shall not terminate pursuant to this Section 8.1(h) as a result of such particular breach or inaccuracy until the expiration of a 30-day period commencing upon delivery of written notice from Q32 to

Homology or Merger Sub of such breach or inaccuracy and its intention to terminate pursuant to this Section 8.1(h) (it being understood that this Agreement shall not terminate pursuant to this Section 8.1(h) as a result of such particular breach or inaccuracy if such breach by Homology or Merger Sub is cured prior to such termination becoming effective); or

(i) by Homology, upon a breach of any representation, warranty, covenant or agreement set forth in this Agreement by Q32 or if any representation or warranty of Q32 shall have become inaccurate, in either case, such that the conditions set forth in Section 6.3(a) or Section 6.3(b) would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become inaccurate; provided that Homology is not then in material breach of any representation, warranty, covenant or agreement under this Agreement; provided, further, that if such inaccuracy in Q32’s representations and warranties or breach by Q32 is curable by Q32 then this Agreement shall not terminate pursuant to this Section 8.1(i) as a result of such particular breach or inaccuracy until the expiration of a 30-day period commencing upon delivery of written notice from Homology to Q32 of such breach or inaccuracy and its intention to terminate pursuant to this Section 8.1(i) (it being understood that this Agreement shall not terminate pursuant to this Section 8.1(i) as a result of such particular breach or inaccuracy if such breach by Q32 is cured prior to such termination becoming effective).

The Party desiring to terminate this Agreement pursuant to this Section 8.1 (other than pursuant to Section 8.1(a)) shall give a notice of such termination to the other Party specifying the provisions hereof pursuant to which such termination is made and the basis therefor described in reasonable detail.

8.2 Effect of Termination. In the event of the termination of this Agreement as provided in Section 8.1, this Agreement shall be of no further force or effect; provided, however, that (a) this Section 8.2, Section 8.3, and Article IX shall survive the termination of this Agreement and shall remain in full force and effect and (b) the termination of this Agreement and the provisions of Section 8.3 shall not relieve any Party of any liability for fraud or for any willful and material breach of any representation, warranty, covenant, obligation or other provision contained in this Agreement.

8.3 Expenses; Termination Fees.

(a) Except as set forth in this Section 8.3 all fees and expenses incurred in connection with this Agreement and the Contemplated Transactions shall be paid by the Party incurring such expenses, whether or not the Merger is consummated; provided, however, that (i) Homology and Q32 shall pay the costs and expenses incurred in relation to the filings by the Parties under any antitrust Law applicable to this Agreement and the transactions contemplated hereby, and (ii) Homology and Q32 shall share equally all fees and expenses incurred in relation to the printing and filing with the SEC of the Registration Statement (including any financial statements and exhibits) and any amendments or supplements thereto and paid to a financial printer or the SEC.

(b) If (i) this Agreement is terminated by Homology or Q32 pursuant to Section 8.1(b), (ii) at any time after the date of this Agreement and prior to the Homology Stockholder Meeting an Acquisition Proposal with respect to Homology shall have been publicly announced, disclosed or otherwise communicated to the Homology Board (and shall not have been withdrawn) and (iii) within twelve (12) months after the date of such termination, Homology enters into a definitive agreement with respect to a Subsequent Transaction or consummates a Subsequent Transaction, then Homology shall pay to Q32, within four (4) Business Days after termination (or, if applicable, upon such entry into a definitive agreement and/or consummation of a Subsequent Transaction), a nonrefundable fee in an amount equal to $2,400,000.

(c) If this Agreement is terminated by Q32 pursuant to Section 8.1(f), then Homology shall pay to Q32 within four (4) Business Days after termination, a nonrefundable fee in an amount equal to $2,400,000.

(d) If this Agreement is terminated by Homology pursuant to Section 8.1(d) or Section 8.1(g), then Q32 shall pay to Homology, within four (4) Business Days after termination, a nonrefundable fee in an amount equal to $5,850,000.

(e) If either Party fails to pay when due any amount payable by it under this Section 8.3, then (i) such Party shall reimburse the other Party for reasonable costs and expenses (including reasonable fees and disbursements of counsel) incurred in connection with the collection of such overdue amount and the enforcement by the other Party of its rights under this Section 8.3 and (ii) such Party shall pay to the other Party interest on such overdue amount (for the period commencing as of the date such overdue amount was originally required to be paid and ending on the date such overdue amount is actually paid to the other Party in full) at a rate per annum equal to the “prime rate” (as announced by Bank of America or any successor thereto) in effect on the date such overdue amount was originally required to be paid plus three percent.

(f) The Parties agree that, subject to Section 8.2, the payment of the fees and expenses set forth in this Section 8.3 shall be the sole and exclusive remedy of each Party following a termination of this Agreement under the circumstances described in this Section 8.3 that result in the payment of such fees, it being understood that in no event shall either Homology or Q32 be required to pay the individual fees or damages payable pursuant to this Section 8.3 on more than one occasion. Subject to Section 8.2, following the termination of this Agreement under the circumstances described in this Section 8.3 and the payment of the fees set forth in this Section 8.3 by a Party, (i) such Party shall have no further liability to the other Party in connection with or arising out of this Agreement or the termination thereof, any breach of this Agreement by the other Party giving rise to such termination, or the failure of the Contemplated Transactions to be consummated, (ii) no other Party or their respective Affiliates shall be entitled to bring or maintain any other claim, action or proceeding against such Party or seek to obtain any recovery, judgment or damages of any kind against such Party (or any partner, member, stockholder, director, officer, employee, Subsidiary, affiliate, agent or other representative of such Party) in connection with or arising out of this Agreement or the termination thereof, any breach by such Party giving rise to such termination or the failure of the Contemplated Transactions to be consummated and (iii) all other Parties and their respective Affiliates shall be precluded from any other remedy against such Party and its Affiliates, at law or in equity or otherwise, in connection with or arising out of this Agreement or the termination thereof, any breach by such Party giving rise to such termination or the failure of the Contemplated Transactions to be consummated. Each of the Parties acknowledges that (x) the agreements contained in this Section 8.3 are an integral part of the Contemplated Transactions, (y) without these agreements, the Parties would not enter into this Agreement and (z) any amount payable pursuant to this Section 8.3 is not a penalty, but rather is liquidated damages in a reasonable amount that will compensate the Parties in the circumstances in which such amount is payable.

ARTICLE IX

GENERAL PROVISIONS

9.1 Non-Survival of Representations and Warranties. The representations and warranties of Q32, Homology and Merger Sub contained in this Agreement or any certificate or instrument delivered pursuant to this Agreement shall terminate at the Effective Time, and only the covenants that by their terms survive the Effective Time and this Article IX shall survive the Effective Time.

9.2 Amendment. This Agreement may be amended with the approval of the respective boards of directors of Q32, Merger Sub and Homology at any time (whether before or after obtaining the Required Q32 Stockholder Vote and the Required Homology Stockholder Vote); provided, however, that after any such approval of this Agreement by a Party’s stockholders or members, no amendment shall be made which by Law requires further approval of such stockholders or members without the further approval of such stockholders or members. This Agreement may not be amended except by an instrument in writing signed on behalf of each of Q32, Merger Sub and Homology.

9.3 Waiver.

(a) Any provision hereof may be waived by the waiving Party solely on such Party’s own behalf, without the consent of any other Party. No failure on the part of any Party to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any Party in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy.

(b) No Party shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such Party and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

9.4 Entire Agreement; Counterparts; Exchanges by Electronic Transmission or Facsimile. This Agreement and the other schedules, exhibits, certificates, instruments and agreements referred to in this Agreement constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among or between any of the Parties with respect to the subject matter hereof and thereof; provided, however, that the Confidentiality Agreement shall not be superseded and shall remain in full force and effect in accordance with its terms. This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument. The exchange of a fully executed Agreement (in counterparts or otherwise) by all Parties by facsimile or electronic transmission in PDF format shall be sufficient to bind the Parties to the terms and conditions of this Agreement.

9.5 Applicable Law; Jurisdiction. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws. In any action or proceeding between any of the Parties arising out of or relating to this Agreement or any of the Contemplated Transactions, each of the Parties: irrevocably and unconditionally (a) consents and submits to the exclusive jurisdiction and venue of the Court of Chancery of the State of Delaware or, to the extent such court does not have subject matter jurisdiction, the Superior Court of the State of Delaware or the United States District Court for the District of Delaware, (b) agrees that all claims in respect of such action or proceeding shall be heard and determined exclusively in accordance with clause (a) of this Section 9.5, (c) waives any objection to laying venue in any such action or proceeding in such courts, (d) waives any objection that such courts are an inconvenient forum or do not have jurisdiction over any Party, (e) agrees that service of process upon such Party in any such action or proceeding shall be effective if notice is given in accordance with Section 9.7 of this Agreement and (f) irrevocably and unconditionally waives the right to trial by jury.

9.6 Assignability. This Agreement shall be binding upon, and shall be enforceable by and inure solely to the benefit of, the Parties and their respective successors and permitted assigns; provided, however, that neither this Agreement nor any of a Party’s rights or obligations hereunder may be assigned or delegated by such Party without the prior written consent of the other Party, and any attempted assignment or delegation of this Agreement or any of such rights or obligations by such Party without the other Party’s prior written consent shall be void and of no effect.

9.7 Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly delivered and received hereunder (a) one (1) Business Day after being sent for next Business Day delivery, fees prepaid, via a reputable international overnight courier service, (b) upon delivery in the case of delivery by hand or (c) on the date delivered in the place of delivery if sent by email or facsimile (with a written or electronic confirmation of delivery) prior to 6:00 p.m. New York City time, otherwise on the next succeeding Business Day, in each case to the intended recipient as set forth below:

if to Homology or Merger Sub:

Homology Medicines, Inc.

One Patriots Park

Bedford, MA 01730

Attention: Paul Alloway

Email: [***]

with a copy to (which shall not constitute notice):

Latham & Watkins LLP

200 Clarendon Street

Boston, MA 02116

Attention: Peter Handrinos; Leah Sauter

Email: [***]

if to Q32:

Q32 Bio Inc.

830 Winter St.

Waltham, MA 02451

Attention: Jodie Morrison

Email: [***]

with a copy to (which shall not constitute notice):

Goodwin Procter LLP

100 Northern Avenue

Boston, MA 02210

Attention: John T. Haggerty; Jacqueline Mercier; Tevia K. Pollard

Email: [***]

9.8 Cooperation. Each Party agrees to cooperate fully with the other Party and to execute and deliver such further documents, certificates, agreements and instruments and to take such other actions as may be reasonably requested by the other Party to evidence or reflect the Contemplated Transactions and to carry out the intent and purposes of this Agreement.

9.9 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions of this Agreement or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If a final judgment of a court of competent jurisdiction declares that any term or provision of this Agreement is invalid or unenforceable, the Parties agree that the court making such determination shall have the power to limit such term or provision, to delete specific words or phrases or to replace such term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be valid and enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the Parties agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term or provision.

9.10 Other Remedies; Specific Performance. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a Party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such Party, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy. The Parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms (including failing to take such actions as are required of it hereunder to consummate this Agreement) or were otherwise breached. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity, and each of the Parties waives any bond, surety or other security that might be required of any other Party with respect thereto. Each of the Parties further agrees that it will not oppose the granting of an injunction, specific performance or other equitable relief on the basis that any other Party has an adequate remedy at law or that any award of specific performance is not an appropriate remedy for any reason at law or in equity.

9.11 No Third-Party Beneficiaries.

Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person (other than the Parties and the D&O Indemnified Parties to the extent of their respective rights pursuant to Section 5.15) any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date first above written.

HOMOLOGY MEDICINES, INC.

By:	/s/ Albert Seymour
Name: Albert Seymour
Title: President and Chief Executive Officer

KENOBI MERGER SUB, INC.

By:	/s/ Paul Alloway
Name: Paul Alloway
Title: President

Q32 BIO INC.

By:	/s/ Jodie Morrison
Name: Jodie Morrison
Title: Chief Executive Officer

[Signature Page to Merger Agreement]

Exhibit A

Form of Homology Stockholder Support Agreement

[Intentionally Omitted]

Exhibit B

Form of Q32 Stockholder Support Agreement

[Intentionally Omitted]

Exhibit C

Form of Homology Lock-Up Agreement

[Intentionally Omitted]

Exhibit D

Form of Q32 Lock-Up Agreement

[Intentionally Omitted]

Exhibit E

Form of CVR Agreement

[Intentionally Omitted]